     As filed with the Securities and Exchange Commission on May 14, 1999.

                                                       Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------

                              MUZAK HOLDINGS LLC
            (Exact name of registrant as specified in its charter)

         Delaware                    7389                    04-3433730
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                         MUZAK HOLDINGS FINANCE CORP.

         Delaware                    7389                    04-3433728
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                         2901 Third Avenue, Suite 400
                               Seattle, WA 98121
                           Telephone: (206) 633-3000
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                ---------------

                                William A. Boyd
                         2901 Third Avenue, Suite 400
                               Seattle, WA 98121
                           Telephone: (206) 633-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                               Laurie T. Gunther
                               Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                           Telephone: (312) 861-2000

                                ---------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                           Proposed
                                            Proposed       maximum
 Title of each class of       Amount        maximum       aggregate      Amount of
    securities to be          to be      offering price    offering     registration
       registered           registered    per unit(1)      price(1)         fee
------------------------------------------------------------------------------------
 Series B 13% Senior
  Discount Notes due
  2010..................   $75,000,000      53.3285%     $39,996,000     $11,118.89
------------------------------------------------------------------------------------

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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

                                ---------------

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this Prospectus is not complete and may be       +
+changed. We may not sell these notes until the registration statement filed   +
+with the Securities and Exchange Commission and any applicable State          +
+securities commission becomes effective. This Prospectus is not an offer to + +sell these notes, and it is not seeking an offer to buy these notes in any +
+State where the offer or sale is not permitted.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION; DATED           , 1999

PROSPECTUS

Exchange Offer for

$75,000,000
13% Senior Discount Notes due 2010
of Muzak Holdings LLC and Muzak Holdings Finance Corp.

                          Terms of the Exchange Offer

 . We are offering to
  exchange the notes that
  we sold in a private
  offering for new              . We will not receive any
  registered exchange             proceeds from the
  notes.                          exchange offer.


 . The exchange offer            . The terms of the notes to
  expires 5:00 p.m., New          be issued are identical
  York City time,         ,       to the outstanding notes,
  1999, unless extended.          except for the transfer
                                  restrictions and
                                  registration rights
                                  relating to the
                                  outstanding notes.

 . You may withdraw your
  tender of notes any time
  before the expiration of
  the exchange offer.


                                . This exchange offer is
 . We will exchange all            subject to customary
  outstanding notes that          conditions, which we may
  you validly tender and do       waive.
  not validly withdraw.


                                . Our subsidiaries will not
 . We believe that the             guarantee the notes.
  exchange of notes will
  not be a taxable exchange
  for U.S. federal income
  tax purposes.

                                . There is no existing
                                  market for the exchange
                                  notes and we do not
                                  intend to apply for their
                                  listing on any securities
                                  exchange.

  We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

  You should carefully consider the risks described beginning on page 11 before tendering your notes.

  Neither the Securities and Exchange Commission nor any State securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1

Risk Factors.............................................................  11

The Merger and the Acquisition Transactions..............................  22

The Exchange Offer.......................................................  23

Use of Proceeds..........................................................  31

Capitalization...........................................................  32

Unaudited Pro Forma Financial Data.......................................  34

Selected Historical Financial and Other Data.............................  38

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  41

Business.................................................................  50

Management...............................................................  62

Certain Relationships and Related Transactions...........................  67

Security Ownership of Certain Beneficial Owners and Management...........  70

LLC Agreements...........................................................  72

Description of the Senior Credit Facility................................  73

Description of the Notes.................................................  77

Exchange Offer; Registration Rights...................................... 115

Certain United States Federal Income Tax Considerations.................. 117

Plan of Distribution..................................................... 122

Legal Matters............................................................ 123

Experts.................................................................. 123

Additional Information................................................... 123

Index to Consolidated Financial Statements............................... F-1

                               PROSPECTUS SUMMARY

   The following summary contains basic information about the exchange offer. It likely does not contain all the information that is important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire document and the documents we have referred you to.

                                  The Company

Overview

   Muzak is the world's leading provider of business music programming. Together with our independent affiliates, we have nationwide coverage to serve our clients. We offer three products. Our core product is Audio ArchitectureSM, and we offer two complementary products, Audio Marketing and Video Imaging.

   Audio Architecture is business music programming designed to enhance a client's brand image. Our staff of in-house audio architects analyzes a variety of music to develop and maintain 60 core music programs in 10 genres ranging from current top-of-the-charts hits to jazz, classic rock, urban, country, Latin, classical music and others. Our Audio Marketing product provides telephone on-hold and in-store messages for more than 17,000 client locations. We have also introduced Video Imaging, which we believe is the most widely used in-store video product in the U.S.

   We complete our clients' business music experience by designing and installing sound and intercom systems, telephone on-hold and in-store messaging and video systems at their locations and providing after-sale services and enhancements to those systems, which we sell or lease to our customers.

Our Clients

   We provide music to numerous types of businesses including specialty retailers, restaurants, department stores, supermarkets, drug stores, financial institutions, hotels, golf clubs, health and fitness centers, business offices, manufacturing facilities, medical centers and HMOs, among others. Approximately 70% of our client base is comprised of local clients and the remaining 30% is comprised of national and regional chains. Our national clients include The Gap, Barnes & Noble, McDonald's, Staples, Kinko's, Sunglass Hut, Burger King, Taco Bell, Nordstrom, Citibank, Travelers and Prudential, among many others. Our regional clients include A&P, Kroger, Rite Aid, Kaiser Permanente, PetsMart, Dillards and Wells Fargo, among many others.

Operating Strengths

   We believe the following attributes have helped us become the world's leading provider of business music programming:

  . market leadership;

  . nationwide installation and service presence;

  . large and diverse client base;

  . attractive economics;

  . long-term contracts with recurring revenue and a low churn rate;

  . the demand-based nature of capital expenditures;

  . unique product offerings; and

  . an experienced management team.


Business Strategy

   Our strategy is to increase monthly recurring revenue and cash flow by concentrating on our Audio Architecture, Audio Marketing and Video Imaging products. Our business strategy focuses on:

  . concentrating on our core competency of assisting clients in enhancing their brand images through planned programs of music and video;

  . increasing United States market penetration;

  . capitalizing on changes in our sales and marketing strategy; and

  . pursuing acquisitions.

The Merger and Other Acquisitions

   ABRY Broadcast Partners III, L.P. formed Audio Communications Network, LLC in 1998 to acquire Muzak independent affiliate territories. Before the merger with Muzak Limited Partnership, Audio Communications Network, LLC acquired:

  . eight independent affiliate territories from Audio Communications
    Network, Inc. in 1998;

  . Business Sound, Inc., the Muzak independent affiliate for the New
    Orleans, Louisiana and Mobile, Alabama areas on January 15, 1999; and

  . Electro Systems Corporation, the Muzak independent affiliate located in Panama City, Florida on February 24, 1999.

   In 1998, Muzak Limited Partnership acquired certain assets and liabilities of Music Technologies, Inc., which was a national provider of business music.

   On March 18, 1999, concurrently with our initial offering, Muzak Limited Partnership merged with and into Audio Communications Network, LLC which changed its name to Muzak LLC in the merger.

   On the same day, we acquired the assets of Capstar Broadcasting Corporation's Muzak independent affiliate territories located in Atlanta, Albany and Macon, Georgia and Ft. Myers, Florida in exchange for voting membership units of our parent company and cash.

   On May 3, 1999, we acquired the Muzak independent affiliate territory located in Omaha, Nebraska from Capstar.

Sponsors

   As of May 3, 1999, as a result of investments made in connection with the merger and other acquisitions and investments made by management after the merger, the approximate beneficial ownership of our parent company's voting membership units was as follows:

  . two private equity funds of ABRY Partners, Inc., ABRY Broadcast Partners
    III, L.P and ABRY Broadcast Partners II, L.P., owned 73.2%;

  . Capstar Broadcasting owned 22.9%; and

  . our management owned 3.2%.

The Initial Offering

   On March 18, 1999, we issued $75,000,000 aggregate principal amount at maturity of 13% Senior Notes due 2010 to CIBC Oppenheimer Corp. and Goldman, Sachs & Co. in a private offering. These initial purchasers sold the notes to institutional investors in transactions exempt from the registration requirements of the Securities Act of 1933.

   When we issued the existing notes, we entered into a Registration Rights Agreement in which we agreed to file a registration statement by June 1, 1999 and to use our reasonable best efforts to have the registration statement declared effective by August 15, 1999.

The Exchange Offer

   We are offering to exchange $75,000,000 principal amount at maturity of 13% senior subordinated notes which have been registered under the Securities Act of 1933 for the existing notes which we issued in March 1999.

   The exchange notes are substantially identical to the existing notes, except that some of the transfer restrictions and registration rights relating to the existing notes do not apply to the exchange notes. You may tender your existing notes by following the procedures described in this prospectus under the heading "The Exchange Offer."

 Expiration Date

   The exchange offer will expire at 5:00 p.m., New York City time, on     ,
1999, unless we extend it.

 Withdrawal Rights

   You may withdraw your tender of your notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

 Conditions of the Exchange Offer

   The exchange offer is subject to customary conditions, which we may waive. Please read "The

Exchange Offer--Conditions" section of this prospectus for more information regarding conditions of the exchange offer.

 Procedures for Tendering Your Notes

   If you are a holder of existing notes and wish to accept the exchange offer, you must either:

  . complete, sign and date the accompanying Letter of Transmittal, or a facsimile of that letter and deliver the documentation, together with your existing notes, to the exchange agent at the address shown under "The Exchange Offer--Exchange Agent;" or

  . arrange for The Depository Trust Company to transmit the required information to the exchange agent for this exchange offer in connection with a book-entry transfer.

   By tendering your notes in this manner, you will be representing, among other things, that:

  . you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

  . you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

  . you are not an "affiliate" of our company.

 Tax Considerations

   We do not believe that your exchange of existing notes for exchange notes in the exchange offer will result in any gain or loss to you for federal income tax purposes. See the "Certain United States Federal Income Tax Consequences" section of this prospectus.

 Consequences of Failure to Exchange

   Existing notes that are not tendered, or that are tendered but not accepted, will continue to be subject to the existing transfer restrictions on those notes after the exchange offer. We will have no further obligation to register the existing notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

 Procedures for Beneficial Owners

   If you are the beneficial owner of existing notes registered in the name of a broker, dealer or other nominee and you wish to tender your notes, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.

 Guaranteed Delivery Procedures

   If you wish to tender your existing notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes according to the guaranteed delivery procedures. See "The Exchange Offer--Guaranteed Delivery Procedures."

 Acceptance of Initial Notes; Delivery of Exchange Notes

   Subject to certain conditions, we will accept existing notes which are properly tendered in the exchange offer and not withdrawn, before 5:00 p.m., New York City time, on the expiration date of the exchange offer. The exchange notes will be delivered as promptly as practicable following the expiration date.

 Exchange Agent

   State Street Bank and Trust Company is the exchange agent for the exchange offer.

Summary of the Exchange Notes

 Securities Offered

   $75,000,000 aggregate principal amount at maturity ($39,996,375 in accreted value on the issue date) of 13% senior discount notes due 2010. The terms of the exchange notes and the existing notes are identical in all material respects, except that certain transfer restrictions and registration rights relating to the existing notes do not apply to the exchange notes. In addition, the interest rate on the existing notes will increase if we do not meet certain deadlines in connection with the exchange offer. See "The Exchange Offer-- Purpose and Effect of the

Exchange Offer" section of this prospectus for a discussion of the payment of increased interest.

 Maturity Date

   March 15, 2010.

 Yield and Interest

   Cash interest will not accrue on the exchange notes until March 15, 2004. The principal amount represented by each exchange note will accrete from $533.285 to $1,000 during the period from the issue date to March 15, 2004. Thereafter, cash interest on the exchange notes will accrue at a rate of 13% per annum and will be payable in arrears on March 15 and September 15 of each year, commencing on September 15, 2004.

 Original Issue Discount

   For U.S. federal income tax purposes, the exchange notes will be treated as having been issued with "original issue discount" equal to the difference between the issue price of the exchange notes and the sum of all cash payments (whether denominated as principal or interest) to be made thereon. Each U.S. holder of an exchange note must include as gross income for U.S. federal income tax purposes a portion of such original issue discount for each day during each taxable year in which an exchange note and an existing note is held even though cash interest payments will not be received prior to September 15, 2004. See "Certain United States Federal Income Tax Considerations."

 Security and Ranking

   The exchange notes will not be secured by any collateral.

   The exchange notes will be our general unsecured obligations and will rank equal in right of payment to all of our unsubordinated debt.

   Our subsidiaries will not guarantee the exchange notes. Since we are a holding company and we conduct our business through subsidiaries, the exchange notes will be effectively subordinated to all debt and other liabilities (including trade payables) of our subsidiaries. Therefore, if we default, your right to payment under the exchange notes will be junior to the rights of holders of the debt of our subsidiaries. In addition, the assets of our subsidiaries will not be available to satisfy our obligations under the exchange notes except under limited circumstances.

   We estimate that, as of December 31, 1998, on a pro forma basis, Holdings would have had approximately $40.0 million of debt and Holdings' subsidiaries would have had approximately $260.4 million of debt.

 Subordination of the Notes

   Although you will be free to exercise your rights and remedies against Holdings, you will be bound under the indenture governing the Notes, so long as any Obligations under of the senior credit facility remain outstanding, by standstill provisions prohibiting you from initiating or intervening in an insolvency proceeding of the Company. Such provisions will also specifically prohibit you from seeking a substantive consolidation of the Company.

   In addition, the indenture governing the exchange notes will contain subordination provisions to the effect that, in the event of a substantive consolidation of the Company, Holdings and/or Muzak Holdings Finance, you (i) will not be entitled to receive any cash or other payments in respect of the exchange notes or any Obligations under the exchange notes, the registration rights agreement or the indenture related thereto until all obligations under the senior credit facility have been indefeasibly paid in full in cash and (ii) will be required to turn over to the lenders under the senior credit facility any payments received in violation of such provisions.

 Optional Redemption

   Except in the case of certain equity offerings by us, we cannot choose to redeem the exchange notes prior to March 15, 2004.

   At any time after that date (which may be more than once), we can choose to redeem some or all of the exchange notes at certain specified prices, plus accrued interest.

 Optional Redemption after Equity Offerings

   At any time (which may be more than once) before March 15, 2002, we can choose to buy back up to 35% of the aggregate principal amount at maturity of the exchange notes with money that we raise in one or more equity offerings, as long as:

  . we pay a redemption price equal to 113% of the accreted value of the Notes bought;

  . we buy the exchange notes back within 60 days of completing the equity offering; and

  . at least 65% of the aggregate principal amount at maturity of the exchange notes originally issued remain outstanding afterwards.

 Change of Control Offer

   If we experience a change in control, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their accreted value, plus accrued interest.

   We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

  . we might not have enough funds at that time; or

  . the terms of our other debt may prevent us from paying.

 Asset Sale Proceeds

   We may have to use the cash proceeds from selling assets to offer to buy back exchange notes at 100% of their accreted value, plus accrued interest.

 Indenture Provisions

   The indenture governing the exchange notes will limit what we (and most or all of our subsidiaries) may do. The provisions of the indenture will limit our ability to:

  . incur more debt;

  . pay dividends and make distributions;

  . issue stock of subsidiaries;

  . make certain investments;

  . repurchase stock;

  . create liens;

  . enter into transactions with affiliates;

  . enter into sale-leaseback transactions;

  . receive guarantees on our other indebtedness from our subsidiaries;

  . merge or consolidate; and

  . transfer and sell assets.

   These covenants are subject to a number of important exceptions.

   For more complete information about the exchange notes, see the "Description of the Notes" section of this prospectus.

                                 Use of Proceeds

   We will not receive any cash proceeds from the issuance of the exchange notes.

                           Forward Looking Statements

   Some of the information contained in this prospectus, including information with respect to our plans and strategy for our business and its financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

                           Principal Executive Office

   Our headquarters are located at 2901 Third Avenue, Suite 400, Seattle, Washington 98121. Our telephone number is 206-633-3000.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

   The tables on pages 8 and 9 have been prepared by Muzak Holdings LLC and are based on the historical financial statements of Audio Communications LLC, Audio Communications Network, Inc., Muzak Limited Partnership, the independent affiliate territories located in Atlanta, Albany and Macon, Georgia and Ft. Myers, Florida contributed by Capstar Broadcasting, Business Sound, Music Technologies, the independent affiliate located in Omaha contributed by Capstar Broadcasting and Electro Systems and the assumptions and adjustments described in the accompanying notes.

   The summary unaudited pro forma financial data (a) give effect to the merger and completed acquisitions as if they had occurred on January 1, 1998, (b) do not purport to represent what Muzak Holdings' results of operations or financial position actually would have been if the merger and completed acquisitions had occurred as of the date indicated or what such results of operations or financial position will be for future periods and (c) do not give effect to certain non-recurring charges or cost savings expected to result from the merger and completed acquisitions, although they are included in "Other financial data" on the following page.

   Management believes that the summary unaudited pro forma financial data is a meaningful presentation because Muzak Holdings had only a partial year of operations as of December 31, 1998, and because its ability to satisfy debt and other obligations is dependent upon cash flow from the merger and completed acquisitions. The following information is qualified by reference to and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Selected Historical Financial and Other Data" and the audited financial statements and the respective notes thereto included elsewhere in this prospectus.

   Prior to March 18, 1999, the Capstar Broadcasting affiliates, excluding the Omaha affiliate, operated as part of Capstar Broadcasting and the affiliate operated as part of Triathlon Broadcasting Company. The tables following this page set forth selected historical carve-out financial data for the Capstar Broadcasting Muzak affiliates and the Muzak affiliate in Omaha. The historical carve-out financial data presented on the following pages reflect periods during which neither the Capstar Broadcasting Muzak affiliates nor the Muzak affiliate in Omaha operated as an independent company and, accordingly, certain allocations were made in preparing such carve-out financial data. Therefore, such carve-out financial data may not reflect the results of operations or the financial condition which would have resulted if the Capstar Broadcasting Muzak affiliates or the Muzak affiliate in Omaha had operated as a separate independent company during such periods, and are not necessarily indicative of the future results of operations or financial position of the Capstar Broadcasting Muzak affiliates or the Muzak affiliate in Omaha.

   Prior to December 31, 1998, the assets and liabilities acquired from Music Technologies operated as part of Music Technologies. The historical carve-out financial data presented on the following pages reflect periods during which the assets and liabilities acquired from Music Technologies did not operate as an independent company and, accordingly, certain allocations were made in preparing such carve-out financial data. Therefore, such carve-out financial data may not reflect the results of operations or the financial condition which would have resulted if these assets and liabilities had operated as a separate independent company and are not necessarily indicative of the future results of operations or financial position of these assets and liabilities.

   As you review the information contained in the tables on pages 8 and 9, you should note the following:

    . Selling, general and administrative expenses. These expenses for Muzak
      Limited Partnership include non-cash compensation expense incurred in conjunction with stock options granted by Muzak Limited Partnership of approximately $2,217,000 for the three months ended December 31, 1998 and $750,000 for the year ended December 31, 1998.

    . Interest expense. Our interest expense includes amortization of deferred financing costs related to the merger and other completed acquisitions equal to $1.2 million for the three months ended December 31, 1998 and $0.3 million for the year ended December 31, 1998.

    . Pro forma EBITDA. Represents net income before interest, income taxes, depreciation and amortization, gain on sale of assets, other income/(expense) and certain non-cash expenses. Pro forma EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or cash flow as a measure of liquidity, as determined in accordance with generally accepted accounting principles, known as GAAP. However, management believes that pro forma EBITDA is a meaningful measure of performance and that it is commonly used in similar industries to analyze and compare companies on the basis of operating performance, leverage and liquidity.

    . Adjusted pro forma EBITDA. Adjusted pro forma EBITDA represents pro forma EBITDA adjusted for non-recurring or eliminated costs and expenses. See "Pro Forma Operating Results-- Managment's Discussion and Analysis" for detail on the adjustments. Represents pro forma EBITDA adjusted for non-recurring or eliminated costs and expenses. Adjusted pro forma EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or cash flow as a measure of liquidity, as determined in accordance with GAAP. However, management believes that Adjusted pro forma EBITDA is a meaningful measure of performance but understands that it is not necessarily comparable to similarly titled amounts of other companies.

    . Adjusted pro forma EBITDA margin. Represents Adjusted pro forma EBITDA as a percentage of revenues.

    . Ratio of total debt to Adjusted pro forma EBITDA. Represents total pro forma debt outstanding (excluding $2.4 million of debt described in note 7 below) (as of December 31, 1998) divided by an amount equal to Adjusted pro forma EBITDA (for the three months ended December 31, 1998) multiplied by four and reflects the calculation under the terms of the indenture governing the exchange notes in determining Holdings' ability to incur additional debt.

    . Total debt. Excludes $2.4 million of debt of Electro Systems that is non-recourse to Holdings, Electro Systems will be an unrestricted subsidiary under the indenture governing the exchange notes.

                SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA AS OF
           AND FOR THE YEAR AND THREE MONTHS ENDED DECEMBER 31, 1998
                             (dollars in thousands)

                                                        Unaudited Pro Forma
                                                     --------------------------
                                                     For the year For the three
                                                        ended     months ended
                                                     December 31, December 31,
                                                         1998         1998
                                                     ------------ -------------
Statement of operations data
Revenues............................................   $138,584     $ 36,334
Cost of sales.......................................     58,078       14,726
                                                       --------     --------
  Gross profit......................................     80,506       21,608
Selling, general and administrative.................     48,289       13,242
Depreciation and amortization.......................     34,732        8,683
                                                       --------     --------
Operating (loss) income.............................     (2,515)        (317)
Interest expense, net...............................    (30,806)      (7,701)
Other income (expense), net.........................         48          (73)
                                                       --------     --------
Net loss............................................   $(33,273)    $ (8,091)
                                                       ========     ========
Other financial data
Pro forma EBITDA....................................   $ 34,434     $  9,116
Adjusted pro forma EBITDA...........................     40,086       10,385
Adjusted pro forma EBITDA margin....................       28.9%        28.6%
Ratio of total debt to Adjusted pro forma EBITDA....                     7.2x
Balance sheet data (end of period)
Total assets.....................................................   $400,826
Total debt.......................................................    298,046
Members' interest................................................     65,380


                                                 see notes on the following page

           SUMMARY UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS DATA
             FOR THE YEAR AND THREE MONTHS ENDED DECEMBER 31, 1998
                             (dollars in thousands)

                               Period from  Period from
                                October 7,  January 1,
                                   1998        1998
                                 through      through                                                           Year ended
                               December 31, October 6,                                                         December 31,
                                   1998        1998         Year ended December 31, 1998                           1998
                               ------------ ----------- --------------------------------------                 ------------
                                                                  Georgia and
                                                                    Florida
                                                Old       Old       Capstar        Other          Pro Forma     Unaudited
                                 ACN (1)      ACN (1)    Muzak    Affiliates  Acquisitions (2) Adjustments (3)  Pro Forma
                               ------------ ----------- --------  ----------- ---------------- --------------- ------------
Revenues....................     $ 5,914      $18,917   $ 99,748    $9,845         $7,669         $ (3,509)      $138,584
Cost of sales...............       2,556        8,206     42,509     3,970          4,384           (3,547)        58,078
                                 -------      -------   --------    ------         ------         --------       --------
 Gross profit...............       3,358       10,711     57,239     5,875          3,285               38         80,506
Selling, general and
 administrative ............       1,794        7,245     36,536     3,349          2,711           (3,346)        48,289
Depreciation and
 amortization...............       1,683        4,372     21,563     1,931            713            4,470         34,732
                                 -------      -------   --------    ------         ------         --------       --------
Operating (loss) income.....        (119)        (906)      (860)      595           (139)          (1,086)        (2,515)
Interest expense, net.......      (1,033)      (2,520)   (10,992)      (30)          (397)         (15,834)       (30,806)
Other income (expense), net..          5           (2)      (137)        1             17              164             48
                                 -------      -------   --------    ------         ------         --------       --------
Net (loss) income...........     $(1,147)     $(3,428)  $(11,989)   $  566         $ (519)        $(16,756)      $(33,273)
                                 =======      =======   ========    ======         ======         ========       ========

  ----------------------------------------------------------------------------------------------------------------

                               Period from  Period from
                                October 7,  October 1,
                                   1998        1998                                                            Three months
                                 through      through                                                             ended
                               December 31, October 6,              Three months                               December 31,
                                   1998        1998            ended December 31, 1998                             1998
                               ------------ ----------- --------------------------------------                 ------------
                                                                  Georgia and
                                                                    Florida
                                                Old       Old       Capstar        Other          Pro Forma     Unaudited
                                 ACN (1)      ACN (1)    Muzak    Affiliates  Acquisitions (2) Adjustments (3)  Pro Forma
                               ------------ ----------- --------  ----------- ---------------- --------------- ------------
Revenues....................     $ 5,914      $   325   $ 27,082    $2,528         $1,773         $ (1,288)      $ 36,334
Cost of sales...............       2,556           88     11,119     1,057            918           (1,012)        14,726
                                 -------      -------   --------    ------         ------         --------       --------
 Gross profit...............       3,358          237     15,963     1,471            855             (276)        21,608
Selling, general and
 administrative ............       1,794          120     11,153       911            714           (1,450)        13,242
Depreciation and
 amortization...............       1,683           94      6,484       477            156             (211)         8,683
                                 -------      -------   --------    ------         ------         --------       --------
Operating (loss) income.....        (119)          23     (1,674)       83            (15)           1,385           (317)
Interest expense, net.......      (1,033)         (54)    (3,050)       (8)           (85)          (3,471)        (7,701)
Other income (expense),
 net........................           5          --        (241)       (2)             4              161            (73)
                                 -------      -------   --------    ------         ------         --------       --------
Net (loss) income...........     $(1,147)     $   (31)  $ (4,965)   $   73         $  (96)        $ (1,925)      $ (8,091)
                                 =======      =======   ========    ======         ======         ========       ========

                                                 see notes on the following page

     NOTES TO THE SUMMARY UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS DATA
             FOR THE YEAR AND THREE MONTHS ENDED DECEMBER 31, 1998

(1) Audio Communications Network, LLC acquired the Old ACN Assets on October 7, 1998. Prior to the acquisition, Audio Communications Network, LLC had no operations.

(2) Includes the unaudited historical results of operations of Business Sound, the assets and liabilities of Music Technologies, the affiliate and Electro Systems.

(3) The pro forma adjustments represent those adjustments necessary to present the operating results of Muzak Holdings as if the merger and the completed acquisitions occurred on January 1, 1998. These adjustments include the following:

   . reflecting the unaudited historical results of operations for the acquisitions consummated by Muzak Limited Partnership during the year ended December 31, 1998, as if these acquisitions occurred on January 1, 1998,

   . eliminating the unaudited historical results of operations for the year ended December 31, 1998 of EAIC Corp., a formerly wholly owned subsidiary of Muzak Limited Partnership. The spin-off of EAIC Corp. was completed prior to the consummation of the merger.

   . conforming the accounting policy for sales commissions of Muzak Limited
     Partnership with that of Audio Communications Network, LLC,

   . eliminating intercompany revenues and cost of sales (primarily for royalty fees and equipment sales) for transactions between (i) Muzak Limited Partnership and (ii) Audio Communications Network, LLC and the entities acquired by Audio Communications Network, LLC,

   . eliminating certain costs not assumed in the acquisition from Music
     Technologies and seller transaction costs related to the sales of Audio Communications Network, Inc. and Muzak Limited Partnership,

   . adjusting depreciation and amortization expense due to the excess of fair value over historical cost generated from the merger and the completed acquisitions, and

   . increasing interest expense as a result of debt incurred in connection with the merger and the completed acquisitions.

                                  RISK FACTORS

   You should carefully consider the following factors when you evaluate tendering your notes in the exchange offer.

Holders of existing notes who fail to exchange their notes may be unable to resell their notes.

   We did not register the existing notes under the federal or any state securities laws, nor do we intend to register them following the exchange offer. As a result, the exchange notes may only be transferred in limited circumstances under the securities laws. If the holders of existing notes do not exchange their notes in the exchange offer, they lose their right to have their notes registered under the federal securities laws, subject to certain limitations. As a result, a holder of existing notes after the exchange offer may be unable to sell their notes.

Your notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

   The exchange notes will be issued to you in exchange for your notes only after timely receipt by the exchange agent of:

    . your notes; and

    . a properly completed and executed Letter of Transmittal and all other required documentation; or

    . a book-entry delivery by transmittal of an agent's message through The Depository Trust Company.

   If you want to tender your notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery.

   None of the exchange agent nor any of the issuers or any of their affiliates are under any duty to give you notification of defects or irregularities with respect to tenders of existing notes for exchange. Existing notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to their existing transfer restrictions. In addition, if you tender your notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the federal securities laws in connection with any resale transaction. For additional information, please refer to "The Exchange Offer" and "Plan of Distribution" sections of this prospectus.

Our substantial debt could make us unable to make payments on the notes and could adversely affect our financial health.

   We have now and, after the offering, will continue to have a significant amount of debt. The following chart shows certain important credit statistics and is presented assuming we had completed the merger and the completed acquisitions as of December 31, 1998 and applied the proceeds as intended:

                                                            At December 31, 1998
                                                                 Pro Forma
                                                            --------------------
                                                               (in millions)
Total debt.................................................        $300.4
Members' interest..........................................          65.4
Debt to equity ratio.......................................           4.6x

   Our substantial debt could have important consequences to you. For example, it could:

    . make it more difficult for us to satisfy our obligations with respect to the exchange notes;

    . limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

    . require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

    . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    . place us at a competitive disadvantage compared to our competitors that have less debt;

    . increase our vulnerability to general adverse economic and industry conditions; and

    . limit, along with the financial and other restrictive covenants in our debt, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

   A portion of our debt, including debt to be incurred under our credit facility, bears interest at variable rates. An increase in the interest rates on our debt will reduce the funds available to repay the exchange notes and our other debt and for operations and future business opportunities and will intensify the consequences of our leveraged capital structure.

   See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations --Pro Forma Liquidity and Capital Resources," "Description of the Notes -- Change of Control Offer" and "Description of Certain Debt."

Our ability to incur additional debt in the future could increase the risks facing the holders of exchange notes.

   We may be able to incur substantial additional debt in the future. The terms of the indenture and the Senior Subordinated Note indenture do not fully prohibit us or our subsidiaries from doing so. Our credit facility would permit additional borrowing of approximately $31.6 million after completion of the offering. In addition, prior to December 31, 2000, we may request lenders to commit to additional loans of up to $50 million under a second revolving credit facility. The indenture also permits us to incur certain additional debt which may be senior and which may be secured debt. The addition of further debt to our current debt levels could intensify the leverage related risks that we now face. See "Capitalization," "Selected Historical Financial and Other Data," "Description of the Notes --Change of Control Offer" and "Description of Certain Debt."

The issuers have no operations and will rely on dividends from their subsidiaries to pay amounts due on the exchange notes.

   Muzak Holdings is a holding company and does not have any operations or assets other than ownership of the Company. As a result, the exchange notes are effectively subordinated to all existing and future liabilities of its subsidiaries, including debt under our senior credit facility and the Senior Subordinated Notes. Claims of creditors of our subsidiaries, including general trade creditors, will generally have priority over holders of the exchange notes as to the assets of our subsidiaries. Additionally, any right of Muzak Holdings to receive assets of any of its subsidiaries upon such subsidiary's liquidation or reorganization will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent, if any, that Muzak Holdings itself is recognized as a creditor of such subsidiary, in which case the claims of Muzak Holdings would still be subordinate to the claims of such creditors who hold security in the assets of such subsidiary to the extent of such assets and to the claims of such creditors who hold indebtedness of such subsidiary senior to that held by Muzak Holdings. As of December 31, 1998, on a pro forma basis, the aggregate amount of the liabilities of Muzak Holdings' subsidiaries as to which holders of the exchange notes would be effectively subordinated was approximately $260.4 million. Muzak Holdings' subsidiaries may incur additional debt in the future and the exchange notes will be effectively subordinated to such debt.

   We will rely on dividends and other advances and transfers of funds from our subsidiaries to provide the funds necessary to make payments on the exchange notes. Our subsidiaries' ability to pay such dividends and make such advances and transfers will be subject to applicable state laws restricting the payment of dividends, and to restrictions in our credit facility and the Senior Subordinated Note indenture and other agreements governing debt of our subsidiaries.

   The Company is a party to a credit facility that imposes substantial restrictions, including the satisfaction of certain financial conditions, on the Company's ability to make distributions to Muzak Holdings. The ability of the Company to comply with such conditions in the credit facility may be affected by events that are beyond the control of Muzak Holdings. If the maturity of loans under the credit facility were to be accelerated, all indebtedness outstanding thereunder would be required to be paid in full before the Company would be permitted to distribute any assets or cash to Muzak Holdings. In addition, certain remedies available to the lenders under the credit facility could constitute events of default under the indenture governing the exchange notes and so cause acceleration of the exchange notes. In such circumstances there can be no assurance that the assets of the Company would be sufficient to repay all of such outstanding debt and then to make distributions to Muzak Holdings to enable Muzak Holdings to meet its obligations under the indenture. Future borrowings by the Company can also be expected to contain restrictions or prohibitions on distributions by the Company to Muzak Holdings. In addition, all of Muzak Holdings' interests in the Company will be pledged by Muzak Holdings as collateral under our credit facility. Therefore, if Muzak Holdings were unable to pay the accreted value or principal or interest on the exchange notes, the ability of the holders of the exchange notes to proceed against the member interests of the Company to satisfy such amounts would be subject to the prior satisfaction in full of all amounts owing under our credit facility. Any action to proceed against such interests by or on behalf of the holders of exchange notes would constitute an event of default under our credit facility entitling the lenders thereunder to declare all amounts owing thereunder to be immediately due and payable, which event would in turn constitute an event of default under the Senior Subordinated Notes indenture, entitling the holders of the Senior Subordinated Notes to declare the principal and accrued interest on the Senior Subordinated Notes to be immediately due and payable. In addition, as secured creditors, the lenders under our credit facility would control the disposition and sale of the Company interests after an event of default under our credit facility and would not be legally required to take into account the interests of unsecured creditors of Muzak Holdings, such as the holders of the exchange notes, with respect to any such disposition or sale. There can be no assurance that the assets of Muzak Holdings after the satisfaction of claims of its secured creditors would be sufficient to satisfy any amounts owing with respect the exchange notes.

Lenders under our credit facility will get paid before the holders of exchange notes in some situations.

   The indenture governing the exchange notes will contain an agreement for the benefit of the lenders under the credit facility which will provide that the holders of the exchange notes, while free to exercise their rights and remedies against Muzak Holdings, will be bound, for so long as any obligations under the credit facility are outstanding, by standstill provisions prohibiting the holders of the Notes from initiating or intervening in an insolvency proceeding of the Company. Such provisions will also specifically prohibit the holders of the Notes from seeking a substantive consolidation of the Company, Muzak Holdings and/or Muzak Holdings Finance. The indenture will also contain subordination provisions to the effect that, in the event of a substantive consolidation of the Company, Muzak Holdings and/or Muzak Holdings Finance, the holders of the exchange notes (i) will not be entitled to receive any cash or other payments in respect of the exchange notes, any obligations under the exchange notes, the registration rights agreement or the indenture related thereto until obligations under the credit facility have been indefeasibly paid in full in cash and (ii) will be required to turn over to the lenders under the credit facility any payments received in violation of such provisions.

We may not have sufficient earnings to make payments on your notes in the future.

   Our ability to make payments on and to refinance our debt, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   Based on our current level of operations and anticipated operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs for at least the next few years.

   We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our debt, including the exchange notes, or to fund our other liquidity needs. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional equity capital or restructure or refinance all or a portion of our debt, including the exchange notes on or before maturity. We cannot assure you that we can accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of certain existing indebtedness such as the exchange notes and our credit facility and other future indebtedness may limit our ability to pursue any of these alternatives.

You may be taxed on income from the exchange notes before you receive cash payments of that income.

   The exchange notes will be issued at a substantial discount from their principal amount at maturity. Consequently, holders of the exchange notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the Notes of the purchase, ownership and disposition of the exchange notes.

We may be unable to deduct some of our interest payments on the exchange notes.

   Although the law is unclear in certain respects and the issue is therefore not free from doubt, the Notes should, to a significant extent, constitute "applicable high yield discount obligations", known as AHYDOs, for federal income tax purposes. A proportion of the exchange notes equal to the proportion of the membership interests of Holdings held by a C corporation would constitute AHYDOs if (i) the yield to maturity on the exchange notes is equal to or greater than the sum of the relevant applicable federal rate, known as the "AFR", in effect for the month in which the exchange notes are issued (for March 1999, the AFR is 5.23%, assuming semi-annual compounding) plus five percentage points and (ii) the exchange notes bear significant original issue discount ("original issue discount"). A debt instrument bears significant original issue discount for this purpose if, as of the close of any accrual period ending more than five years after issuance, the total amount of income includible by a holder with respect to the debt instrument exceeds the sum of
(a) interest paid to the holder (in cash or, generally, in property other than debt instruments or stock of the issuer or a related person) and (b) an amount equal to the issue price of the debt instrument multiplied by its yield to maturity. Should any portion of the exchange notes be AHYDOs, Holdings would not be entitled to claim a deduction for original issue discount that accrues with respect to such portion of the Notes until amounts attributable to such original issue discount are actually paid. In addition, to the extent that the yield to maturity of the exchange notes exceeded the sum of the AFR plus six percentage points (the "non-deductible portion"), any deduction that is attributable to the non-deductible portion would be permanently disallowed. While not free from doubt, to the extent the non-deductible portion of original issue discount would have been treated as a dividend if it had been distributed with respect to stock of the corporate member of Muzak Holdings, it would be treated as a dividend for purposes of the rules relating to the dividends received deduction for corporate holders.

   If the exchange notes, to some extent, are treated as AHYDOs for federal income tax purposes, then interest deductions of Muzak Holdings will be deferred or permanently disallowed, as described above. Such a deferral or disallowance of deductions would have the effect of increasing taxable income (or reducing taxable losses) allocable to some or all of the members of Muzak Holdings. This in turn could increase (depending upon the results of the operations of Muzak Holdings and its subsidiaries without regard to such interest deductions) or accelerate the distributions Muzak Holdings must make to its members in respect of the taxes of the members, as provided in the Muzak Holdings LLC Agreement. Such distributions are permitted distributions under the terms of the indenture.

   See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the exchange notes of the purchase, ownership and disposition of the exchange notes.

If there is a bankruptcy case against the issuers, the principal amount of your exchange notes may be limited.

   If a bankruptcy case is commenced by or against either of the issuers under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the exchange notes, the claim of a holder of exchange notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the exchange notes as set forth on the cover page hereof and
(ii) the original issue discount that is not deemed to constitute "unmatured interest" for the purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would likely constitute "unmatured interest."

Our net losses from operations and working capital deficit may continue.

   Muzak Limited Partnership had net losses attributable to general and limited partners of approximately $11.7 million, $13.8 million and $12.6 million for the years ended December 31, 1996, 1997 and 1998, respectively. Audio Communications Network, Inc. had net losses of approximately $0.5 million and $1.4 million for the years ended December 31, 1996 and 1997, respectively, and had net losses from operations of approximately $3.4 million for the period of January 1, 1998 through October 6, 1998. Audio Communications Network, LLC had net losses of $1.1 million for the period of October 7, 1998 through December 31, 1998. During these periods, Muzak Limited Partnership and Audio Communications Network, Inc. were highly leveraged. Muzak Limited Partnership's losses resulted primarily from interest payments on acquisition financing, accelerated amortization of income-producing contracts acquired through acquisitions, other related acquisition and financing costs and depreciation and amortization. In addition to the reasons stated above, Muzak Limited Partnership expects that it will continue to incur net losses in the future, in part because of non-cash compensation charges relating to the vesting of employee stock options in connection with the Transactions and fees and expenses incurred in connection with the merger and completed acquisitions. Audio Communications Network, Inc.'s losses resulted primarily from interest payments on acquisition financing and depreciation and amortization. We cannot assure you that we will generate net profits from operations. Muzak Limited Partnership had a working capital deficit of $7.1 million at December 31, 1998. Audio Communications Network, Inc. had a working capital deficit of $1.7 million as of October 6, 1998. Audio Communications Network, LLC had a working capital deficit of $41.7 million as of December 31, 1998 (which includes the ABRY Subordinated Note of $40.8 million plus interest, which is to be repaid concurrently with the consummation of the merger). We cannot assure you that we will have positive working capital in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --General."


The terms of our debt impose operational and financial restrictions on our company.

   Our credit facility, the indenture and the Senior Subordinated Notes indenture will contain various provisions that limit our management's discretion by restricting the ability of the Company and Muzak Holdings to:

     .incur additional debt;

     .pay dividends and make other distributions;

     .make investments and other restricted payments;

     .enter into sale and leaseback transactions;

     .incur liens;

     .engage in mergers, acquisitions and asset sales;

     .enter into transactions with affiliates;

     .make capital expenditures;

     .amend or otherwise alter debt and other material agreements; and

     .alter the business we conduct.

   The credit facility also requires us to meet certain financial ratios. If we do not comply with the restrictions in our credit facility, the indenture, the Senior Subordinated Notes indenture, or any other financing agreement, a default may occur. This default may allow our creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to provide us with further funds. See "Description of Certain Debt."

Our ability to purchase your notes on a change of control may be limited.

   If we undergo a change of control, as defined later in this prospectus under the heading "Description of the Notes -- Change of Control Offer", we may need to refinance large amounts of our debt, including the Notes, the Senior Subordinated Notes and our credit facility. If a change of control occurs, we must offer to buy back your exchange notes for a price equal to 101% of the accreted value, plus interest that has accrued but has not been paid as of the repurchase date. We cannot assure you that we will have sufficient funds available to make the required repurchases of the exchange notes in that event, or that we will have sufficient funds to pay our other debts. In addition, our credit facility will prohibit us from repurchasing the exchange notes after a change of control until we have repaid in full our debt under the credit facility and the Senior Subordinated exchange notes indenture restricts the Company's availability to us until we have made a change of control offer. If we fail to repurchase the Senior Subordinated Notes or the exchange notes upon a change of control, we will be in default under both the exchange notes and our credit facility. Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event. These repurchase requirements may delay or make it harder for others to obtain control of the Company. See "Description of the Notes -- Change of Control Offer" and "Description of Certain Debt."

We are dependent on satellite delivery capabilities of third parties.

   We transmit our 60 core music programs via direct broadcast satellite to clients from transponders located primarily on satellites from two companies. There are a limited number of satellites with orbital positions suitable for direct broadcast satellite transmission of our signals and a limited number of available transponders on those satellites. Satellite transponders receive signals, translate signal frequencies and transmit signals to receiving satellite dish antennas. We lease transponder capacity primarily from Microspace Communications Corporation and EchoStar Satellite Corporation. See "Business--Distribution--Microspace and EchoStar Agreements."

   Prior to May 1998, we transmitted music to many clients from transponders located on PanAmSat's Galaxy IV satellite. On May 19, 1998, all services on Galaxy IV were permanently lost when the satellite ceased communicating to uplink stations throughout the United States. As a result of the Galaxy IV failure, on May 20, 1998, we began transmitting from transponders located on the Galaxy IIIR satellite, which required repointing of satellite dishes at approximately 100,000 client locations. We estimate that our costs for satellite dish repointing were approximately $2.1 million. We cannot assure you that any such event will not occur in the future, or that the satellites we use will remain in operation through their projected useful lives. If such an event were to occur or if our current transponder lessors were unable to provide us with transponder services, we would have to seek alternative transponder or satellite facilities. However, alternative facilities may not be available on a timely or cost-effective basis, may be available only on a satellite that is not positioned as favorably as our current satellites or may require a change in the frequency currently used to transmit and receive our signal. If we are required to enter into new transponder lease agreements, we cannot assure you that we will be able to do so on terms as favorable as those in our current agreements. If we were required to use alternate satellite facilities, we would incur additional expenditures. Our ability to serve our client base could degrade. Either of these events could have a material adverse effect on our financial condition and results of operations. In July 1998, we purchased insurance that provides up to $5.0 million of coverage for increased costs and lost revenue in the event of satellite failure. Such coverage does not cover year 2000 related satellite failures. See the risk factor relating to the Year 2000 issue and "Business -- Distribution Systems."

We may be unable to complete acquisitions or integrate acquired businesses.

   As part of our long-term strategy, we will seek to acquire providers of music, audio marketing and video services to businesses at attractive prices. We cannot assure you that we will have sufficient capital resources to continue to pursue acquisitions. We cannot assure you that we will successfully identify, complete or integrate additional acquisitions, or that the acquired businesses will perform as expected or contribute significant revenues or profits to us. We may face increased competition for acquisition opportunities, which may inhibit our ability to consummate suitable acquisitions on terms favorable to us.

Our results of operations may be adversely affected by the terms of our license agreement with EAIC Corp.

   In connection with our sale of certain digitized music samples to EAIC Corp., a Delaware corporation we entered into a license agreement with EAIC in July, 1998. Under the terms of this EAIC license agreement, for a period of 20 years, we cannot own, manage, operate or control any business that provides:
(a) music or certain other data to music retailers or on the Internet to generate sales of music; (b) music for use on customers' web sites; or (c) music for the production of individually customized CDs, DVDs or any similar digital based media by consumers. We cannot assure you that these restrictions will not have a material adverse effect on our financial condition and results of operations.

We may be subject to claims relating to assets that we transferred to EAIC.

   In 1996, we began providing digitized music samples and images used by retailers to sell music. We sold our library of these digitized music samples and images to EAIC in 1998. Certain aspects of copyright law with respect to use of such materials are not yet settled, industry customs dealing with such materials have not fully emerged and it is unclear what, if any, consents or rights companies must secure with music licensors, including the American Society of Composers, Authors and Publishers, known as ASCAP, and Broadcast Music, Inc.) known as BMI, music publishers and music record companies, to create and use such materials on the Internet or otherwise. We cannot assure you that we will not be subject to claims by music licensors or others alleging breach of contract or copyright infringement with respect to the use of such materials.

We may not be able to achieve all our anticipated benefits from our amended affiliate agreement.

   We recently introduced an amendment to our agreement with our independent affiliates. The amendment provides us and our independent affiliates with more attractive financial terms for each new national client, better coordination for the installation and service of national account locations and among other things, the inclusion of the Audio Marketing and Video Imaging products in the product exclusivity provisions. See "Business -- Nationwide Affiliate
Network -- Independent Affiliate Agreement Terms." The amendment must be executed by each independent affiliate in order to be effective with respect to such independent affiliate. If all of our independent affiliates do not execute the amendment, we will not be able to fully realize the benefits of the amendment.

The controlling equityholder of our company may have interests that conflict with your interests.

   The ABRY Funds, as beneficial owners, control 73.2% of the membership interests of Holdings, and Holdings is the sole member of the Company. The ABRY Funds can therefore direct Muzak Holdings' policies and those of the Company, and can select a majority of our managers and directors. The interests of the ABRY Funds and their affiliates and the members of our management may conflict with the interests of the noteholders.

   The ABRY Funds and their affiliates make controlling investments in media businesses and businesses that support or enhance media properties. The ABRY Funds, their affiliates and members of management, may at any time own controlling or non-controlling interests in media and related businesses other than through Muzak, some of which may compete with Muzak. The ABRY Funds and their affiliates other than Muzak and members of Muzak's management may identify, pursue and consummate acquisitions of media businesses that would be complementary to the business of Muzak. If this were to occur, such acquisition opportunities would not be available to Muzak.

   Certain changes in the ABRY Funds' beneficial ownership interest in us would constitute a change of control under the indenture and a "change in control" under our credit facility and under our other agreements and obligations. Any change of control could result in an event of default or otherwise require us to make an immediate payment under such agreements and obligations.

You should not expect the co-issuer of the exchange notes to participate in making payments on the notes.

   Muzak Holdings Finance is a wholly-owned subsidiary of Holdings that was incorporated for the sole purpose of serving as a co-issuer of the Notes in order to accommodate the issuance of the Notes by Holdings. Muzak Holdings Finance will not have any operations or assets of any kind and will not have any revenues (other than as may be incidental to its activities as co-issuer of the Notes). You should not expect Muzak Holdings Finance to participate in servicing the interest or principal obligations of additional interest, if any, on the Notes. See "Description of the Notes."

We may be unable to successfully compete in our industry or keep pace with technological change.

   We compete with many local, regional, national and international providers of business music and business services. Some of our competitors may have substantially greater financial, technical, personnel and other resources than we do. There are numerous methods by which our existing and future competitors can deliver programming, including various forms of direct broadcast satellite services, wireless cable, fiber optic cable, digital compression over existing telephone lines, advanced television broadcast channels, Digital Audio Radio Service and the Internet.

   We cannot assure you that we will be able to (a) compete successfully with our existing or potential new competitors, (b) maintain or increase our current market share, (c) use, or compete effectively with competitors that adopt, new delivery methods and technologies, or (d) keep pace with discoveries or improvements in the communications, media and entertainment industries. We also cannot assure you that the technology we currently rely upon will not become obsolete. See "Business -- Competition."

Our business depends on music rights licensed from third parties.

   We license rights to rerecord and distribute music from a variety of sources and pay royalties to songwriters and publishers through contracts negotiated with performing rights societies such as ASCAP, BMI and the Society of European Stage Authors and Composers, known as SESAC.

   The industry-wide agreement between business music providers and BMI expired in December 1993. Since then, we have been operating under an interim agreement pursuant to which we have continued to pay royalties at the 1993 rates and business music providers and BMI have been negotiating the terms of a new agreement. If agreement is not reached, BMI may seek to have rates determined through a rate court proceeding. The industry-wide agreement between business music providers and ASCAP expires in May, 1999. We cannot predict what the terms of the new BMI or ASCAP agreements with business music providers will be or when agreements will be reached, although BMI has indicated that it is seeking royalty rate increases and a retroactive royalty rate increase. In 1998, Old Muzak paid approximately $3.5 million in royalties to ASCAP, $1.3 million in royalties to BMI and $13,000 in royalties to SESAC. Increases in the fees we must pay under these agreements could adversely affect our operating margin, and, therefore, our results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Music Licenses."

Our business results could be adversely affected if we lose key personnel.

   Our success depends in large part upon the abilities and continued service of our senior management personnel. The loss of certain members of senior management could seriously affect our business prospects. We do not maintain key man life insurance on any of our senior management personnel. See "Management."

Changes in the regulation of the transmission of our products could adversely affect our business.

   We are subject to governmental regulation by the United States and by the governments of other countries in which we provide services. Our business prospects could be adversely affected by the adoption of new laws, policies or regulations that change the present regulatory environment. We currently provide music services in a few areas in the United States through 928 to 960 megahertz radio frequencies licensed by the FCC. Additionally, the FCC licenses the radio frequencies used by satellites on which we transmit our direct broadcast satellite services in the United States. If the FCC or any other person revokes or refuses to extend authorizations for any of these satellites, we would be required to seek alternate satellite facilities. Laws, regulations and policies, or changes therein, in other countries could adversely affect our existing services or restrict the growth of our business in these countries.

The notes could be voided or subordinated to our other debt if the issuance of the notes constituted a fraudulent conveyance.


   If a bankruptcy case or lawsuit is initiated by unpaid creditors of either issuer, the debt represented by the exchange notes may be reviewed under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws. Under these laws, the debt could be voided, or claims in respect of the exchange notes could be subordinated to all other debts of either issuer if, among other things, the court found that, at the time we incurred the debt represented by the exchange notes, we:

    . received less than reasonably equivalent value or fair consideration for the incurrence of such debt; and

    . were insolvent or rendered insolvent by reason of such incurrence; or

    . were engaged in a business or transaction for which the remaining assets constituted unreasonably small capital; or

    . intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured; or

    . intended to hinder, delay or defraud creditors.

   The measure of insolvency for purposes of fraudulent transfer laws varies depending on the law applied. Generally, however, a debtor would be considered insolvent if:

    . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

    . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    . it could not pay its debts as they become due.

   We believe that we will receive fair value for the exchange notes. On the basis of historical financial information, recent operating history and other factors, we believe that after giving effect to the offering and the other transactions that were completed in connection with the merger, we will not be insolvent, will not have unreasonably small capital for the business in which we are engaged, and will not have incurred debts beyond our ability to pay such debts as they mature. We can give no assurance, however, what standard a court would apply in reviewing the transactions or that a court would agree with our conclusions in this regard.

We may be adversely affected if our year 2000 efforts are not successful.


   The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

   We use and rely on computer technology in many facets of our operations, including our satellite broadcast systems. If we or our significant customers or suppliers are not successful in making necessary modifications and conversions on a timely basis, the year 2000 issue could have a material adverse effect on our operations. In particular, if the year 2000 issue causes failure of one or more of the satellites or uplink and transmission systems on which we rely for transmission of our programming, we would be unable to provide service to our customers via satellite or local broadcast technology until we obtained service on another satellite or resolved the ground system problem. Depending on the magnitude of satellite failure, we cannot assure you that we would be able to obtain service on another satellite, or of the costs of such substitute service. In addition, depending on the substitutes available, we could be required to redirect our clients' satellite dishes, or possibly replace satellite dish and receiving equipment. Such an event could have a material adverse effect on our financial position and results of operations. Our business interruption insurance does not cover year 2000-related satellite failures.

   We also rely on information technology systems for our accounting, billing, shipping systems, and in software used to create our Audio Architecture, Audio Marketing, and Video Imaging products. We are in the process of replacing our primary computer system at our headquarters, and expect the replacement to be completed in March 1999. Following completion of the system at our headquarters, we will begin replacing the software at our owned affiliates. We estimate that our year 2000 compliance program will cost approximately $1.5 million, of which approximately $1.0 million had been spent as of December 31, 1998. We cannot assure you that our actual costs will not be substantially higher, however.

   We have no control over the year 2000 compliance of our independent affiliates or our clients. If our information technology systems, or those of our owned or independent affiliates or clients have not been made year 2000 compliant in a timely manner, we may not be able to generate, collect or process client bills, or to track our own expenses, both of which could have a material adverse effect on our financial position and results of operations. Year 2000 issues could affect our ability to obtain supplies and produce and distribute our products. We cannot assure you that such problems would not have a material adverse effect on our financial position or results of operations.

There is currently no prior market for the exchange notes and one may not develop.

   While the existing notes are presently eligible for trading in the Private Offerings, Resales and Trading Through Automated Linkages, known as PORTAL, market of the National Association of Securities Dealers by qualified institutional buyers, there is no existing market for the exchange notes. We have been informed by the initial purchasers of the existing notes that they intend to make a market, after the exchange offer is completed, in the exchange notes. However, the initial purchasers have no obligation to make a market and may cease their market-making at any time.

   We have applied to have the exchange notes designated as eligible for trading in the PORTAL Market. However, we do not intend to apply for listing of the existing notes or the exchange notes on any securities exchange or for quotation through the Nasdaq National Market.

   The liquidity of any market for the exchange notes and the market price quoted for the exchange notes will depend on the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the existing notes or the exchange notes.

Our actual results from operations may differ from those contained in forward-looking statements.

   We make forward-looking statements throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact, such as when we describe what we "believe," "expect," or "anticipate" will occur, and other similar statements, you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described, or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation will change in the future. Whether our actual results will conform with our expectations and predictions is subject to a number of risks, including those addressed in this section of this prospectus.

                  THE MERGER AND THE ACQUISITION TRANSACTIONS

   Old ACN Acquisition. Audio Communications Network, LLC, which we refer to as ACN, entered into an Asset Purchase Agreement to acquire the Muzak affiliates in the Baltimore, Charlotte, Hillsborough, Kansas City, St. Louis, Jacksonville, Phoenix and Fresno areas (the "Old ACN Assets") from Audio Communications Network, Inc., which we refer to as Old ACN. On October 7, 1998, ACN acquired the Old ACN Assets and assumed certain liabilities relating to the Old ACN Assets from DMA Holdings Statutory Trust (the "Old ACN Acquisition"). The purchase price for the Old ACN Acquisition was approximately $66.8 million, including fees, expenses and certain other adjustments.

   On the day prior to the Old ACN Acquisition, DMA Holdings, Inc., a wholly owned subsidiary of DMA Holdings Statutory Trust, acquired all of the issued and outstanding stock of Old ACN pursuant to an agreement dated as of June 5, 1998, as amended, whereby Diverse Media Acquisition, Inc., a wholly owned subsidiary of DMA Holdings, Inc., merged with Old ACN, with Old ACN surviving. DMA Holdings, Inc. received all of the outstanding shares of Old ACN, and the former holders of Old ACN shares received cash for their shares. The agreement included representations and warranties with respect to the condition of the Old ACN Assets, covenants as to the conduct of business prior to the closing and various closing conditions.

   The Asset Purchase Agreement was entered into pursuant to ACN, as the assignee of ABRY Partners, Inc. ("ABRY"), exercising its option to purchase the Old ACN Assets under the terms of letter agreement dated June 5, 1998 between ABRY and DMA Holdings, Inc. The Asset Purchase Agreement included representations and warranties with respect to conditions of the Old ACN Assets, covenants as to the conduct of business prior to the closing and various closing conditions.

   The Merger Transactions. On March 18, 1999, Muzak Limited Partnership, which we refer to as Old Muzak, merged with and into ACN (the "Merger"). At the time of the Merger, ACN changed its name to Muzak LLC and ACN Holdings LLC changed its name to Muzak Holdings LLC ("Holdings"). As of May 3, 1999 beneficial ownership of Holdings' voting membership units was as follows: ABRY Broadcast Partners III, L.P. ("ABRY III") and ABRY Broadcast Partners II, L.P. ("ABRY II", and together with ABRY III, the "ABRY Funds") owned approximately 73.2%; Capstar owned approximately 22.9% and the Company's management owned approximately 3.2%.

   In connection with the Merger and the purchase of the Omaha affiliate:

    . the Company entered into a new senior secured credit facility (the
      "Senior Credit Facility") that provides for $135.0 million of term loans and a $35.0 million revolving credit facility (the "Revolving Credit Facility") of which $3.4 million was drawn at closing;

    . the Company issued the Senior Subordinated Notes;

    . Holdings issued approximately $40.0 million of gross proceeds of the Notes;

    . Holdings received an equity investment of approximately $34.9 million, of which approximately $17.9 million reflects cash contributed by the ABRY Funds, $2.0 million reflects cash contributed by management and $15.0 million reflects the contribution of the assets acquired, net of consideration paid in cash, pursuant to the acquisition of Capstar Broadcasting's Muzak affiliates;

    . Holdings paid cash consideration in the acquisition of Capstar
      Broadcasting's Muzak affiliates of approximately $5.5 million;

    . the Company paid approximately $127.5 million in cash merger consideration and issued non-voting equity interests to the partners of Old Muzak;

    . the Company completed a tender offer and consent solicitation for the outstanding 10% Senior Notes due 2003 of Old Muzak;

    . the Company repaid the majority of the other existing debt of Old
      Muzak;

    . the Company repaid the majority of the existing debt of ACN; and

    . we paid our fees and expenses in connection with the foregoing transactions.

   The Business Sound Acquisition. On January 15, 1999, ACN acquired all of the outstanding stock of Business Sound, Inc. for approximately $4.1 million (the "Business Sound Acquisition"). The Business Sound Acquisition was financed with approximately $4.1 million of cash contributed by ABRY III. Business Sound is the Muzak affiliate for the New Orleans, Louisiana and Mobile, Alabama areas. During 1998, Business Sound had revenues of approximately $2.3 million.

   The MTI Acquisition. On December 31, 1998, Old Muzak acquired certain assets and liabilities of Music Technologies, Inc. ("MTI"), for approximately $10.0 million (the "MTI Business"). MTI was a national provider of business music. The MTI Acquisition was financed by borrowings under Old Muzak's credit facilities. During 1998, the MTI Business produced revenues of approximately $2.8 million.

   The Electro Systems Acquisition. On February 24, 1999, ACN acquired Electro Systems, the Muzak independent affiliate located in Panama City, Florida for approximately $0.6 million (plus the assumption of certain debt, which is non-recourse to the Company). During 1998, Electro Systems would have contributed approximately $0.1 million to our EBITDA.

   The Capstar Broadcasting Acquisitions. On March 18, 1999, Holdings acquired Capstar Broadcasting's Muzak affiliate territories in Atlanta, Albany and Macon, Georgia, Ft. Myers, Florida and on May 3, 1999, acquired the Muzak affiliate territory located in Omaha, Nebraska from Capstar Broadcasting. Capstar Broadcasting received $20.5 million, comprised of voting membership units of Holdings valued at $15.0 million and cash consideration of approximately $5.5 million. During 1998, the Capstar Broadcasting Muzak affiliates had combined revenues of $11.2 million.

                               THE EXCHANGE OFFER

   This is a summary of material provisions of the Registration Rights Agreement entered into by and among Muzak Holdings and Muzak Holdings Finance (the "Holdings Issuers"), the guarantors named therein and the initial purchasers as of March 18, 1999. It does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement which has been filed as an exhibit to the registration statement.

General

   In connection with the issuance of the existing notes pursuant to a Purchase Agreement dated as of March 12, 1999 by and among the Holdings Issuers, the guarantors named therein and the initial purchasers, the initial purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

   The Registration Rights Agreement requires us to file the registration statement of which this prospectus is a part for a registered exchange offer relating to an issue of exchange notes identical in all material respects to the existing notes but containing no restrictive legend. Under the Registration Rights Agreement, the Holdings Issuers are required to:

  .   file the registration statement not later than 75 days following the date of original issuance of the existing notes (the "Issue Date");

  .   use their reasonable best efforts to cause the registration statement to become effective no later than 150 days after the Issue Date;

  . use their reasonable best efforts to keep the exchange offer effective for not less than 30 business days (or longer if required by applicable law) after the date that notice of the exchange offer is first mailed to holders of the existing notes; and

  . use their reasonable best efforts to consummate the exchange offer on or prior to the 60th day following the date on which the exchange offer registration statement is initially declared effective.

   The exchange offer being made hereby, if commenced and consummated with the time periods described above, will satisfy those requirements under the Registration Rights Agreement.

   Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, we will accept any and all existing notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
    , 1999, or such later date and time as to which the exchange offer has been extended. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding existing notes accepted in the exchange offer. Holders may tender some or all of their existing notes pursuant to the exchange offer. However, existing notes may be tendered only in integral multiples of $1,000.

   The form and terms of the exchange notes are substantially the same as the form and terms of the existing notes except that:

  . the exchange notes bear a exchange note designation and a different CUSIP number from the existing notes;

  . the exchange notes have been registered under the federal securities laws and hence will not bear legends restricting the transfer thereof as the existing notes do; and

  . the holders of the exchange notes will generally not be entitled to rights under the Registration Rights Agreement, which rights generally will be satisfied when the exchange offer is consummated.

   The exchange notes will evidence the same debt as the tendered existing notes and will be entitled to the benefits of the indenture under which the existing notes were issued. As of the date of this prospectus, $75,000,000 aggregate principal amount at maturity of existing notes were outstanding.

   Holders of existing notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, the Delaware Limited Liability Company Act or the indentures relating to such notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations of the SEC thereunder.

   We shall be deemed to have accepted validly tendered existing notes when, as and if we have given oral or written notice thereof, such notice if given orally, to be confirmed in writing, to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from our company.

   If any tendered existing notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted existing notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

   Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of existing notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. For additional information, please refer to the "--Fees and Expenses" section of this prospectus.

Expiration Date; Extensions; Amendments

   The expiration date is 5:00 p.m., New York City time, on     , 1999, unless
we extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, such notice if given orally, to be confirmed in writing, and will issue a press release or other public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right:

  . to delay accepting any existing notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "conditions" shall not have been satisfied, by giving oral or written notice, such notice if given orally, to be confirmed in writing, of such delay, extension or termination to the exchange agent, or

  .  to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Procedures for Tendering

   Only a registered holder of existing notes may tender such notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the existing notes and any other required documents, or cause The Depository Trust Company to transmit an agent's message as described below in connection with a book-entry transfer, to the exchange agent prior to the expiration date. To be tendered effectively, the existing notes, the Letter of Transmittal or agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "--Exchange Agent" prior to the expiration date. Delivery of the existing notes may be made by book entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

   The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the existing notes that such participant has received and agrees:

  .  to participate in the Automated Tender Option Program ("ATOP");

  .  to be bound by the terms of the Letter of Transmittal; and

  .  that we may enforce such agreement against such participant.

   By executing the Letter of Transmittal or agent's message, each holder will make to us the representations set forth above in the fourth paragraph under the heading "--Purpose and Effect of the Exchange Offer."

   The tender by a holder and the acceptance thereof by us will constitute agreement between such holder and the company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or agent's message.

   The method of delivery of existing notes and the Letter of Transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No Letter of Transmittal or existing notes should be sent to any of the Holdings Issuers or any of their affiliates. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

   Any beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. For additional information, please refer to the "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the existing notes tendered pursuant thereto are tendered by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or for the account of an eligible institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "eligible institution").

   If the Letter of Transmittal is signed by a person other than the registered holder of any existing notes listed therein, such notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such notes with the signature thereon guaranteed by an eligible institution.

   If the Letter of Transmittal or any existing notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence to our satisfaction of their authority to so act must be submitted with the Letter of Transmittal.

   We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the existing notes at the book-entry transfer facility, The Depository Trust Company (the "book-entry transfer facility"), for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of existing notes by causing such book-entry transfer facility to transfer such existing notes into the exchange agent's account with respect to the existing notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of the existing notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, unless an agent's message is transmitted to and received by the exchange agent in compliance with ATOP on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures, the tender of such notes will not be valid. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

   All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered existing notes and withdrawal of tendered existing notes will be determined by the Holdings Issuers, in their sole discretion, which determination will be final and binding. The Holdings Issuers reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes our acceptance of which would, in the opinion of the Holdings Issuers' counsel, be unlawful. The Holdings Issuers also reserve the right to waive any defects, irregularities or conditions of tender as to particular existing notes. The Holdings Issuers may not waive any condition to the exchange offer unless such condition is legally waiveable. In the event such a waiver by the Holdings Issuers gives rise to the legal requirement to do so, the Holdings Issuers will hold the exchange offer open for at least five business days thereafter. The Holdings Issuers' interpretation of the terms and conditions of the exchange offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within such time as the Holdings Issuers shall determine. Although the Holdings Issuers intend to notify holders of defects or irregularities with respect to tenders of existing notes, neither the Holdings Issuers, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tender of existing notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any existing notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

   Holders who wish to tender their existing notes and whose existing notes are not immediately available, who cannot deliver their existing notes, the Letter of Transmittal or any other required documents to the exchange agent, or who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

  (a) the tender is made through an eligible institution;

  (b) prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, setting forth the name and address of the holder, the certificate number(s) of such existing notes and the principal amount of existing notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the Letter of Transmittal, or facsimile thereof, or, in the case of a book-entry transfer, an agent's message, together with the certificate(s) representing the existing notes, or a confirmation of book-entry transfer of such notes into the exchange agent's account at the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the exchange agent; and

  (c) the certificate(s) representing all tendered existing notes in proper form for transfer, or a confirmation of a book-entry transfer of such existing notes into the exchange agent's account at the book entry transfer facility, together with a Letter of Transmittal, of facsimile thereof, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date of the exchange offer.

Withdrawal of Tenders

   Except as otherwise provided herein, tenders of existing notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

   To withdraw a tender of existing notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

  . specify the name of the person having deposited notes to be withdrawn (the "Depositor");

  . identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at the book entry transfer facility to be credited;

  . be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the existing notes register the transfer of such notes into the name of the person withdrawing the tender; and

  . specify the name in which any such existing notes are to be registered, if different from that of the Depositor.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us and shall be final and binding on all parties. Any existing notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the existing notes so withdrawn are validly retendered. Any existing notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Conditions

   Notwithstanding any other term of the exchange offer, the Holdings Issuers shall not be required to accept for exchange, or exchange notes for, any existing notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such existing notes, if:

  . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in the Holdings Issuers' sole judgment, might materially impair the Holdings Issuers' ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to the Holdings Issuers or any of their subsidiaries; or

  . any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the Holdings Issuers' sole judgment, might materially impair the Holdings Issuers' ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer; or

  . any governmental approval has not been obtained, which approval the Holdings Issuers shall, in their sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

   If the Holdings Issuers determine, in their sole discretion, that any of the conditions are not satisfied, the Holdings Issuers may:

  . refuse to accept any existing notes and return all tendered existing notes to the tendering holders;

  . extend the exchange offer and retain all existing notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such existing notes as described in "--Withdrawal of Tenders" above;

  . waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered existing notes which have not been withdrawn.

Exchange Agent

   State Street Bank and Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

      By Registered or Certified Mail                    By Hand:
           or Overnight Courier:                        [        ]
                [        ]
                                   By Facsimile.
                         (For Eligible Institutions Only)
                                     (   ) -

                               Confirm by Telephone:
                                      (  ) -
                                     [      ]

   Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

   The expenses of soliciting tenders will be borne by the Holdings Issuers. The principal solicitation is being made by mail however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Holdings Issuers and their affiliates.

   The Holdings Issuers have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. The Holdings Issuers, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

   The Holdings Issuers will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the existing notes, as reflected in the Holdings Issuers' accounting records on the date of exchange. Accordingly, the Holdings Issuers will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Consequences of Failure to Exchange

   The existing notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such existing notes may be resold only:

  .  to the Holdings Issuers, upon redemption thereof or otherwise;

  . so long as the existing notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A;

  .  in accordance with Rule 144 under the Securities Act;

  . outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act;

  . pursuant to another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to the Holdings Issuers; or

  . pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the exchange notes

   With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not such person is the holder, other than a person that is an "affiliate" of the Holdings Issuers within the meaning of Rule 405 under the Securities Act, in exchange for existing notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff of the SEC enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives exchange notes for its own account in exchange for existing notes, where such existing notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

   As contemplated by these no-action letters and the Registration Rights Agreement, each holder who participates in the exchange offer will be required to represent to the Holdings Issuers in the Letter of Transmittal that:

  . any exchange notes received by it will be acquired in the ordinary course of its business;

  . at the time of the consummation of the exchange offer such holder will have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

  . such holder is not an "affiliate" of any Issuer within the meaning of the Securities Act; and

  . any additional representation that in the written opinion of counsel to the Holdings Issuers are necessary under then-existing interpretations of the SEC in order for the exchange registration statement to be declared effective.

                                USE OF PROCEEDS

   We used the gross proceeds of approximately $330.2 million from the existing note offering, the Senior Credit Facility, the Senior Subordinated Note offering and the equity investment made in connection with the Merger together with cash on hand:

  .  to pay approximately $127.5 million in cash merger consideration;

  . to repurchase the outstanding 10% senior notes due 2003 of Old Muzak for approximately $100.0 million and to pay a tender premium for these notes of approximately $10.7 million;

  .  to repay approximately $17.6 million of other existing debt of Old
     Muzak;

  . to repay approximately $42.4 million to ABRY III on a subordinated note made in connection with the Old ACN Acquisition and the accrued interest thereon (the "ABRY Subordinated Note");

  . to pay cash consideration of approximately $5.5 million and equity consideration of approximately $15.0 million in the acquisitions of Capstar Broadcasting's Muzak affiliates; and

  . to pay fees and expenses associated with the merger and related transactions of approximately $11.5 million.

   For information on the interest rates and maturities of the existing debt of Old Muzak and the existing debt of ACN that was repaid, please see note 7 of the notes to the audited financial statements of Old Muzak.

   We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing these notes as contemplated in this prospectus, we will receive existing notes in like principal amount, the terms of which are the same in all material respects to the exchange notes. The existing notes surrendered in exchange for the exchange notes will be retired and canceled and not reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our debt.

                                 CAPITALIZATION

   The following table sets forth, as of December 31, 1998, the actual capitalization of Holdings and the pro forma capitalization of Holdings, after giving effect to the Merger and the completed acquisitions (the "Transactions") You should read the information contained in the following table in conjunction with "Use of Proceeds," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of Old Muzak and ACN and their related notes.

                                                            December 31,
                                                                1998
                                                          ----------------
                                                                 Unaudited
                                                          Actual Pro Forma
                                                          ------ ---------
                                                           (in millions)
Revolving credit facility................................ $ --    $  3.4
Senior term loans........................................   --     135.0
Senior Subordinated Notes................................   --     115.0
Senior discount notes offered hereby.....................   --      40.0
Other debt...............................................  42.7      7.0(a)
                                                          -----   ------
  Total debt.............................................  42.7    300.4(b)
Members' interest........................................  26.3     65.4(c)
                                                          -----   ------
  Total capitalization................................... $69.0   $365.8
                                                          =====   ======

--------
(a) Other debt includes the following: (i) non-compete agreement of $2.2 million, (ii) $2.4 million of debt of Electro Systems that is non-recourse to Holdings, (iii) capital lease obligations of $1.4 million, (iv) related party note payable of $0.9 million in connection with an employment agreement, and (v) other mortgage obligations of $0.1 million.


(b) Total debt that is recourse to Holdings equals $298.0 million and excludes $2.4 million of debt of Electro Systems (an Unrestricted Subsidiary under the terms of the indenture governing the exchange notes) that is non-recourse to Holdings.

(c) Unaudited pro forma members' interest includes the following contributions made to Holdings and the net loss of approximately $1.0 million generated by ACN for the period from October 7, 1998 through December 31, 1998:

    (i) The ABRY Funds' contributions of $47.9 million, consisting of $25.3 million of aggregate cash contributions made in connection with the acquisition of ACN, $17.9 million made in connection with the Merger, $4.1 million made in connection with the Business Sound Acquisition, and $0.6 million made in connection with the Electro Systems Acquisition,

    (ii) the issuance of membership interests valued at $15.0 million to be made in connection with the acquisitions of the Capstar
         Broadcasting Muzak affiliates and

    (iii) management contributions of $3.5 million, consisting of $1.5 million contributed in connection with the capitalization of ACN and $2.0 million contributed in connection with the Merger.

                       UNAUDITED PRO FORMA FINANCIAL DATA

   The following tables on pages 34 and 36 have been prepared by Holdings and are based on the historical financial statements of ACN, Old ACN, Old Muzak, the Capstar Broadcasting Muzak affiliates, Business Sound, MTI, and Electro Systems and the assumptions and adjustments described in the accompanying notes.

   The unaudited pro forma statements of operations and unaudited pro forma financial data (a) give effect to the Transactions as if they had occurred on January 1, 1998, (b) do not purport to represent what Holdings' results of operations or financial position actually would have been if the Transactions had occurred as of the date indicated or what such results of operations or financial position will be for future periods and (c) do not give effect to certain non-recurring charges or cost savings expected to result from the Transactions.

   The following unaudited pro forma balance sheet was prepared as if the Transactions had occurred on December 31, 1998. The unaudited pro forma balance sheet reflects the preliminary allocations of purchase price to tangible and intangible assets and liabilities. The final allocation of purchase price, and the resulting depreciation and amortization expense in the accompanying unaudited pro forma statement of operations, may differ from the preliminary estimates due to the final allocation being based on (a) actual closing date amounts of assets and liabilities and (b) actual appraised values of property and equipment and any identifiable intangible assets.

   The unaudited pro forma financial data should be read in conjunction with the financial statements of ACN, Old ACN and Old Muzak and the respective accompanying notes thereto included elsewhere in this prospectus.

   Management believes that the unaudited pro forma financial data is a meaningful presentation because Holdings had only a partial year of operations as of December 31, 1998, and because its ability to satisfy debt and other obligations is dependent upon cash flow from the Transactions. The following information is qualified by reference to and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Selected Historical Financial and Other Data" for ACN, Old ACN and Old Muzak and the ACN, Old ACN and Old Muzak audited financial statements and the respective notes thereto included elsewhere in this prospectus.

   Prior to March 18, 1999, the Capstar Broadcasting Muzak affiliates operated as part of Capstar Broadcasting (other than the Omaha Affiliate, which operated as part of Triathlon Broadcasting Company). The tables following this page sets forth selected historical carve-out financial data for the Capstar Broadcasting Muzak affiliates. The historical carve-out financial data presented on the following pages reflect periods during which the Capstar Broadcasting Muzak affiliates did not operate as an independent company and, accordingly, certain allocations were made in preparing such carve-out financial data. Therefore, such carve-out financial data may not reflect the results of operations or the financial condition which would have resulted if the Capstar Broadcasting Muzak affiliates had operated as a separate independent company during such periods, and are not necessarily indicative of the future results of operations or financial position of the Capstar Broadcasting Muzak affiliates.

   Prior to December 31, 1998, the MTI Business operated as part of MTI. The historical carve-out financial data presented on the following pages reflect periods during which the MTI Business did not operate as an independent company and, accordingly, certain allocations were made in preparing such carve-out financial data. Therefore, such carve-out financial data may not reflect the results of operations or the financial condition which would have resulted if the MTI Business had operated as a separate independent company, and are not necessarily indicative of the future results of operations or financial position of the MTI Business.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (dollars in thousands)

                         Period from  Period from
                          October 7,  January 1,
                             1998        1998
                           through      through
                         December 31, October 6,                                                                  Year ended
                             1998        1998         Year ended December 31, 1998                             December 31, 1998
                         ------------ ----------- -------------------------------------                        -----------------
                                                             Georgia
                                                               and
                                                             Florida
                                          Old       Old      Capstar        Other          Pro Forma               Unaudited
                           ACN (1)      ACN (1)    Muzak    Affiliates Acquisitions (2) Adjustments (3)            Pro Forma
                         ------------ ----------- --------  ---------- ---------------- ---------------        -----------------
Revenues................   $ 5,914      $18,917   $ 99,748    $9,845        $7,669         $ (3,509)(a,b,d)        $138,584
Cost of sales...........     2,556        8,206     42,509     3,970         4,384           (3,547)(a,b,d)          58,078
                           -------      -------   --------    ------        ------         --------                --------
 Gross profit...........     3,358       10,711     57,239     5,875         3,285               38                  80,506
Selling, general and
 administrative ........     1,794        7,245     36,536     3,349         2,711           (3,346)(a,b,c,e)        48,289
Depreciation and
 amortization...........     1,683        4,372     21,563     1,931           713            4,470 (f)              34,732
                           -------      -------   --------    ------        ------         --------                --------
Operating (loss)
 income ................      (119)        (906)      (860)      595          (139)          (1,086)                 (2,515)
Interest expense, net...    (1,033)      (2,520)   (10,992)      (30)         (397)         (15,834)(g)             (30,806)
Other income (expense),
 net....................         5           (2)      (137)        1            17              164 (b)                  48
                           -------      -------   --------    ------        ------         --------                --------
Net (loss) income.......   $(1,147)     $(3,428)  $(11,989)   $  566        $ (519)        $(16,756)               $(33,273)
                           =======      =======   ========    ======        ======         ========                ========



                                                 see notes on the following page

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

(1) ACN acquired the Old ACN Assets on October 7, 1998. Prior to the acquisition, ACN had no operations.

(2) Includes the unaudited historical results of operations of Business Sound, the MTI Business, the Omaha Capstar Broadcasting Muzak affiliate and Electro Systems.

(3) The pro forma adjustments represent those adjustments necessary to present the operating results of Holdings as if the Transactions occurred on January 1, 1998. These adjustments include the following:

  (a) adjustments to increase revenues and cost of sales by approximately $1,159,000 and $141,000, respectively, and eliminate approximately $304,000 of selling, general and administrative expenses not transferred to Old Muzak, to reflect the acquisitions consummated by Old Muzak during the year as if they occurred on January 1, 1998,

  (b) eliminating revenues, cost of sales, selling, general and administrative expenses and other expense, net of approximately $1,678,000, $725,000, $1,679,000 and $164,000 respectively, for EAIC, a formerly wholly owned subsidiary of Old Muzak. The spin-off of EAIC was completed in March 1999, prior to consummation of the Merger,

  (c) increasing selling, general and administrative expenses by approximately $2,180,000 in order to conform the accounting policy for sales commissions of Old Muzak with that of ACN,

  (d) eliminating intercompany revenues and cost of sales of approximately $2,990,000 and $2,963,000, respectively (primarily for royalty fees and equipment sales) for transactions between (i) Old Muzak and (ii) ACN and the entities acquired by ACN,

  (e) decreasing selling, general and administrative expenses by approximately (i) $2,192,000 in order to account for certain costs not assumed pursuant to the MTI Acquisition and (ii) $1,351,000 in order to account for seller transaction costs related to the sales of Old ACN and Old Muzak,

  (f) increasing depreciation and amortization expense due to the excess of fair value over historical cost generated from the Transactions (dollars in thousands), and

                                                                  Year ended
                                                               December 31, 1998
                                                               -----------------
     Pro forma depreciation and amortization..................      $34,732
     Historical depreciation and amortization.................       30,262
                                                                    -------
     Pro forma adjustment.....................................      $ 4,470
                                                                    =======

  (g) increasing interest expense due to the debt incurred in conjunction with the Transactions (dollars in thousands).

                                                                Year ended
                                                             December 31, 1998
                                                             -----------------
     Historical interest expense, net.......................          $ 14,972
                                                                      --------
     Senior Credit Facility (assuming a weighted average
      rate of 8.9%) (1)..................................... $ 12,292
     Senior Discount Notes..................................    5,362
     Senior Subordinated Notes..............................   11,356
     Other debt.............................................      646
     Amortization of deferred financing fees................    1,150
                                                             --------
     Pro forma interest expense, net........................            30,806
                                                                      --------
     Pro forma interest adjustment..........................          $ 15,834
                                                                      ========

    --------
    (1) If the assumed interest rate on the Senior Credit Facility increases by 0.125%, total pro forma interest expense would increase by $173,000.

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                             (dollars in thousands)

                                                     Georgia
                                                       and
                                                     Florida
                                            Old      Capstar      Other      Pro Forma     Unaudited
                                    ACN    Muzak    Affiliates Acquisitions Adjustments    Pro Forma
                                  ------- --------  ---------- ------------ -----------    ---------
Currents assets:
  Cash and cash equivalents.....  $ 1,293 $  2,971   $ 1,358      $  499     $ 313,324 (a) $    --
                                                                                (4,241)(b)
                                                                              (315,204)(c)
  Accounts receivable, net......    1,764   21,130     2,469         609           --        25,972
  Inventory ....................    1,323    5,790       664         281           --         8,058
  Prepaids and other current
   assets.......................      125    3,640        90          20           --         3,875
                                  ------- --------   -------      ------     ---------     --------
    Total current assets........    4,505   33,531     4,581       1,409        (6,121)      37,905
Property and equipment, net.....   17,499   46,070     6,815         872        47,604 (b)  118,860
Deferred financing costs........      --       --        --          --         11,500 (c)   11,500
Intangible assets, net..........   49,039   42,527    13,725       1,377       111,078 (b)  228,457
                                                                                10,711 (c)
Other assets....................    1,884    1,003       834         383           --         4,104
                                  ------- --------   -------      ------     ---------     --------
    Total assets................  $72,927 $123,131   $25,955      $4,041     $ 174,772     $400,826
                                  ======= ========   =======      ======     =========     ========
Current liabilities:
  Revolving credit facility.....  $   --  $ 12,041   $   --       $  --      $   3,429 (a) $  3,429
                                                                               (12,041)(c)
  Current portion of long-term
   debt.........................   42,217    3,582       --          --         (1,829)(b)    1,570
                                                                               (42,400)(c)
  Accounts payable and accrued
   expenses.....................    3,964   19,521       616         637           --        24,738
  Advance billings..............      --     5,492       --          --            --         5,492
                                  ------- --------   -------      ------     ---------     --------
    Total current liabilities...   46,181   40,636       616         637       (52,841)      35,229
Senior credit facility..........      --       --        --          --        135,000 (a)  135,000
Senior subordinated notes.......      --       --        --          --        115,000 (a)  115,000
Senior discount notes...........      --       --        --          --         39,996 (a)   39,996
Other long-term debt............      486  102,790       --        2,623       138,104 (b)    5,451
                                                                              (238,552)(c)
Other liabilities...............      --     4,770       --          --            --         4,770
Redeemable preferred interests..      --    10,524       --          --        (10,524)(b)      --
                                  ------- --------   -------      ------     ---------     --------
    Total liabilities...........   46,667  158,720       616       3,260       126,183      335,446
Equity/(deficit)................   26,260  (35,589)   25,339         781        19,899 (a)   65,380
                                                                                28,690 (d)
                                  ------- --------   -------      ------     ---------     --------
    Total liabilities and equity  $72,927 $123,131   $25,955      $4,041     $ 174,772     $400,826
                                  ======= ========   =======      ======     =========     ========

                                                 see notes on the following page

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1998

  (a) To record the sources of cash in the aggregate of $313,324,000 generated from the net proceeds from (i) the Revolving Credit Facility of $3,429,000, (ii) the term loans under the Senior Credit Facility of $135,000,000, (iii) the issuance by the Company of the Senior Subordinated Notes of $115,000,000, (iv) the issuance by Holdings of the Notes of $39,996,000 and (v) cash contributed to Holdings of $19,899,000 including $17,899,000 from a new equity contribution from the ABRY Funds, and a new equity contribution from Old Muzak management of $2,000,000.

  (b) To reflect the financial impact of the Transactions on the balance sheet of Holdings as of December 31, 1998: (dollars in thousands)

                                         Georgia and
                                           Florida
                                 Old       Capstar   Business Electro
                                Muzak    Affiliates   Sound   Systems     Total
                               --------  ----------- -------- -------    --------
     Purchase Price:
      Cash paid at closing...  $245,119    $ 5,474    $4,100  $  550     $255,243
      Debt assumed at
       closing...............       --         --        --    2,400(1)     2,400
      Issuance of members'
       interest in Holdings..       --      15,010       --      --        15,010
                               --------    -------    ------  ------     --------
     Fair value of the
      Transactions...........  $245,119    $20,484    $4,100  $2,950     $272,653
                               ========    =======    ======  ======     ========
     Allocation of Purchase
      Price:
       Historical book value
        of the net assets
        acquired ............  $ 77,116    $25,963    $2,190  $  590     $105,859
       Cash not acquired.....    (2,971)    (1,358)      --       88       (4,241)
       Redeemable preferred
        interests............    10,524        --        --      --        10,524
       Debt not assumed......     1,829        --        --      --         1,829
                               --------    -------    ------  ------     --------
      Historical cost basis
       of net assets
       acquired..............    86,498     24,605     2,190     678      113,971
      Identified value of
       property and equipment
       in excess of
       historical cost.......    47,586     (1,236)      572     682       47,604
      Identified value of
       intangible assets in
       excess of historical
       cost..................   111,035     (2,885)    1,338   1,590      111,078
                               --------    -------    ------  ------     --------
                               $245,119    $20,484    $4,100  $2,950     $272,653
                               ========    =======    ======  ======     ========

    (1) Debt assumed of $2,400,000 in connection with the Electro Systems Acquisition, which is non-recourse to the Company.

  (c) To reflect the uses of cash in the aggregate of $315,204,000 consisting of (i) the cash consideration paid in conjunction with the Merger and the acquisition of the Capstar Broadcasting Muzak affiliates of $250,593,000, of which $12,041,000 was used to pay the existing revolving credit facility at Old Muzak, (ii) the payment of existing ACN indebtedness, plus accrued interest, of $42,400,000, (iii) fees and expenses of $11,500,000 incurred in conjunction with the Transactions and (iv) tender premium on Old Muzak's notes of $10,711,000.

  (d) The pro forma adjustment of $28,690,000 to equity/(deficit) represents
      (i) the issuance of members' interest in Holdings of $15,010,000 in connection with the acquisition of the Capstar Broadcasting Muzak affiliates, (ii) the elimination of historical deficit, net for the acquired entities of $9,469,000 and (iii) additional cash contributions by the ABRY Funds of $4,211,000 consisting of $3,661,000 and $550,000 for the Business Sound Acquisition and the Electro Systems Acquisition, respectively.

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

ACN and Old ACN

   The selected historical financial and other data of Old ACN set forth below as of and for each of the two years ended December 31, 1997 have been derived from the consolidated financial statements of Old ACN which have been audited by Deloitte & Touche LLP, independent auditors. The selected historical financial and other data of Old ACN as of October 6, 1998 and for the period from January 1, 1998 through October 6, 1998 have been derived from the consolidated financial statements of Old ACN which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical financial and other data of ACN as of December 31, 1998 and for the period from October 7, 1998 through December 31, 1998 have been derived from the financial statements of ACN which have been audited by PricewaterhouseCoopers LLP, independent accountants. Certain financial information and the auditor's reports thereon are included elsewhere in this offering memorandum. The audited consolidated financial statements of Old ACN as of December 31, 1996 and 1997 and for each of the two years ended December 31, 1997 and as of October 6, 1998 and for the period from January 1, 1998 through October 6, 1998 are included elsewhere in this prospectus. The audited financial statements of ACN as of December 31, 1998 and for the period from October 7, 1998 through December 31, 1998 are included elsewhere in this prospectus.

   On May 30, 1997, Old ACN completed a business combination with SunCom Communications L.L.C., a Delaware limited liability company. Under the terms of the business combination, Old ACN, through a wholly owned subsidiary, acquired the assets and business of SunCom, in exchange for 2.1 million shares of Old ACN's common stock. The business combination was accounted for as a reverse acquisition under GAAP. As a result, SunCom was considered to be the acquiring legal entity and Old ACN the acquired entity for accounting purposes, even though Old ACN was the surviving legal entity. As a result of this reverse acquisition accounting treatment, (i) the historical consolidated financial statements of Old ACN for the periods prior to the date of the business combination are no longer the historical consolidated financial statements of Old ACN, and therefore, are no longer presented or relevant; (ii) the historical consolidated financial statements of Old ACN prior to the date of the business combination are those of SunCom; (iii) all references to the consolidated financial statements of Old ACN apply to the historical consolidated financial statements of SunCom prior to the business combination and to the consolidated financial statements of Old ACN subsequent to the business combination.

                              Year Ended        Period from      Period from
                             December 31,     January 1, 1998  October 7, 1998
                            ----------------      through          through
                             1996     1997    October 6, 1998 December 31, 1998
                            -------  -------  --------------- -----------------
                                         (dollars in thousands)
Statement of operations
 data
Revenues..................  $10,122  $17,552      $18,917          $ 5,914
Cost of revenues..........    3,412    7,169        8,206            2,556
                            -------  -------      -------          -------
  Gross profit............    6,710   10,383       10,711            3,358
Selling, general and
 administrative...........    2,984    5,113        7,245            1,794
Depreciation and
 amortization.............    2,356    4,057        4,372            1,683
                            -------  -------      -------          -------
Operating income (loss)...    1,370    1,213         (906)            (119)
Interest expense, net.....   (1,915)  (2,649)      (2,520)          (1,033)
Other income (expense),
 net......................      --        33           (2)               5
                            -------  -------      -------          -------
Net loss..................  $  (545) $(1,403)     $(3,428)         $(1,147)
                            =======  =======      =======          =======
Other financial data
EBITDA (1)................  $ 3,726  $ 5,270      $ 3,466          $ 1,564
EBITDA margin (2).........     36.8%    30.0%        18.3%            26.4%
Capital expenditures......  $ 1,344  $   296      $ 3,538          $ 1,308
Ratio of earnings to fixed
 charges (3)..............      --       --           --               --
Balance sheet data (end of
 period)
Cash and cash
 equivalents..............  $   133  $   680      $   390          $ 1,293
Total assets..............   23,104   45,306       43,854           72,927
Long-term obligations,
 including current
 portion..................   18,666   32,952       34,658           42,703
Net equity................    2,548    8,178        4,758           26,260

                   see notes to the Selected Historical Financial and Other Data

Old Muzak

   The selected historical financial and other data of Old Muzak set forth below as of and for each of the five years in the period ended December 31, 1998 have been derived from the consolidated financial statements of Old Muzak which have been audited by Deloitte & Touche LLP, independent auditors. The following information is qualified by reference to and should be read in conjunction with the "Summary of Unaudited Pro Forma Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited financial statements and related notes thereto of Old Muzak included elsewhere in this prospectus. The audited financial statements of Old Muzak as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 are included elsewhere herein. The audited consolidated financial statements of Old Muzak as of December 31, 1994, 1995 and 1996 and for each of the two years in the period ended December 31, 1995 are not included herein.

                                         Year Ended December 31,
                               -----------------------------------------------
                                 1994     1995      1996      1997      1998
                               --------  -------  --------  --------  --------
                                         (dollars in thousands)
Statement of operations data
Revenues.....................  $ 83,416  $86,881  $ 86,811  $ 91,204  $ 99,748
Cost of revenues.............    37,098   38,360    37,026    40,709    42,509
                               --------  -------  --------  --------  --------
  Gross profit...............    46,318   48,521    49,785    50,495    57,239
Selling, general and
 administrative..............    28,699   28,496    31,659    33,464    36,536
Depreciation and
 amortization................    17,833   18,291    20,219    20,668    21,563
                               --------  -------  --------  --------  --------
Operating (loss).............      (214)   1,734    (2,093)   (3,637)     (860)
Interest (expense), net......    (6,887)  (7,354)   (7,674)   (9,758)  (10,992)
Other (expense), net.........       (82)     (94)     (434)      (40)     (137)
                               --------  -------  --------  --------  --------
Net loss before extraordinary
 item........................    (7,183)  (5,714)  (10,201)  (13,435)  (11,989)
Extraordinary loss on write-
 off of deferred financing
 and debt discount...........       --       --     (3,713)      --        --
Extraordinary gain on
 retirement of redeemable
 preferred partnership
 interests...................       --       --      3,091       --        --
                               --------  -------  --------  --------  --------
Net loss.....................    (7,183)  (5,714)  (10,823)  (13,435)  (11,989)
Redeemable preferred return..      (933)  (1,029)     (916)     (400)     (619)
                               --------  -------  --------  --------  --------
Net loss attributable to
 general and limited
 partners....................  $ (8,116) $(6,743) $(11,739) $(13,835) $(12,608)
                               ========  =======  ========  ========  ========
Other financial data
EBITDA (1)...................  $ 17,619  $20,025  $ 18,186  $ 17,233  $ 22,920
EBITDA margin (2)............      21.1%    23.0%     20.9%     18.9%     23.0%
Capital expenditures.........  $ 13,804  $12,757  $ 16,337  $ 19,572  $ 21,426
Ratio earnings to fixed
 charges (3).................       --       --        --        --        --
Balance sheet data (end of
 period)
Cash and cash equivalents....  $  1,445  $ 1,115  $ 25,686  $  8,524  $  2,971
Total assets.................   103,092   96,439   119,042   104,395   123,131
Long-term obligations,
 including current portion...    56,833   53,005   101,102   101,044   118,413
Partners' capital (deficit)..     7,943    1,373   (10,078)  (26,095)  (33,578)

                                                 see notes on the following page

           NOTES TO THE SELECTED HISTORICAL FINANCIAL AND OTHER DATA

(1) Represents net income before interest, income taxes, depreciation and amortization, gain on sale of assets, other income and non-cash expenses. Old Muzak's EBITDA excludes non-cash compensation of approximately $60,000, $202,000, $2,217,000 for the three years ended December 31, 1998. Management believes that EBITDA is a meaningful measure of performance and it is commonly used in similar industries to analyze and compare companies on the basis of operating performance, leverage and liquidity. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or cash flows as a measure of liquidity, as determined in accordance with GAAP. EBITDA, as computed by management, is not necessarily comparable to similarly titled amounts of other companies. See financial statements, including Statements of Cash Flows.

(2) Represents EBITDA as a percentage of revenues.

(3) The ratio of earnings to fixed charges represents the number of times fixed charges were covered by net income adjusted for provision (benefit) for income taxes and extraordinary gains (losses) and fixed charges. Fixed charges consist of interest expense, net and a portion of operating leases rental expense deemed to be representative of the interest factor. Old Muzak's earnings were inadequate to cover fixed charges by approximately $8,100,000, $6,700,000, $11,700,000, $13,800,000 and $12,600,000 for each of the five years ended December 31, 1998, respectively. Old ACN's earnings were inadequate to cover fixed charges by approximately $545,000, $1,403,000, and $3,428,000 for each of the two years ended December 31, 1997 and for the period from January 1, 1999 through October 6, 1998, respectively. ACN's earnings were inadequate to cover fixed charges by $1,147,000 for the period from October 7, 1998 through December 31, 1998. On a pro forma basis, Holdings' earnings would have been inadequate to cover fixed charges by approximately $33,273,000 for the year ended December 31, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with "Selected Historical Financial and Other Data" and the related notes thereto and the financial statements of each of ACN, Old ACN and Old Muzak and the related notes thereto appearing elsewhere in this prospectus. This prospectus contains certain forward-looking statements that involve risks and uncertainties. Future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those set forth under "Risk Factors" and elsewhere in this offering memorandum.

General

   ACN was formed in 1998 to acquire and operate Muzak independent franchises. On October 7, 1998, ACN acquired the Old ACN Assets. As a result of this transaction, ACN acquired the eight independent affiliate territories in the Baltimore, Kansas City, St. Louis, Jacksonville, Phoenix, Charlotte, Hillsborough, and Fresno areas. On March 18, 1999, Old Muzak merged with and into ACN. At the time of the Merger, ACN will change its name to Muzak LLC. Additionally, ACN and Old Muzak each have entered into a number of other acquisition transactions. On January 15, 1999, ACN acquired all of the outstanding stock of Business Sound. Business Sound is the Muzak affiliate for the New Orleans, Louisiana and Mobile, Alabama areas. On December 31, 1998, Old Muzak acquired certain assets and liabilities of MTI, a national provider of business music. On February 24, 1999, ACN acquired all of the outstanding stock of Electro Systems, the Muzak independent affiliate located in Panama City, Florida. On March 18, 1999, Holdings acquired the Georgia and Florida Capstar Broadcasting Muzak affiliates and on May 3, 1999 acquired the Omaha Capstar Broadcasting Muzak affiliate.

   In connection with these Transactions Muzak plans to implement certain structural and operating changes to the businesses it has and may acquire consistent with its acquisition strategy. Our strategy recognizes the operating leverage inherent to our business. Through acquisitions, we expect to realize cost savings by eliminating duplicative sales and marketing, programming, distribution technical and other general administrative expenses. See "Pro Forma Operating Results".

Business Overview

   Muzak is the world's leading provider of business music programming. Together with our independent affiliates, we serve an installed base of approximately 250,000 business locations, and we believe that we have a market share of approximately 55% of the estimated number of U.S. business locations currently subscribing to business music programming. Together with our independent affiliates, we have nationwide coverage. Our owned affiliates operate in 8 of the 10 largest DMAs and 17 of the largest 25 DMAs. On a pro forma basis, we generated revenues of $36.3 million and Adjusted EBITDA of $10.4 million for the quarter ended December 31, 1998 and revenues of $138.6 million and Adjusted EBITDA of $40.1 million for the year ended December 31, 1998.

   We offer three products. Our core product is Audio Architecture, and we offer two complementary products, Audio Marketing and Video Imaging. We believe that our clients use our products because they recognize them as a key element in establishing a desired business environment, in promoting their corporate identities and in strengthening their brand images. We assist our clients in selecting programming that is appropriate for their business and consistent with the experiences they are trying to create for their customers. We believe our products are highly cost effective, providing an important business tool to our clients at a low monthly cost.

   We provide music to numerous types of businesses including specialty retailers, restaurants, department stores, supermarkets, drug stores, financial institutions, hotels, golf clubs, health and fitness centers, business offices, manufacturing facilities, medical centers and HMOs, among others. Approximately 70% of our client base is comprised of local clients and the remaining 30% is comprised of national and regional chains. Our national clients include The Gap, Barnes & Noble, McDonald's, Staples, Kinko's, Sunglass Hut, Burger King, Taco Bell, Nordstrom, Citibank, Travelers and Prudential, among many others. Our regional clients include A&P, Kroger, Rite Aid, Kaiser Permanente, PetsMart, Dillards and Wells Fargo, among many others.

Revenues and Expenses

   We derive the majority of our revenues from the sale of our business music products. Our core product is Audio Architecture and our two complementary products are Audio Marketing and Video Imaging. These revenues are generated from our clients, who pay us monthly subscription fees under noncancelable five year contracts. For example, our typical Audio Architecture client generates a monthly net subscription fee of approximately $45 per client location, which typically includes the provision of music receiving equipment for use at the client's location. We believe that approximately 52% of revenues from the sale of our products are generated by our 45 owned affiliate territories. The remaining 48% are generated by our 123 independent affiliate territories.

   We also derive revenues from the sale and lease of audio system-related products, principally sound systems and intercoms, to business music clients and other clients. In addition, we sell electronic equipment, such as proprietary tape playback equipment and other audio and video equipment to our independent affiliates to support their sale of our business music services. Installation, service and repair revenues consist principally of revenues from the installation of sound systems and other equipment that is not expressly part of a business music contract, such as paging, security and drive-through systems. These revenues also include revenue from the installation, service and repair of equipment installed under a business music contract. Music contract installation revenues are deferred and recognized over the term of the respective contracts.

   The cost of revenues consists primarily of broadcast delivery programming and licensing associated with providing music and other business programming to a client or an independent affiliate. The cost of revenues for equipment represents the purchase cost plus handling, shipping and warranty expenses. The cost of revenues for installation, service and repair consists primarily of service and repair labor and labor for installation that is not associated with new client locations. Installation costs associated with new client locations are capitalized and charged to depreciation expense over the estimated life of our clients' contracts.

   Selling, general and administrative expenses include salaries, benefits, commissions, travel, marketing materials, training and occupancy costs associated with staffing and operating local and national sales offices. Such expenses also include personnel and other costs in connection with the Company's headquarters functions. Sales commissions are capitalized and charged as selling, general and administrative expense over the typical contract term of five years. If a client contract is terminated early, the unamortized sales commission is typically recovered from the salesperson.

   Muzak was organized as a limited liability company as a wholly-owned subsidiary of Holdings. For federal (and some state) income tax purposes, the separate existence of Muzak is ignored, and the results of its operations are included in the operations of Holdings.

   Holdings was organized as a limited liability company. Holdings is taxed as a partnership for federal (and some state) income tax purposes. As such, Holdings does not pay federal (and where applicable, state) income taxes on income from its operations (including the operations of Muzak). Rather, any such income is reported as the taxable income of the owners of Holdings, in amounts allocated to them as required by the limited liability company agreement of Holdings.

Pro Forma Operating Results

   As more fully described within the notes to the summary unaudited pro forma financial data, as a result of the Transactions, certain pro forma adjustments were recorded in order to present the operating results as if the Transactions occurred on January 1, 1998. Such adjustments primarily consist of: (a) including the estimated historical results of operations for the various acquisitions consummated by Old Muzak during the year ended December 31, 1998 as if such acquisitions occurred on January 1, 1998, (b) conforming the accounting policy for sales commissions of Old Muzak with that of ACN (c) eliminating intercompany revenues and cost of sales, (d) eliminating certain costs not assumed in connection with the MTI Acquisition, and (e) eliminating seller transaction costs related to the sales of Old ACN and Old Muzak. These pro forma adjustments resulted in a $1.3 million and $5.7 million increase to EBITDA for the three months and year ended December 31, 1998, respectively.

   Management intends to implement certain structural and operating changes to the acquired entities. The following adjustments eliminate the impact of certain non-recurring charges and reflect the estimated impact of management's operational and organizational changes to its existing business and to the businesses it has and expects to acquire.

                                             Year ended     Three months ended
                                          December 31, 1998 December 31, 1998
                                          ----------------- ------------------
                                                 (dollars in thousands)
     Pro forma EBITDA....................      $34,434           $ 9,116
                                               -------           -------
     Adjustments:
     Galaxy IV non-recurring costs (i)...        2,113                76
     Old Muzak non-recurring expenses
      (ii)...............................        1,454               784
     ACN restructuring (iii).............          660               --
     Business Sound duplicative expenses
      (iv)...............................          228               110
     MTI duplicative expenses (v)........          346                86
     Cost savings adjustments (vi).......          851               213
                                               -------           -------
         Total additional adjustments....        5,652             1,269
                                               -------           -------
     Adjusted pro forma EBITDA:                $40,086           $10,385
                                               =======           =======

    --------
    (i) Represents the non-recurring charges of $1,548,000 at Old Muzak and $565,000 at ACN for the year ended December 31, 1998 and $76,000 at Old Muzak for the three months ended December 31, 1998 due to costs associated with repointing satellite dishes at client locations as a result of the failure in May 1998 of the Galaxy IV satellite.

    (ii) Represents one-time and non-recurring expenses incurred by Old Muzak, including: (a) payments made to an outside marketing and design firm associated with the repositioning of our brand, including the design of a new logo and marketing materials and the creation of our CD ROM sales tool; (b) payments made to outside consultants related to the design and construction of our web site,
         (c) costs associated with temporarily servicing client locations acquired from a former competitor through a third party music service while converting these acquired locations to the Muzak service; and (d) certain legal expenses and the elimination of the general partner's management fee.

                                              Year ended     Three months ended
                                           December 31, 1998 December 31, 1998
                                           ----------------- ------------------
                                                  (dollars in thousands)
     Costs of brand repositioning........       $  418              $105
     Web site design and construction....          101                91
     Expenses of converting acquired
      client locations...................          408               287
     Non-recurring legal expenses and Old
      Muzak general partner's fees.......          527               301
                                                ------              ----
                                                $1,454              $784
                                                ======              ====

    (iii) Represents the restructuring actions completed in connection with the Old ACN Acquisition, including (a) the termination of seven employees; (b) the restructuring of compensation for certain corporate employees and (c) the closure of redundant offices.

                                            Year ended     Three months ended
                                         December 31, 1998 December 31, 1998
                                         ----------------- ------------------
                                                (dollars in thousands)
     Employee terminations and
      restructuring of compensation.....       $385               $--
     Closing of redundant offices.......        275                --
                                               ----               ----
                                               $660               $--
                                               ====               ====

    (iv) Represents the elimination of the expense associated with certain executive functions at Business Sound that are now being performed by the management of ACN.

    (v) Represents the elimination of duplicative general corporate expenses as a result of the MTI Acquisition, including rent, legal and accounting expenses.

    (vi) Represents the elimination of duplicative sales and marketing, finance, administrative and technical support costs to be realized from the Merger.

   After giving effect to the foregoing considerations, the Company believes that it would have realized Adjusted pro forma EBITDA of $10.4 million and $40.1 million for the three months and year ended December 31, 1998, respectively.

Old Muzak -- Results of Operations

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenues. Total revenues increased 9.4% from $91.2 million in 1997 to $99.7 million in 1998 principally as a result of an 11.1% increase in music and other business services revenues and a 6.1% increase in equipment sales and related services. Music and other business services revenues increased due to (i) an increase in the number of broadcast music subscribers, sales growth and the acquisition of competitors' business music contracts, together with (ii) an increase in the royalties paid by independent affiliates resulting from growth in the broadcast music subscribers in the independent affiliate network. Music and other business services revenues with the exception of on-premise video and in-store advertising increased at more rapid rates than broadcast music revenues due to the increased marketing of, and increasing customer demand for, audio marketing products and services. Royalties and other fees from independent affiliates and international distributors (included in broadcast music revenues) accounted for $8.9 million or 8.9% of Old Muzak's revenues in 1998, compared with $8.8 million or 9.6% of Old Muzak's revenues in 1997. The continued decrease in the surcharges assessed to affiliates for satellite transmission costs was offset by increased growth in royalties related to new subscriber billing. Equipment and installation revenues increased 4.7% and 8.7%, respectively due to the expansion of national accounts.

   Gross Profit. Total gross profit increased 13.4% from $50.5 million in 1997 to $57.2 million in 1998. As a percentage of total revenues, gross profit increased from 55.4% in 1997 to 57.4% in 1998. The improvement in gross profit percentage in 1998 was due to growth of higher margin business services, such as broadcast music, audio marketing and on-premise music and video services.

   The improvement in gross profit was partially offset by approximately $1.5 million of one-time charges related to the Galaxy IV satellite failure. On May 19, 1998, services on the Galaxy IV satellite were permanently lost when the satellite ceased communicating to uplink stations throughout the United States. Also impacting gross profit was $0.4 million of non-recurring costs related to the conversion of competitor locations acquired during 1998. Had we not incurred these expenses our gross profit margin would have been 59.3% for 1998, an increase of 17.2% over 1997.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 3.2% from $33.3 million in 1997 to $34.3 million in 1998. As a percentage of total revenues, selling, general and administrative expenses decreased from 36.5% in 1997 to 34.4% in 1998. Selling and marketing expenses increased 3.0% from $13.8 million in 1997 to $14.2 million in 1998, principally due to an increase in commissions paid as a result of increased levels of sales of our business products. In 1998, selling and marketing expenses included the non-recurring expenses of $0.5 million associated with our cost of

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

repositioning our brand, the design and construction of our web site and one-time printing expenses. Had we not incurred such expenses, our selling and marketing expenses would have decreased 0.8% to $13.6 million in 1998. General and administrative costs increased 3.3% from $19.5 million in 1997 to $20.1 million in 1998, primarily due to transaction costs related to the Merger. Had we not incurred these expenses, our general and administrative costs would have only increased 0.6% to $19.6 million. If we had not incurred the non-recurring selling and marketing expenses and the non-recurring general and administrative costs, our 1998 selling, general and administrative expenses as a percentage of total revenues would have been 33.4%.

   Non-Cash Incentive Compensation. Non-cash incentive compensation increased from $0.2 million in 1997 to $2.2 million in 1998. This increase is primarily due to the meeting of performance criteria for options issued combined with management's estimate of the increase in value of Old Muzak.

   Depreciation Expense. Depreciation expense decreased 8.6% from $10.7 million in 1997 to $9.7 million in 1998, principally as a result of a reduction of depreciation expense for assets that were fully depreciated in 1997 related to the acquisition of Old Muzak in September 1992.

   Amortization Expense. Amortization expense increased 18.1% from $10.0 million in 1997 to $11.8 million in 1998. The increase in amortization expense was due to an increase in intangibles related to the increased investment in the expanded customer base and acquisitions of competitors' business music contracts in 1997 and 1998.

   Interest Expense. Total interest expense increased 4.4% from $10.8 million in 1997 to $11.2 million in 1998. The increase in interest expense in 1998 compared to 1997 is related to the increase in the average outstanding debt during the year. Old Muzak's total interest-bearing debt increased from $101.0 million to $118.4 million at December 31, 1997 and 1998, respectively.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Revenues. Total revenues increased 5.1% from $86.8 million in 1996 to $91.2 million in 1997 principally as a result of an 8.7% increase in music and other business services revenues offset by a 1.2% decrease in equipment and related services revenues. Music and other business services revenues increased due to an increase in the number of broadcast music subscribers and an increase in the royalties paid by independent affiliates resulting from an increase in the broadcast music subscribers in the affiliate network. Music and other business services revenues (with the exception of on-premises tape sales) increased at more rapid rates than broadcast music revenues due to the increased marketing of, and increasing customer demand for, on-premise music video and audio marketing services, among others. On-premise tape revenues declined due to Old Muzak's conversion of such customers to broadcast services, primarily direct broadcast satellite ("DBS") transmission. Royalties and other fees from franchisees and international distributors (included in broadcast music revenues) accounted for $8.8 million or 9.6% of Old Muzak's revenues in 1997, compared with $8.2 million or 9.5% of Old Muzak's revenues in 1996. This increase is principally due to a reduction in the surcharges assessed to franchisees for satellite transmission costs. Equipment revenues decreased 3.9% as Old Muzak continued to exit the low margin business of reselling equipment to its affiliates and reduced its participation in lower margin competitively bid equipment sales. Installation, service and repair revenues increased 4.6% from the level generated in 1996 due to more installations and large equipment orders during 1997.

   Gross Profit. Total gross profit increased 1.4% from $49.8 million in 1996 to $50.5 million in 1997. As a percentage of total revenues, gross profit decreased from 57.3% in 1996 to 55.4% in 1997. Declines in gross profit as a percentage of sales reflect a dilution of the margin percentage due to the continued development of the Internet music sampling business and the EchoStar residential revenues, net of EchoStar satellite costs, both of which contributed a negative gross profit for the year. Additionally, 1997 was impacted by approximately $0.5 million in one-time charges related to inventory writedowns.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 5.3% from $31.6 million in 1996 to $33.3 million in 1997. As a percentage of total revenues, selling, general and administrative expenses increased from 36.4% in 1996 to 36.5% in 1997. Selling and marketing expenses increased 19.7% from $11.5 million in 1996 to $13.8 million in 1997, principally due to an increase in sales volumes for business service products. General and administrative costs decreased 3.1% from $20.1 million in 1996 to $19.5 million in 1997, primarily due to costs associated with the unconsummated initial public offering in 1996. General and administrative costs also include $0.8 million in non-recurring severance charges in 1997 related to certain executive officers.

   Non-Cash Incentive Compensation. Non-cash incentive compensation increased from $0.1 million in 1996 to $0.2 million in 1997. This increase is primarily due to the increase in options issued combined with management's estimate of the increase in value of Old Muzak.

   Depreciation Expense. Depreciation expense increased 0.3% from $10.6 million in 1996 to $10.7 million in 1997, principally as a result of an increased investment in equipment installed at customers' premises due to an expanded customer base and related to new investments in the EchoStar system and the Internet music sampling business.

   Amortization Expense. Amortization expense increased 4.4% from $9.6 million in 1996 to $10.0 million in 1997. The increase in amortization expense was due to an increase in intangibles related to the increased investment in the expanded customer base.

   Interest Expense. Total interest expense increased 32.8% from $8.1 million in 1996 to $10.8 million in 1997. The increase in interest expense in 1997 compared to 1996 resulted from a full year of interest expense on the $100 million of senior notes issued by Old Muzak in October 1996. Old Muzak's total interest-bearing debt remained constant at $101.0 million at December 31, 1996 and 1997.

   Extraordinary Items. Extraordinary items reflected non-recurring non-cash charges from the write-off of $3.7 million of deferred financing fees, debt discount and organizational costs and a non-recurring gain of $3.1 million from the retirement of a redeemable preferred limited partnership interest during 1996.

ACN -- Results of Operations

Period From October 7, 1998 Through December 31, 1998

   Revenues totaled $5.9 million for the period ended December 31, 1998, comprised primarily of business music revenues. For the same period, cost of sales totaled $2.6 million, resulting in a gross profit margin of 56.8%. Total selling, general and administrative expenses for the period totaled $1.8 million, comprised principally of salary, benefits and overhead expenses.

Old ACN -- Results of Operations

Period From January 1, 1998 Through October 6, 1998 Compared to the Nine Month Period Ended September 30, 1997

   Revenues. Total revenues increased 60.2% from $11.8 million in 1997 to $18.9 million in 1998, primarily as a result of the impact of the reverse acquisition which occurred in May 1997, as well as growth in business music revenues and equipment sales and related services.

   Gross Profit. Total gross profit increased 35.0% from $8.0 million in 1997 to $10.7 million in 1998, Old ACN's gross margin in 1998 was 56.7%. Such gross margin is not comparable to the prior period as a result of the reverse acquisition in 1997. The 1998 gross margin was negatively impacted by approximately 3.0% or $0.6 million resulting from one-time charges related to the Galaxy IV satellite failure.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 84.6% from $3.9 million in 1997 to $7.2 million in 1998. Such increase was primarily the result of (i) the impact of the reverse acquisition in 1997, (ii) the growth in business music revenues and equipment sales related services, and (iii) approximately $0.8 million being incurred in 1998 pertaining to transaction costs related to the sale of Old ACN in October 1998.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Revenues. Total revenues increased 73.4% from $10.1 million in 1996 to $17.6 million in 1997, primarily as a result of the impact of the reverse acquisition in 1997 and growth in business music revenues and equipment sales and related services.

   Gross Profit. Total gross profit increased 54.7% from $6.7 million in 1996 to $10.4 million in 1997. Such gross profit, as well as gross margin for the periods, is not comparable as a result of the reverse acquisition in 1997.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 71.3% from $3.0 million in 1996 to $5.1 million 1997. Such increase was primarily the result of (i) the impact of the reverse acquisition in 1997 and (ii) the growth in business music revenues and equipment sales and related services.

Pro Forma Liquidity and Capital Resources

   Our business generally requires capital for the installation of equipment for new business music clients. We estimate that in 1998, demand-based capital expenditures represented approximately 80% of our total capital expenditures. Pro forma for the Transactions, capital expenditures for the year ended December 31, 1998 were approximately $25.2 million. Capital expenditures for 1999 are not expected to change significantly from the 1998 level. In addition, we have pursued and will continue to pursue a business strategy that includes selective acquisitions. We have historically funded our operations and acquisitions with proceeds from equity contributions, bank borrowings and cash flow from operations. We intend to use amounts available under the Senior Credit Facility, future debt and equity financings and internally generated funds to finance our working capital requirements, capital expenditures and future acquisitions.

   Our financing consisted of the Senior Credit Facility, the existing notes, the Senior Subordinated Notes, and the new equity investment. The net proceeds of which were used principally:

  . to pay the cash Merger consideration of $127.5 million to the partners of Old Muzak;

  . to repay approximately $100.0 million of borrowings by Old Muzak under its 10% Senior Notes due 2003 together with accrued interest,

  . to repay approximately $17.6 million of other borrowings by Old Muzak together with accrued interest,

  . to repay approximately $42.4 million of borrowings by ACN under the ABRY Subordinated Note, including accrued interest,

  . to pay approximately $10.7 million as a tender premium in connection with the tender offer and consent solicitation for the senior notes of Old Muzak, and

  .  to pay our fees and expenses in connection with the foregoing.

   As of December 31, 1998, on a pro forma basis, after giving effect to the Transactions, we had $300.4 million of indebtedness outstanding which includes:

  .  $115.0 million under the Senior Subordinated Notes,

  .  approximately $40.0 million of accreted value of the existing notes,

  . $138.4 million under the Senior Credit Facility, excluding $31.6 million of availability under the Revolving Credit Facility, and

   .  $7.0 million of other debt.

   In October 1998, ACN borrowed $40.8 million from ABRY III under the ABRY Subordinated Note. Amounts outstanding under the ABRY Subordinated Note earn interest at the rate of 9.0% per annum. Interest and principal under the ABRY Subordinated Note are payable within one year from the date of the related borrowing. We repaid the ABRY Subordinated Note with the proceeds from the offering.

   The Senior Credit Facility provides for a $35.0 million Revolving Credit Facility, a $30.0 million term loan facility ("Term Loan A") which matures on December 31, 2005 and a $105.0 million term loan facility ("Term Loan B") which matures on December 31, 2006. Subject to compliance with the terms of the Senior Credit Facility, borrowings under the Revolving Credit Facility will be available for working capital purposes, capital expenditures and pending and future acquisitions. Prior to December 31, 2000, we may request lenders to commit to additional loans of up to $50 million under a second revolving credit facility.

   The Revolving Credit Facility terminates, and all amounts outstanding thereunder are payable, on December 31, 2005. Advances under Term Loan A and the Revolving Credit Facility subject to the base rate (as defined in the Senior Credit Facility) bear interest, payable in quarterly installments at the base rate plus a margin ranging from 1.00% to 2.00%, and advances under Term Loan A and the Revolving Credit Facility subject to LIBOR bear interest, payable in installments at periods no greater than six months, at LIBOR plus a margin, ranging from 2.00% to 3.00%. Advances under Term Loan B subject to the base rate bear interest at the base rate plus 2.50% and advances under Term Loan B subject to the LIBOR rate bear interest at the LIBOR rate plus 3.50%. Borrowings under the Senior Credit Facility are guaranteed by Holdings and all of the Company's present and future direct and indirect domestic subsidiaries. The Senior Credit Facility is secured by substantially all of our assets in which a security interest may be granted. For additional information concerning the Senior Credit Facility, including the timing of scheduled payments, see "Description of the Senior Credit Facility."

   The Senior Credit Facility and the indenture contain financial and other covenants that restrict, among other things, our ability and the ability of certain of our affiliates to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. Such limitations, together with our highly leveraged nature, could limit our corporate and operating activities in the future, including the implementation of our growth strategy.

   The Senior Subordinated Notes were be issued in an aggregate principal amount of $115.0 million and will mature on March 15, 2009. The Senior Subordinated Notes are general unsecured obligations of Muzak and Muzak Finance Corp., as issuers (the "Issuers") and will be subordinated in right of payment to all current and future senior indebtedness of the Issuers, including indebtedness under the Senior Credit Facility. Interest on the Senior Subordinated Notes will accrue at the rate of 9.875% per annum and will be payable semi-annually in arrears on March 15 and September 15 of each year, to holders of record on the immediately preceding March 1 and September 1. Holdings and certain of Muzak's subsidiaries will guarantee the Senior Subordinated Notes. For additional information concerning the Senior Subordinated Notes, see "Description of Certain Debt--The Senior Subordinated Notes."

   Muzak is a wholly owned subsidiary of Holdings. Holdings is a holding company with no significant assets other than their investment in Muzak. The primary source of funds to the Holdings Issuers will be dividends and other advances and transfers from Muzak. However, the assets of our subsidiaries will not be available to our creditors except under limited circumstances. Muzak's ability to make dividends and other advances and transfers of funds (including funds required to pay interest on the Notes when due) are and will be subject to substantial restrictions under the Senior Credit Facility, the Senior Subordinated Note indenture and other agreements to which Muzak become a party. A payment default under the indenture or the Senior Subordinated Note indenture would constitute an event of default under the Senior Credit Facility, and could result in the acceleration of the indebtedness thereunder.

   We believe that cash generated from operations and borrowings expected to be available under the Senior Credit Facility will be sufficient to meet our debt service, capital expenditure and working capital requirements for the foreseeable future. We will require additional financing if our plans materially change in an adverse manner or prove to be materially inaccurate, or if we engage in any significant acquisitions. We cannot assure you that such financing, if permitted under the terms of the Senior Credit Facility and the indenture, will be available on terms acceptable to us or at all.

Year 2000 Compliance

   The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

   We use and rely on computer technology in many facets of our operations, including our satellite broadcast systems. If we or our significant customers or suppliers are not successful in making necessary modifications and conversions on a timely basis, the year 2000 issue could have a material adverse effect on our operations. We cannot quantify the impact at this time, however. We believe our competitors face similar risks.

   We are in the process of replacing our primary computer system at our headquarters, and expect the replacement to be completed in March 1999. Following completion of the system at our headquarters, we will begin replacing the software at our owned affiliates. The new software is also available to our independent affiliates. We expect that our remediation efforts for our critical computer systems will be completed by the end of the third quarter of 1999. We are conducting ongoing reassessments to confirm that all critical risks have been identified and will be addressed.

   Costs related to the year 2000 issue are funded through operating cash flows. We estimate that our year 2000 compliance program will cost approximately $1.5 million, of which approximately $1.0 million had been expended as of December 31, 1998.

   While we believe all necessary work will be completed in a timely fashion, we cannot assure you that all systems will be compliant by the year 2000, or that the systems of other companies and government agencies on which we rely will be compliant.

   Since 1997, we have been communicating with outside vendors to determine their state of readiness with regard to the year 2000 issue. Based on our assessment to date, we have not received any indication from a third party indicating that it expects to experience year 2000 non-compliance of a nature which would have a material impact on us. However, the risk remains that outside vendors or other third parties may not have accurately determined their state of readiness, in which case such parties' lack of year 2000 compliance may have a material adverse effect on our results of operations. We continue to monitor the year 2000 compliance of third parties with which we do business.

   We believe the most likely worst-case scenarios that we might confront with respect to the year 2000 issues have to do with the possible failure of third party systems over which we have no control, such as, but not limited to, satellite, power and telephone services. We are currently developing a specific year 2000 contingency plan.

Inflation and Changing Prices

   We do not believe that inflation and other changing prices have had a significant impact on our operations.

                                    BUSINESS

General

   Muzak is the world's leading provider of business music programming. Together with our independent affiliates, we serve an installed base of approximately 250,000 business locations, and we believe that we have a market share of approximately 55% of the estimated number of U.S. business locations currently subscribing to business music programming. Together with our independent affiliates, we have nationwide coverage. Our owned affiliates operate in 8 of the 10 largest DMAs and 17 of the largest 25 DMAs. On a pro forma basis, we generated revenues of $36.3 million and Adjusted EBITDA of $10.4 million for the quarter ended December 31, 1998 and revenues of $138.6 million and Adjusted EBITDA of $40.1 million for the year ended December 31, 1998.

   We offer three products. Our core product is Audio Architecture, and we offer two complementary products, Audio Marketing and Video Imaging. We believe that our clients use our products because they recognize them as a key element in establishing a desired business environment, in promoting their corporate identities and in strengthening their brand images. We assist our clients in selecting programming that is appropriate for their business and consistent with the experiences they are trying to create for their customers. We believe our products are highly cost effective, providing an important business tool to our clients at a low monthly cost.

   Audio Architecture is business music programming designed to enhance a client's brand image. Our staff of in-house audio architects analyzes a variety of music to develop and maintain 60 core music programs in 10 genres ranging from current top-of-the-charts hits to jazz, classic rock, urban, country, Latin, classical music and others. Our audio architects change our music programs on a daily basis, incorporating the continuous release of contemporary artists' new music recordings and drawing from our current library of approximately 1,250,000 recordings. In addition, we offer individual music programs to clients who seek further customization beyond that offered by our core music programs. As a complement to Audio Architecture, we have recently focused on developing our Audio Marketing product that provides telephone on-hold and in-store messages for more than 17,000 client locations. We have also introduced Video Imaging, which we believe is the most widely used in-store video product in the U.S. and is viewed in approximately 9,000 client locations. Our programs are delivered to our clients through DBS, telephone lines, local broadcast technology, audio and video tapes and compact discs.

   We complete our clients' business music experience by designing and installing sound and intercom systems, telephone on-hold and in-store messaging and video systems at their locations and providing after-sale services and enhancements to those systems, which we sell or lease to our customers. We provide our products and services domestically through our integrated, nationwide network of owned and independent affiliates. We believe our nationwide network is the largest in the industry and provides us with a key competitive advantage in effectively marketing and servicing clients ranging from local accounts with single or multiple locations to national accounts with significant geographic presences. We believe that approximately 52% of revenues from the sale of Muzak products are generated by our 45 owned affiliate territories. The remaining 48% are generated by our 123 independent affiliate territories.

   We provide music to numerous types of businesses including specialty retailers, restaurants, department stores, supermarkets, drug stores, financial institutions, hotels, golf clubs, health and fitness centers, business offices, manufacturing facilities, medical centers and HMOs, among others. Approximately 70% of our client base is comprised of local clients and the remaining 30% is comprised of national and regional chains. Our national clients include The Gap, Barnes & Noble, McDonald's, Staples, Kinko's, Sunglass Hut, Burger King, Taco Bell, Nordstrom, Citibank, Travelers and Prudential, among many others. Our regional clients include A&P, Kroger, Rite Aid, Kaiser Permanente, PetsMart, Dillards and Wells Fargo, among many others.

   Our clients typically enter into a noncancelable five-year contract that renews automatically for at least one additional five-year term unless specifically terminated at the initial contract expiration date. Our average length of service per client is approximately 12 years. For a typical local business music client generated by an

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

owned affiliate, we receive approximately $45 of net revenue per month per location. We typically make an initial one-time installation investment per location (including sales commissions) averaging approximately $1,000. This allows us to recover our capital costs within 22 months for a typical local client. We generate an over 50% annual return on investment per music client location, based on a twelve-year client relationship. In contrast, for music clients generated by our independent affiliates, we receive a net monthly fee of approximately $5 for each client location in exchange for our music programming. We incur no capital outlay for a new client location generated by an independent affiliate.

Operating Strengths

   We believe the following attributes have helped us become the world's leading provider of business music programming:

   Market Leadership for 65 Years. We believe that Muzak is the most widely recognized brand name in the industry. Together with our independent affiliates, we have an estimated 55% share of the U.S. business music market. We believe that we have been the leader in the business music programming industry since its inception by the founders of Old Muzak 65 years ago.

   Nationwide Presence. Our nationwide network is the largest in the industry and would be costly and difficult to replicate. As a result, we believe this nationwide network is a key competitive advantage. Our nationwide network enables us to provide same-day sales, installation and service to clients throughout the country and to service multiple widespread locations efficiently. This network is comprised of 168 territories, of which 45 are served by our 33 owned affiliate offices and the remaining 123 are served by our 75 independent affiliates. The independent affiliate component of our network is highly stable, as a significant majority of our independent affiliates has been associated with us for over 20 years.

   Large and Diverse Client Base. Our music products appeal to a variety of clients, including specialty retailers, restaurants, department stores, supermarkets, drug stores, financial institutions, hotels, golf clubs, health and fitness centers, business offices, manufacturing facilities, medical centers and HMOs, among others. Together with our independent affiliates, we currently serve approximately 250,000 client locations. Our national clients include The Gap, Barnes & Noble, McDonald's, Staples, Kinko's, Sunglass Hut, Burger King, Taco Bell, Nordstrom, Citibank, Travelers and Prudential, among many others. Our regional clients include A&P, Kroger, Rite Aid, Kaiser Permanente, PetsMart, Dillards and Wells Fargo, among many others. We also have numerous local clients with single or multiple locations. During 1998, none of our clients represented more than 2% of our revenues and our top ten clients represented in the aggregate less than 10% of our revenues.

   Attractive Economics to Clients and the Company. We believe our products and services are highly cost effective for our clients, providing them with an important business tool at a low monthly cost. We also believe that our business provides us with attractive economics. Our costs for incremental sales are low because the nature of our business enables us to leverage our corporate infrastructure (including programming, sales and marketing and general administrative costs), our established music library, and our nationwide network and music delivery system. As a result, our financial results are favorably impacted by growth through incremental client locations. Our annual return on investment is over 50% per client location, based on a twelve-year client relationship. In addition, we receive a monthly fee for each client location generated by our independent affiliates, for which we have no direct incremental costs.

   Long Term Contracts; Recurring Revenue Base; Low Churn. Our client contracts generally have a non-cancelable term of five years that renews automatically for at least one additional five-year term unless specifically terminated at the initial contract expiration date. Our long term contracts provide us with steady recurring monthly revenues per client location. In the majority of cases, we also have the right to match any increase in our operating costs with a corresponding price increase of up to 10% each year. During 1998, our monthly churn rate averaged approximately 0.7% and our annual churn rate was approximately 8%. We have an average length of service per client of approximately 12 years. Based on our experience, economic downturns have not significantly affected our monthly recurring revenues or our historical churn rate, which we believe is primarily because we deliver products to a geographically diverse client base in a range of industries at a low monthly cost.

   Demand-Based Capital Expenditures. The substantial majority of our capital expenditures are comprised of the initial investment for each new client location. We incur those costs only after receiving a signed contract from a client. Our typical initial investment per music client location (including sales commission) averages approximately $1,000, and our after-sale service costs are low. In the event of a contract termination, we can typically recover and reuse the installed equipment. We estimate that in 1998, demand-based capital expenditures represented approximately 80% of our total capital expenditures.

   Unique Product Offerings. Our staff of trained audio architects use their intuition, innovation and skill and our proprietary software package to continually change the content of our music programs for our clients. Our audio architects create programs using music from our extensive music library, which currently contains approximately 1,250,000 recordings and is continually updated with new releases. In addition, we have the ability to create integrated audio and video services through our Audio Marketing and Video Imaging products.

   Experienced Management. Our senior management team has extensive experience in the business music programming industry. The Company is led by Mr. William Boyd, its Chief Executive Officer, who has over 30 years of experience in the industry. Prior to re-joining Old Muzak in 1996, Mr. Boyd owned one of the largest independent affiliates and also served as President of our independent affiliate organization. We believe that Mr. Boyd has brought a consistent vision for sustained growth and profitability to the Company, has renewed focus on our Audio Architecture, Audio Marketing and Video Imaging core products and has strengthened our relationships with our independent affiliates. In addition, Mr. Boyd has selected a dedicated and energetic senior management team, that together with Mr. Boyd, has an average of approximately 13 years of experience in the business music programming industry.

Business Strategy

   Our strategy is to increase monthly recurring revenue and cash flow by concentrating on our Audio Architecture, Audio Marketing and Video Imaging products. Our strategy recognizes the operating leverage inherent to our business. In addition to internal growth, we also believe that opportunities exist to create synergies and enhance value through the selective acquisition of in-market competitors and of our independent affiliates.

   Concentrate on Core Competency. In late 1997, we discontinued our in-store marketing program and spun-off our other non-core operations, allowing us, under the strategic direction of our new management, to focus on our core competency of assisting our clients in enhancing their brand images and the experiences of their customers through planned programs of music and video. In this pursuit, we have focused on our core Audio Architecture, Audio Marketing and Video Imaging products. This focus has increased the opportunities for sales growth and profitability for each of these products. In the short time since implementing these changes, we have increased our monthly recurring revenue by approximately 13% from December 1997 to December 1998 and increased EBITDA by 33% from the fiscal year ended December 31, 1997 to December 31, 1998.

   Increase United States Market Penetration. We have identified the potential market for our products to include approximately six million U.S. businesses that are operating in an industry currently served by us. We believe that less than 10% of our identified market currently enhance their brand images through business music. As the leading provider of business music services, we believe we are well positioned to capitalize on the substantial growth opportunities available within this significantly under-penetrated market. We also believe that our ability to offer an integrated set of audio and video products through Audio Architecture, Audio Marketing and Video Imaging will allow us to increase penetration of our services to new clients and cross-sell new services to our existing clients.

   Capitalize on Changes in Sales and Marketing Strategy. We have recently restructured our sales and marketing strategy. We expect the following changes to increase sales of and cash flows from our products by our owned and independent affiliates:


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  .  We recently began amending our agreements with our independent affiliates. The amendment provides us and our independent affiliates with more attractive financial terms for each new national client and provides for better coordination of the installation and service of national account locations. The amendment also extends the prohibition of sales of competing products from Audio Architecture to include Audio Marketing and Video Imaging. In addition, the amended agreements give us the ability to set sales goals and incentive plans for these new products, similar to goals and plans previously established for Audio Architecture.

  . We have set more aggressive selling targets for our account executives and increased the number of our national account executives. In addition, we plan to hire product managers, each exclusively focused on assisting the owned and independent affiliates in selling our newer products, Audio Marketing and Video Imaging.

  . In July 1998, we provided laptop computers to the account executives of our owned affiliates to assist in the demonstration of product benefits to potential clients. These computers include an interactive CD-ROM and customized software which enhances the sales efforts of account executives. Previously, account executives had no way to demonstrate our music products other than from written brochures.

  . We continue to strengthen our brand image and awareness of our products through an updated Internet web site (www.muzak.com), new marketing materials that focus on the Muzak brand and the recent establishment of a charitable program, Muzak Heart and Soul Foundation, that promotes music education.

   Pursue Acquisitions. The business music industry remains highly fragmented, with numerous independent operators. For example, we have 75 individuals or entities that operate in our 123 independent affiliate territories. Since September 1997, Old Muzak has acquired two affiliate territories and has acquired client accounts of thirteen of its competitors' affiliates as well as one national competitor, MTI. In 1998, ABRY III formed ACN to acquire and operate Muzak independent affiliates. ACN acquired the Old ACN Assets, which included eight independent affiliate territories. ACN subsequently acquired two additional affiliate territories in January 1999, one additional affiliate territory in February 1999, four affiliate territories from Capstar Broadcasting in March 1999 and one additional affiliate territory from Capstar Broadcasting in May 1999. Through acquisitions, we expect to realize cost savings by eliminating duplicative programming, distribution, sales and marketing, technical and other general administrative expenses. We will continue to seek attractive opportunities to acquire music contract portfolios in the future and will review the acquisition of our own independent affiliates if they become available. Future acquisition targets may also include providers of complementary marketing on-hold and on-premises video products.

Products

   We offer three products, Audio Architecture, Audio Marketing, and Video Imaging, to assist our clients in strengthening their brand images and in enhancing the experiences of their customers. We believe our clients use our products because they recognize that our products can provide a key element in establishing a desired business environment, in promoting their corporate identity and in strengthening their brand image.

   Audio Architecture

   Audio Architecture is business music programming designed to strengthen a client's brand image. Our in-house staff of 19 audio architects analyzes a variety of music to develop and maintain 60 core music programs in 10 genres that appeal to a wide range of tastes. Our programs include current top-of-the-charts hits to jazz, classic rock, urban, country, Latin, classical music and others. Our audio architects update our music programs on a daily basis, incorporating the continuous release of new music recordings and drawing from our library of approximately 1,250,000 recordings, which we believe is the largest of its kind. In designing our music programs, our audio architects use a proprietary computer software package that allows them to efficiently access our extensive library, avoid repeated songs and manage tempo and music variety to provide clients with high quality, seamlessly arranged programs.

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

   We assist our clients in selecting music programming that is appropriate for their business and consistent with the experiences they are trying to create for their customers. We accomplish this goal in two ways. First, we can suggest one or more of our 60 core music programs. For example, in 1997, Barnes & Noble, one of the nation's largest retail bookstore chains, engaged Muzak to recommend music programming to evoke the appropriate blend of relaxation and education and create a uniform atmosphere in all of their stores. Second, we can create custom music programs for our clients that wish to convey a unique and specific brand image, a process we call Audio Imaging. Our Audio Imaging clients include Crate & Barrel, DKNY, Esprit, Fossil, Liz Claiborne, Lindt Chocolate, Spencer Gifts, Sunglass Hut and Watch Station.

   Clients who subscribe to our 60 program core music service may utilize our DayParting and WeekParting services. These services allow us to vary the programs that are delivered to our clients during different hours of the day and days of the week in response to our clients' changing customer patterns. All of our clients have access to our extensive in-house programming and editing capabilities and the technological strengths we have developed in engineering, equipment, and delivery systems.

   Some of our popular programs include:

FM-1(R) -- A mainstream mix of            Hot FM SM -- A mix of melodic upbeat
familiar adult contemporary               adult oriented pop vocals and
favorites.                                instrumentals.


Country Currents(R) -- Current            EuroStyle SM -- An ultra-hip mix of
country hits by established and           cutting edge sounds from Europe.
emerging artists.


                                          Contemporary Jazz Flavors SM -- A
Urban Beat SM -- A youth-oriented         smooth mix of contemporary
mix of contemporary urban music with      instrumentals and adult pop vocals
a focus on funky beats and tough          by popular artists.
jams.


                                          Contemporary Christian -- Today's
KidTunes SM -- A mix of educational       popular Christian music.
and entertaining music for kids.


                                          Hitline(R) -- A youth-oriented mix
Latin Styles SM -- The smooth side        of up-tempo styles that reflect the
of contemporary Spanish language          diversity of today's pop music
music.                                    culture.


   In addition, we offer approximately 600 different tape and compact disc based programs of music. We develop these tapes to meet the specialized business needs of our clients with more focused customer demographics. Some of the formats offered are Italian-American, reggae, hard rock, German and Chinese. We distribute these music programs to clients in the form of long-playing audio tapes or compact discs that our clients play using specially-designed equipment that we installed.

   Audio Marketing

   Our Audio Marketing staff creates customized music and messages that allow our clients' telephone systems to deliver targeted music and messaging during their customers' time on hold. Several studies have substantiated the value of on-hold marketing. A study performed by Telemarketing Magazine found that 85% of calling customers prefer hearing about a company's products to silence or music and 20% of those who hear such messages purchase the item or service advertised. The cost implications of this data for a telephone-oriented business can be very significant. Because on-hold music and messaging reduce the need for telephone operators, it is appealing to both cost-conscious larger businesses and to smaller businesses that are, by their nature, more sensitive to the incremental fixed costs associated with telephone operators. In addition to cost savings, on-hold messaging provides a revenue enhancing opportunity.

   We have the in-house capability to write, voice, edit, produce and duplicate messages. Our fully integrated sound studios and editing and tape duplication facilities provide us with flexibility in responding to clients' needs. Our telephone and satellite delivery technologies allow us to expeditiously change our clients' music and message mixes and styles. We also offer our clients a tape-based product which operates from equipment at the client's location.

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

   As of December 31, 1998, more than 17,000 client locations subscribed to our Audio Marketing product. As in our sales of business music, we generally require our clients in this area to commit to a five year contract. Clients using Audio Marketing to effectively convey messages to their customers include Citibank, GTE, Kinko's, Kaiser Permanente, Coldwell Banker, Harrah's Casino, Esprit, Texaco, Shell, BPAmoco and Budget Car Rental. We believe that our Audio Marketing product creates an opportunity to attract new clients in new market segments and to increase penetration of our existing client base. Our existing client base includes many smaller businesses, and we believe that our existing client base is sufficiently sophisticated to appreciate the added value of business music and messaging to their on-hold customers.

   Video Imaging

   We believe we are the largest producer and distributor of in-store video programs in the world. Video Imaging is unique, demographically-tailored video programming designed to enhance the brand personality of our clients by entertaining, informing and captivating their customers. We have a library of over 30,000 video programs. These video programs use both original artist music videos and other non-music video content such as sports, entertainment, fashion and comedy. We produce our video programs through our in-house production facilities and distribute them on high-grade VHS videotape to our clients on a monthly rotation. We produce these programs for a variety of retail environments, such as department stores, specialty shops, athletic footwear stores, children's apparel stores, restaurants, sporting goods stores, toy and hobby stores, drug stores and appliance stores. Clients currently using Video Imaging include Macy's, McDonald's, Bloomingdale's, Lord & Taylor, Oshman's Sporting Goods, Burger King, Camelot Music, Rooms to Go, Rent-A-Center, KFC, Game Works, Best Way and Donna Karan Jeans Shop. As of December 31, 1998, we had approximately 9,000 client locations subscribing to our Video Imaging product.

   Our 22 in-store video programs are available in the following genres:

  . Total Music Programs. Segued music video programs in two-hour or four-hour lengths that represent a style and tempo of music applicable to particular business environments.

  . Variety Programs. A series of video programs hosted by an off-camera voice talent that incorporate music videos and entertainment features targeting specific audiences.

  . Children's Programs. Children's programs incorporate select music videos, sing-alongs, educational features and cartoons that are selected specifically to entertain and educate children.

  . Sports Programs. Sports documentaries, sports trivia, classic sports features, high energy music videos, and extreme sports features.

  . VeeJay Programs. One-hour long programs produced exclusively for nightclubs and entertainment facilities with video jockeys or "veejays."

Equipment Sales and Related Services

   In connection with the sale of our Audio Architecture, Audio Marketing and Video Imaging products, we sell and lease various audio and video system-related products, principally sound systems. We believe that style and placement of sound and video systems can further enhance the experience we create through Audio Architecture and Video Imaging. As part of a typical music programming contract, we provide music receiving or playback equipment to our client. Our business music clients generally purchase or lease audio equipment from us that supplements the music receiving or playback equipment.

   We also sell, install and maintain non-music related equipment, such as intercom, paging and drive-thru systems. We provide these services for our business music and other clients. Maintenance of program-receiving equipment that we provide to business music clients is typically included as part of the overall music service. Installation and maintenance of audio or other equipment not directly related to reception of our business music service is provided on a contractual or time-and-materials basis. In addition, we sell electronic equipment such as proprietary tape playback equipment to our independent affiliates to support their business music services business. All of the equipment is manufactured by third parties, although some items bear the Muzak(R) brand name.

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

Nationwide Affiliate Network

   We believe our integrated nationwide network is the largest and most comprehensive in the business music industry and enables us to pursue sales on a nationwide basis to local, regional and national accounts. It also allows us to provide same-day installation and service to our clients throughout the country and to service multiple geographically disperse locations efficiently. Our nationwide network divides the country into 168 affiliate territories, of which 45 are served by our 33 owned affiliate offices and the remaining 123 are served by our 75 independent affiliates. Our owned affiliates generally operate in the larger and the more populated territories. For example, 17 of our owned affiliate territories are located in the top 25 DMAs. We believe that approximately 52% of revenues from the sale of Muzak products are generated by our owned affiliates, with the remaining 48% generated by our independent affiliates.

   Independent Affiliate Agreement Terms

   Our business relationships with our independent affiliates are governed by independent affiliate agreements that have renewable ten-year terms. Under these agreements, the independent affiliate is granted an exclusive license to offer and sell our Audio Architecture, Audio Marketing, Video Imaging products, as well as other products such as Dayparting and Weekparting. The independent affiliate is also permitted to use our registered marks within a defined territory which allows us to promote a uniform Muzak brand image nationally. The agreements also contain terms relating to distribution of services via our DBS distribution system.

   Pursuant to the agreements, each independent affiliate pays us a monthly fee based on the number of businesses within its territory and a monthly broadcasting royalty equal to approximately 10% of its billings. Typically, this combined net fee and royalty payment represents approximately $5 per month per client location. However, this monthly royalty is subject to certain adjustments, as we charge the independent affiliate additional amounts for on-premise tape services and other services. We share revenues from the sale of other broadcast business services with our independent affiliates.

   In order to increase our national and regional sales in January 1999, we began amending our independent affiliate and national sales agreements in a number of respects. As part of these amendments we are:

  . restructuring commission and other provisions to increase national and regional sales and make these sales more profitable for our independent affiliates and for us, and to coordinate sales, installation and service of national and regional client locations;

  . extending our product exclusivity requirements to include our Audio Marketing and Video Imaging products in order to preclude independent affiliates from selling products which compete with Audio Marketing and Video Imaging;

  . introducing an incentive plan to encourage independent affiliates to increase their sales of our products and exceed an agreed-upon budget by offering credits against future royalties to be paid to us;

  . reducing the requirements for approval of future amendments to the independent affiliate agreement from 100% to 75% of the independent affiliates, thereby allowing us the opportunity to further amend the agreements and introduce new programs and products more efficiently; and

  . agreeing to remit amounts owed to each independent affiliate under bills we collect for it within 60 days of our receipt of its customers' payments in exchange for the right to withhold from those amounts any past due fees and royalties owed by the affiliate, with clients' bad debts charged back to the affiliate.

Sales and Marketing

   We employ a direct sales process in marketing our products, which is focused on securing new client contracts and renewing existing contracts. Our client agreements typically have a noncancelable term of five years and renew automatically for at least one additional five-year term unless specifically terminated at the

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

initial contract expiration date. Repeat clients comprise the core of our account base. We believe that our high renewal rate of existing client contracts reflects the importance of our products to our clients' business operations.

   Local salesforce

   We build and maintain our local client base through a team of over 200 local sales account executives. Local account executives typically focus on clients that have fewer than 50 locations. For clients with more locations a regional or national specialist is available to assist the local account executive in securing the sale. Our local account executives are almost exclusively compensated on commission. Each year, local account executives are given sales goals and their progress is monitored by their General Manager. Local account executives are provided the opportunity to attend our week-long sales training program in Seattle and completion of this program is mandatory for local account executives employed by our owned affiliates. Each affiliate, whether owned or independent, is responsible for installing, servicing and billing the local client base within its territory.

   National and Regional Salesforce

   We build and maintain our existing client base of national and regional accounts primarily through our national and regional sales group headquartered in Chicago. Our National Sales Director has a sales force of five national account executives. The Regional Sales Director has a sales force of five account executives each responsible for coverage of a particular region of the United States. Both national and regional account executives are given sales goals each year and their progress is then monitored and reviewed by their respective Sales Director. The majority of billing for national and regional accounts is centrally performed in our Seattle headquarters.

   Continuing Training and Sales Tools

   In addition to our training program for new account executives, we use continuing education programs and update our sales tools to improve the effectiveness of our account executives. Our newly hired training staff is developing educational programs designed to strengthen account executives' knowledge of our Audio Marketing and Video Imaging products. In July 1998 we provided account executives associated with our owned affiliates with laptop computers equipped with an interactive CD-ROM based sales tool. This software enables us to give multimedia sales presentations that vividly demonstrate how our products can help potential clients enhance their brand images. These presentations also enable us to simulate the use of our products at a potential client's business location. The CD-ROM program is also available to account executives associated with our independent affiliates.

   Recent Changes in Sales Approach

   During 1998, our new senior management team designed and implemented a number of changes in our approach to marketing and selling our Audio Marketing and Video Imaging products. The majority of changes fall into three categories:
(a) changes in organizational structure, (b) improved sales training and support, and (c) changes to our independent affiliate agreement.

   During 1998, we reorganized our staffing in order to operate more efficiently, to assign responsibility for our Audio Marketing and Video Imaging products and to ensure adequate support for the future growth of such products. Accordingly, we:

    . eliminated certain positions that did not contribute to the profitability of Audio Marketing;

    . appointed Vice Presidents of Audio Marketing and Video Imaging who are responsible for the day-to-day operation of our Audio Marketing and Video Imaging divisions and their profitability; and

    . created industry product positions to focus exclusively on markets with significant future growth potential.


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

   In order to improve our sales training and support for our Audio Marketing and Video Imaging products, we hired a training coordinator responsible for educating our newly hired account executives and our existing owned and independent affiliate account executives. Our training coordinator created a training program and sales kit for our account executives. These guides provide account executives with the information they need to approach prospective clients, including direct mail pieces, information on product pricing and equipment and answers to questions most frequently asked by potential clients. We also equipped our salespeople with demonstration CDs that illustrate our Audio Marketing and Video Imaging products.

   We also have begun amending our independent affiliate agreements with changes that promote the sale of our Audio Marketing and Video Imaging products throughout our nationwide network. Prior to these changes, our independent affiliates did not actively market our Audio Marketing or Video Imaging products. We extended our product exclusivity requirements in the amended independent affiliate agreement to include our Audio Marketing and Video Imaging products thus prohibiting independent affiliates from selling products competing with Muzak's Audio Marketing and Video Imaging products.

   Branding and Corporate Promotion

   In addition to providing greater support for our account executives, we are continuing to strengthen our brand image and awareness of our products through an updated Internet web site (www.muzak.com), new marketing materials that focus on the Muzak brand and the recent establishment of a charitable program, the Muzak Heart and Soul Foundation, that promotes music education.

Distribution Systems

   We believe that our ability to distribute our products through DBS transmission, telephone lines, local broadcast transmission, audio and video tapes and compact discs enables us to effectively serve our clients that have either single or multiple locations as well as those having varied music or service needs. At December 31, 1998, we served our music client locations through the following means: approximately 65% through DBS transmission or telephone lines, approximately 25% through local broadcast technology, and approximately 10% through on-premises tapes or compact discs. From time to time, we also evaluate new delivery systems.

   Microspace and EchoStar Agreements

   We transmit our 60 core music programs via DBS to clients primarily from transponders leased from Microspace and EchoStar. Microspace provides us with facilities for uplink transmission of our medium-powered DBS signals to the transponders. Microspace, in turn, leases its transponder capacity on satellites operated by third parties, including the Galaxy IIIR satellite operated by PanAmSat through which a majority of our DBS clients are served. The term of our principal transponder lease with Microspace for the Galaxy IIIR satellite is projected to end in 2004. Microspace can terminate its agreements with us immediately upon termination of its underlying agreement with PanAmSat. We regularly review the availability of alternate transponders.

   As part of our arrangements with EchoStar, we furnish 60 music channels to commercial subscribers and 30 music channels to residential subscribers over EchoStar's satellite system. Pursuant to our agreements with EchoStar, EchoStar pays us a programming fee for each of its residential subscribers and pays our affiliates a commission for sales made by EchoStar or its agents to commercial subscribers in an affiliate's territory. We pay EchoStar a fee for uplink transmission of music channels to our clients and we rent space at EchoStar's Cheyenne, Wyoming uplink facility. We also pay EchoStar a royalty and combined access fees on music programs sold by us which are distributed by EchoStar to commercial subscribers. EchoStar has the right to cancel its distribution of the 30 music programs to residential subscribers at any time upon 60 days notice. Upon such cancellation, EchoStar must pay us the depreciated book value of our capital investment in equipment to support the residential music channels and continue to provide 2.4 megahertz of transponder capacity for our use in serving commercial subscribers. In such event, we would only be able to provide 30 music programs and would need to lease other transponder space in order to continue providing the other 30 music programs. We would also lose the programming fee and commission revenue generated by EchoStar's

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

residential subscribers, which was approximately $1.4 million during 1998. The term of our agreements with EchoStar is projected to end in 2010.

   EchoStar has agreed that it will not provide transponder space to, enter into or maintain distributor agreements or relationships with, or enter into any agreements for the programming or delivery of any audio services via DBS frequencies with, a specified group of our competitors. We have agreed that we will not secure transponder space for, enter into or maintain distributor agreements or relationships with, or enter into any agreement for the programming or delivery of any of our services with any competitor of EchoStar via DBS frequencies or with specified competitors of EchoStar via specified frequencies.

   Local Broadcast Transmission

   We also use local broadcast transmission to distribute business music in localized metropolitan areas where the concentration of client locations is sufficiently large to justify the cost. Local area FM broadcasting is primarily made via commercial FM radio station subcarriers and requires the use of a separate subcarrier and an on-premises client receiver for each program format being distributed. Accordingly, local broadcasting is not cost-effective for delivery of more than two formats to a particular area and is generally limited to our most popular program formats.

Competition

   We compete with many local, regional, national and international providers of business music and business services. We compete on the basis of service, the quality and variety of our music programs, versatility and flexibility, the availability of our non-music services and, to a lesser extent, price. Even though we are seldom the lowest-priced provider of business music in any territory, we believe that we can compete effectively on all these bases due to the widespread recognition of the Muzak(R) name, our nationwide network, the quality and variety of our music programming, the talent of our audio architects and our multiple delivery systems.

   Some of our competitors may have substantially greater financial, technical, personnel and other resources than we do. There are numerous methods by which our existing and future competitors can deliver programming, including various forms of DBS services, wireless cable, fiber optic cable, digital compression over existing telephone lines, advanced television broadcast channels, DARS and the Internet. We cannot assure you that we will be able to (a) compete successfully with our existing or potential new competitors, (b) maintain or increase our current market share, (c) use, or compete effectively with competitors that adopt, new delivery methods and technologies, or (d) keep pace with discoveries or improvements in the communications, media and entertainment industries such that our existing technologies or delivery systems that we currently rely upon will not become obsolete.

Music Licenses

   We license rights to rerecord and distribute music from a variety of sources and pay royalties to songwriters and publishers through contracts negotiated with performing rights societies such as ASCAP, BMI and SESAC.

   The industry-wide agreement between business music providers and BMI expired in December 1993. Since then, we have been operating under an interim agreement pursuant to which we have continued to pay royalties at the 1993 rates and business music providers and BMI have been negotiating the terms of a new agreement. If an agreement is not reached, BMI may seek to have rates determined through a rate court proceeding. The industry-wide agreement between business music providers and ASCAP expires in May, 1999. We cannot predict what the terms of the new BMI or ASCAP agreements with business music providers will be or when agreements will be reached, although BMI has indicated that it is seeking royalty rate increases and a retroactive royalty rate increase. In 1998, Old Muzak paid approximately $3.5 million in royalties to ASCAP, $1.3 million in royalties to BMI and $13,000 in royalties to SESAC. Increases in the fees we must pay under these agreements could adversely affect our operating margin, and, therefore, our results of operations.

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

   The Digital Performance Right in Sound Recordings Act of 1995 (the "DPRA") amended U.S. copyright law to create a limited performance right in sound recordings publicly performed by means of digital audio transmission ("digital performance right"). Our digital transmission of music to businesses are considered public performances for the purposes of U.S. copyright law but may qualify for an exemption from copyright liability for digital performance rights, and any obligation to pay a royalty therefor, under the DPRA. The DPRA exempts digital transmissions to business establishments for use in the ordinary course of business from copyright liability, provided those transmissions satisfy certain limitations on the number of selections from one phonorecord or by the same featured artist, as set forth in the DPRA. We believe our music services to businesses satisfy the conditions necessary to qualify for the exemption. To the extent we provide digital audio services to residential clients or consumers by means of digital transmissions, the DPRA would require the payment of additional royalties.

   The Fairness in Music Licensing Act enacted in 1998 revised the U.S. copyright law to expand an exemption that enables certain small businesses to transmit background music by means of radio and television. Those exemptions are subject to limitations on the size of area of the business location in which such transmissions are received, limitations on the number of speakers or television sets and the restriction that the business does not charge admission. As a result of the Fairness in Music Licensing Act, more small businesses can transmit background music at their business locations without paying licensing fees which may reduce the potential number of clients for our products. However, we do not believe that small businesses could replicate our products and services because of our extensive music library, unique product offerings and the talents of our audio architects.

Government Regulation

   We are subject to the governmental regulation by the United States and the governments of other countries in which we provide services. Our business prospects could be adversely affected by the adoption of new laws, policies or regulations that change the present regulatory environment. We currently provide music services in a few areas in the United States through 928 to 960 megahertz radio frequencies licensed by the FCC. Additionally, the FCC licenses the radio frequencies used by satellites on which we transmit our DBS services in the United States. If the FCC or any other person revokes or refuses to extend any of these licenses, we would be required to seek alternative transmission facilities. Laws, regulations and policy, or changes therein, in other countries could also adversely affect our existing services or restrict the growth of our business in these countries.

Properties

   Our headquarters are located in Seattle, Washington and consist of approximately 80,000 square feet. We also have 51 local sales offices in various locations, a national sales office in Chicago, office and satellite uplink facilities at Raleigh, North Carolina and Cheyenne, Wyoming and five warehouses in various locations. We consider our facilities to be adequate to meet our current and reasonably foreseeable needs.

   Muzak's executive offices are located at 2901 Third Avenue, Suite 400, Seattle, Washington 98121, and its telephone number is (206) 633-3000.

Employees

   As of December 31, 1998, on a pro forma basis, we had 1,041 full-time and part-time employees, of whom 275 held sales and marketing positions, 215 held administrative positions and 551 held technical and service positions. A total of 100 of our technical and service personnel are covered by twelve union contracts, eleven of which are with the International Brotherhood of Electrical Workers and one of which is with the Communications Workers of America. One of the International Brotherhood of Electrical Workers contracts

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

that covers 11 employees expired on December 31, 1998 and we are in the process of negotiating a replacement agreement. The other contracts expire on dates ranging from October 31, 1999 to April 30, 2001. All of the International Brotherhood of Electrical Workers contracts provide for successive automatic one-year renewals, unless a notice of renegotiation or termination is given prior to the end of the then-effective term. We believe that our relationships with our employees and the unions are good.

Divestitures

   In March of 1998, as part of new management's focus on our core products, a non-core operation which provided music sampling on the Internet was spun-off into a wholly-owned subsidiary of Old Muzak, EAIC. In July 1998, the voting equity interests in EAIC were sold to a related party investor, with Old Muzak retaining an equity interest in the form of non-voting equity. Prior to the consummation of the Merger, Old Muzak will divest itself of its remaining ownership interests in EAIC through a distribution to Music Holdings Corp.

Legal Proceedings

   We are subject to various proceedings arising in the ordinary course of business. On March 5, 1999, one of our former employees initiated a suit against us in the United States District Court for the Northern District of Illinois alleging certain violations of the Americans with Disabilities Act. While we are still in the process of evaluating this claim, we anticipate that neither this claim nor any other proceeding to which we are a party, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or liquidity.

                                   MANAGEMENT

Executive Officers and Directors

   Muzak is a wholly owned subsidiary of Holdings. Holdings is a limited liability company whose affairs are governed by a Board of Directors (the "Board"). The following table sets forth certain information about the directors ("Directors") of Holdings and the executive officers of Muzak as of March 31, 1999 and their ages as of March 31, 1999. Each of the Directors identified below is currently a Director of Holdings and has served as Director of Holdings since March 1999. The election of the Directors is subject to the terms of the Members Agreement and the Securityholders Agreement (each, as defined). See "Certain Relationships and Related Transactions."

   Name                      Age Position and Offices
   ----                      --- --------------------
   William A. Boyd..........  57 Director, President and Chief Executive Officer
   Charles A. Saldarini.....  55 Chief Operating Officer
   Brad D. Bodenman.........  35 Chief Financial Officer and Treasurer
   Steven M. Tracy..........  48 Senior Vice President
   Robert L. Cauley.........  45 Vice President, Audio Marketing
   Richard Chaffee..........  54 Vice President, Operations
   D. Alvin Collis..........  46 Vice President, Audio Architecture
   Jack D. Craig............  63 Vice President, Affiliate Sales and Development
   Dino J. DeRose...........  38 Vice President, National Sales
   Kenneth F. Kahn..........  37 Vice President, Marketing
   Bruce McKagan............  48 Vice President, Video Imaging
   Peni Garber..............  36 Director, Vice President and Secretary
   David W. Unger...........  42 Director and Vice President
   Royce G. Yudkoff.........  43 Director and Vice President
   Steven Hicks.............  48 Chairman of the Board
   D. Geoff Armstrong.......  41 Director
   Andrew Banks.............  44 Director

   The following sets forth biographical information with respect to the Directors of Holdings and executive officers of Muzak.

   William A. Boyd is a director, has been the Chief Executive Officer of Muzak since March 1999 and was the Chief Executive Officer of Old Muzak from 1997 to March 1999. He was Chairman of the Board of Music Holdings Corp., the general partner of the managing general partner of Old Muzak, from 1997 to March 1999 and was a director of Music Holdings Corp. from 1996 to March 1999. From 1995 to 1996, Mr. Boyd was a private investor. From 1982 to 1995, Mr. Boyd was owner and president of SunCom Communications, the largest independent affiliate of the Company. Mr. Boyd was President of the independent affiliate organization from 1994 to 1995 and from 1986 to 1987. Mr. Boyd was also President of Old Muzak's Owned Affiliate division in 1987. Prior to owning an independent affiliate, Mr. Boyd held various positions with Old Muzak. Mr. Boyd is the father of Robert T. Boyd.

   Charles A. Saldarini has been Chief Operating Officer of Muzak since March 1999 and was Chief Operating Officer of Old Muzak from 1997 to March 1999. Prior to joining Old Muzak, Mr. Saldarini was employed from 1976 to 1997 by First Union National Bank where he rose to the rank of Senior Vice President. From 1971 to 1976, Mr. Saldarini held commercial/corporate lender positions with Irving Trust Company.

   Brad D. Bodenman has been Chief Financial Officer and Treasurer of Muzak since March 1999 and was the Chief Financial Officer of Old Muzak from 1998 to March 1999. Mr. Bodenman served as Old Muzak's Vice President, Finance and Administration from 1997 to 1998, as its controller from 1996 to 1997, as its Director of Finance from 1994 to 1996, as an Accounting Manager from 1991 to 1994, and Accounting Supervisor from 1990 to 1991 and as Senior Accountant from 1989 to 1990. Prior to joining Old Muzak, he served as a senior accountant at Price Waterhouse.

   Steven M. Tracy has served as Senior Vice President, Owned Operations of Muzak since March 1999 and was the senior Vice President, Owned Operations of Old Muzak from 1998 to March 1999. From 1997 to 1998, Mr. Tracy was Old Muzak's Vice President, Owned Operations, Western Region. Prior to 1997, Mr. Tracy served as a Regional Director from 1994 to 1997, General Manager from 1988 to 1994 and Vice President/General Manager for Old Muzak from 1986 to 1988.

   Robert L. Cauley has served as Vice President, Audio Marketing of Muzak since March 1999. From 1998 to March 1999, Mr. Cauley was Old Muzak's Manager of Audio Marketing. From 1996 to 1998, Mr. Cauley served as Operations Manager of Audio Marketing. Mr. Cauley was Lead Coordinator-Eastern Region for Audio Marketing from 1994 through 1996. Mr. Cauley joined Old Muzak's Audio Marketing as an Account Coordinator in 1993. Prior to joining Old Muzak he was Media Relations Officer for Escambia County Florida from 1987 through 1991. Mr. Cauley was Operations Manager for EJM Broadcasting in New Orleans from 1984 to 1987. From 1979 through 1984, he was Program Director for Seaway Braodcasting.

   Richard Chaffee has been Muzak's Vice President, Operations since March 1999 and was Old Muzak's Vice President, Operations from 1997 to March 1999. Previously, Mr. Chaffee had been Vice President, Owned Affiliate Operations of Old Muzak since 1987. Since joining Old Muzak in 1968, Mr. Chaffee has served in both local sales offices and independent affiliate operations in New York, Boston, Chicago, Minneapolis and Charlotte, primarily as Chief Engineer and Operations Manager.

   D. Alvin Collis has been Muzak's Vice President, Audio Architecture since March 1999 and was Old Muzak's Vice President, Audio Architecture from 1997 to March 1999. From 1994 to 1997, Mr. Collis served as Old Muzak's Director of Programming. Prior to that time, he served as an audio architect at Old Muzak from 1988 to 1994 and as an audio architect at Yesco from 1984 to 1988. From 1980 to 1983, Mr. Collis was a partner at MoDaMu (Modern Dance Music) Records. Prior to 1980, Mr. Collis was a record producer/engineer for various record companies.

   Jack D. Craig has been Muzak's Vice President, Affiliate Sales and Development since March 1999 and was Vice President, Affiliate Sales and Development of Old Muzak from 1988 to March 1999. From 1983 to 1988, Mr. Craig was Vice President, Dealer Sales for AEI. From 1979 to 1983, Mr. Craig was Marketing/Sales Manager for Aiphone Corporation, a leading intercom manufacturer. Prior to joining Aiphone Corporation, Mr. Craig served as vice president/account supervisor for 11 years with J. Walter Thompson Advertising.

   Dino J. DeRose has been Muzak's Vice President, National Sales since March 1999 and was Old Muzak's Vice President, National Sales from 1997 to March 1999. Prior to 1997, Mr. DeRose served as Director of National Sales from 1994 to 1997, as General Manager of Old Muzak's InStore Marketing Group from 1992 to 1994 and as a National Account Executive from 1988 to 1992. From 1985 to 1988, he served as National Retail Sales Manager with SelfVision and was Regional Sales Manager at Steidel Wine from 1982 to 1985.

   Kenneth F. Kahn has been Muzak's Vice President Marketing, since March 1999 and was Old Muzak's Vice President, Marketing from 1997 to March 1999. From 1996 to 1997, Mr. Kahn served as Sales Manager for Old Muzak's New York office. From 1995 to 1996, Mr. Kahn served as Director of Sales and Marketing at Emphasis Music. From 1992 to 1994, he served as Vice President, Sales and Marketing at Astroland Amusement Park. From 1989 to 1992, he was Partner and Vice President of Phase One Distribution. From 1982 to 1989, he was Partner and Vice President at Ezra Kahn & Associates.

   Bruce McKagan has been Muzak's Vice President, Video Imaging since March 1999 and was Old Muzak's Vice President, Video Imaging from 1998 to March 1999. From 1995 to 1998, Mr. McKagan served as Old Muzak's Director, Video Imaging. Prior to joining Old Muzak, Mr. McKagan was Vice President of Sales, Marketing and Programming for Sight and Sound Entertainment from 1990 to 1995. Mr. McKagan was Vice President of Entertainment at Restaurant Enterprises Group, Inc. from 1987 to 1990 and Director of Entertainment for Black Angus Restaurants from 1981 to 1987.

   Peni Garber is a principal and Secretary of ABRY. She joined ABRY in 1990 from Price Waterhouse, where she served as Senior Accountant in the Audit Division from 1985 to 1990. Ms. Garber is presently a director (or the equivalent) of Nexstar Broadcasting Group LLC, Network Music Holdings LLC, Quorum Broadcast Holdings Inc. and Pinnacle Towers Inc. Ms. Garber graduated summa cum laude from Bryant College.

   David W. Unger has served as Vice President of Muzak since March 1999 and was Executive Vice President of ACN from May 30, 1997 to March 1999. Since 1995, Mr. Unger has invested in, operated and sold communications businesses. Prior to 1995, Mr. Unger worked for Communications Equity Associates, Teleprompter Corp., TKR Cable Co. and as an investment banker. Mr. Unger is a director of Avalon Cable LLC and Mercom, Inc., operators of cable television systems. ABRY is the principal investor in Avalon Cable and Mercom.

   Royce Yudkoff is the President and Managing Partner of ABRY. Prior to joining ABRY, Mr. Yudkoff was affiliated with Bain & Company, an international management consulting firm. At Bain, where he was a partner from 1985 through 1988, he shared significant responsibility for the firm's media practice. Mr. Yudkoff is presently a director (or the equivalent) of various companies including Quorum Broadcast Holdings Inc., Nexstar Broadcasting Group LLC, Metrocall, Inc. and Pinnacle Towers Inc. Mr. Yudkoff graduated as a Baker Scholar from the Harvard Business School and is an honors graduate of Dartmouth College.

   Steven Hicks has served as President, Chief Executive Officer and a director of Capstar Broadcasting since June 1997, and as Chairman of the Board of Capstar Broadcasting from June to September 1997. Previously, Mr. Hicks acted as Chairman of the Board and Chief Executive Officer of Gulfstar
Communications, Inc. from January 1987 to July 1997 and as President and Chief Executive Officer of SFX from November 1993 to May 1996.

   D. Geoff Armstrong has served as Chief Operating Officer of Capstar Broadcasting since 1998, and as Executive Vice President and Director of SFX Entertainment since 1996. From 1996 to 1998, Mr. Armstrong was Executive Vice President and Chief Operating Officer of SFX Broadcasting, Inc. From 1989 to 1996, Mr. Armstrong served as Executive Vice President, Chief Financial Officer and Director of SFX Broadcasting. Mr. Armstrong served as Chief Financial Officer of Sterling Communications from 1986 to 1988 and as Chief Executive Officer from 1988 to 1989.

   Andrew Banks is Chairman of ABRY Holdings, Inc. Previously, Mr. Banks was affiliated with Bain & Company, an international management consulting firm. At Bain, where he was a partner from 1986 until 1988, he shared significant responsibility for the firm's media practice. Mr. Banks is presently a director (or the equivalent) of DirecTel International, LLC and Pinnacle Towers, Inc. Mr. Banks is a graduate of the Harvard Law School, a Rhodes Scholar holding a Master's degree from Oxford University and a graduate of the University of Florida.

Voting and Terms of Office

   Pursuant to the Amended and Restated Limited Liability Company Agreement of Holdings, each Director is designated as either a "Class A Director" or a "Class B Director." Each Class A Director is entitled to three votes and each Class B Director is entitled to one vote. Any decisions to be made by the Board requires the approval of a majority of the votes of the Board. Following the Merger Transactions, the authorized numbers of each class of Directors will be three Class A Directors (Messrs. Banks and Yudkoff and Ms. Garber) and four Class B Directors (Messrs. Hicks, Armstrong, W. Boyd and Unger). The number of Directors may be increased or decreased by the Board. Directors hold office until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Compensation of Directors

   Directors who are not employees of Muzak will not receive any compensation for serving on the Board. All Directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board.

Management Employment Agreements

   Concurrently with the consummation of the Merger Transactions, Muzak entered into an employment agreement with Mr. W. Boyd and amended Mr. Unger's employment agreement with ACN. After the Merger, we entered into employment agreements with the other executive officers, the terms of which are the same in all material respects. The terms of these agreements are described below.

   William A. Boyd. Pursuant to the employment agreement dated as of March 18, 1999 by and among Mr. Boyd, Muzak and Holdings, Muzak agreed to employ Mr. Boyd as President and Chief Executive Officer until his resignation, death, disability or termination of employment. Under the employment agreement, Mr. Boyd will be:

  .  required to devote substantially all of his business time to Muzak,

  . entitled to a minimum base salary of $300,000, with annual increases by the consumer price index of the preceding year,

  . eligible for a bonus, as determined by the Board, up to $150,000 with annual increases by the consumer price index of the preceding year,

  . prohibited from competing with Muzak during the term of his employment period and for a period of twelve months thereafter, and

  . prohibited from disclosing any confidential information gained during his employment period.

   If Muzak terminates Mr. Boyd's employment without "cause," Mr. Boyd will be entitled to receive his base salary for a period of one year thereafter.

   David W. Unger. Pursuant to an employment agreement dated as of October 6, 1998, as amended as of March 18, 1999, between Mr. Unger and ACN, ACN agreed to employ, Mr. Unger as Vice President until his earlier resignation, death, disability or termination of employment. Under the agreement Mr. Unger is:

   . required to devote approximately thirty-three percent of his business time to ACN,
   . entitled to receive a minimum base salary of $75,000, . eligible to receive a bonus, as determined by the Board,
  . prohibited from competing with ACN during his employment period and for six months thereafter, and
   . prohibited from disclosing any confidential information gained during his employment period.

   If ACN terminates Mr. Unger's employment without "cause," Mr. Unger is entitled to receive his base salary then in effect and benefits for a period of six months thereafter subject to compliance with all other applicable provisions of the Employment Agreement.

   Other Executive Officers. Each of the executive officers of Muzak, other than Mr. Boyd and Mr. Unger, and Muzak are parties to an employment agreement the terms of which are the same in all material respects. Each agreement may be terminated at any time by either party. Under the agreement, the executive is:

  . entitled to compensation in accordance with Muzak's employee compensation plan, which may be amended by Muzak at any time,
  . prohibited from competing with Muzak during the term of employment and for 18 months thereafter, and
  . prohibited from disclosing any confidential information gained during the executive's employment period.

Executive Compensation

   The following table sets forth information concerning the compensation of Muzak's Chief Executive Officer, the predecessor's former Chief Executive Officers and each of Muzak's four and the predecessor's other most highly compensated executive officers, at December 31, 1998 (collectively the "Muzak Named Executive Officers") for services in all capacities rendered to Muzak and its subsidiaries in 1998. ACN is the predecessor entity to Muzak as a result of the Merger on March 18, 1999 of Muzak Limited Partnership with and into ACN.

                           Summary Compensation Table

                                                              Long-Term
                                   Annual Compensation       Compensation
                              -----------------------------  ------------
                                                              Securities
Name and Principal                             Other Annual   Underlying     All Other
Position                 Year  Salary  Bonus   Compensation  Options/SARs Compensation(1)
------------------       ---- -------- ------- ------------  ------------ ---------------
William A. Boyd......... 1998 $300,017     --    $42,000(2)      --           $ 2,625
 Chief Executive Officer

Charles A. Saldarini.... 1998 $250,014     --    $36,000(3)      --           $ 2,552
 President and Chief
  Operating Officer

Steven M. Tracy......... 1998 $135,008     --    $ 6,000(4)      --           $ 4,707
 Senior Vice President,
 Owned Operations

Dino J. DeRose.......... 1998 $150,217     --        --          --           $ 4,302
 Vice President,
 National Sales
Kenneth F. Kahn......... 1998 $115,008 $29,000   $ 6,000(4)      --           $ 5,250
 Vice President,
 Marketing
Joseph Koff............. 1998 $116,287     --        --          --               --
 Former Chief Executive
  Officer and President
  of ACN
Mitchell Kleinhandler... 1998 $187,500     --        --          --               --
 Former Chief Executive
  Officer of ACN
David Unger............. 1998 $ 93,750     --        --          --           $68,000 (5)
 Vice President of ACN
  and Muzak

--------
(1) Consists of contributions by Old Muzak to a defined contribution 401(k) plan.
(2) Consists of a housing allowance of $36,000 and a car allowance of $6,000.
(3) Consists of a housing allowance of $30,000 and a car allowance of $6,000.
(4) Reflects a car allowance.
(5)Amounts payable in connection with the sale of Old ACN.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investor Securities Purchase Agreement

   David W. Unger, ABRY III and Holdings are parties to an Investor Securities Purchase Agreement dated as of October 6, 1998, pursuant to which Holdings sold to certain investors, and such investors purchased from Holdings, certain Class A Units of Holdings for $1,000 per Unit, in cash. The investors are entitled to indemnification in certain circumstances to the extent that Holdings is determined to have breached certain representations, warranties or agreements contained in the Investor Securities Purchase Agreement.

Management Securities Repurchase Agreements

   Mr. Unger has entered into a Management Securities Repurchase Agreement with Holdings, pursuant to which Holdings sold to Mr. Unger, and Mr. Unger purchased from Holdings certain Incentive Units. The Incentive Units purchased by Mr. Unger are subject to vesting over a five-year period. In addition, the Management Securities Repurchase Agreement provides that the Incentive Units purchased thereunder will (i) subject to certain limitations, automatically vest in full upon a Sale (as defined in the Management Securities Repurchase Agreement) of Holdings and (ii) cease to vest upon the date on which Mr. Unger ceases to be employed by Holdings or any of its subsidiaries. The Management Securities Repurchase Agreement further provides that Holdings or MEM Holdings, LLC may repurchase Mr. Unger's unvested units at the initial purchase price at any time within 18 months of termination of his employment. On November 30, 1998, ABRY III transferred all of its membership units as well as, among other things, all of its rights and obligations under the original Members Agreement to MEM Holdings.

Members Agreement

   Holdings, MEM Holdings, Joseph Koff, Mr. Unger and Music Holdings Corp. ("MHC") are parties to an Amended and Restated Members Agreement dated as of March 18, 1999. Pursuant to the Members Agreement, MEM Holdings, Mr. Koff, Mr. Unger and MHC have agreed to vote their equity interests in Holdings to elect Mr. Unger to the Board. The Members Agreement also contains (i) certain "co-sale" rights exercisable in the event of certain sales by ABRY III, (ii) certain "drag along" sale rights exercisable by the Board of Holdings and holders of a majority of the then Class A Units, in the event of an Approved Company Sale (as defined in the Members Agreement), (iii) certain preemptive rights and (iv) certain restrictions on transfers of membership interests by Mr. Koff, Mr. Unger, MHC and its permitted transferees. The voting, co-sale, drag along and transfer restrictions will terminate upon the consummation of the first to occur of (a) a Qualified Public Offering (as defined in the Members Agreement) or (b) an Approved Company Sale.

Securityholders Agreement

   Holdings, MEM Holdings and Capstar Broadcasting are parties to a Securityholders Agreement dated as of March 18, 1999. Pursuant to the Securityholders Agreement, MEM Holdings and Capstar Broadcasting have agreed to vote their equity interests in Holdings to establish the composition of the Board and elect Steven Hicks as the Chairman. The Securityholders Agreement also contains (i) certain "co-sale" rights exercisable in the event of certain sales by MEM Holdings or Capstar Broadcasting, respectively, (ii) certain "drag along" sale rights exercisable by the Board of Holdings and holders of a majority of the then Class A Units, in the event of an Approved Company Sale (as defined in the Securityholders Agreement), (iii) certain preemptive rights, and (iv) any transfer by MEM Holdings is subject to a right of first offer by Capstar Broadcasting, and vice versa. The voting restrictions will terminate upon an Approved Company Sale. The drag-along and the transfer restrictions will terminate upon the consummation of the first to occur of (a) a Qualified Public Offering (as defined in the Securityholders Agreement) or (b) an Approved Company Sale. The co-sale rights will terminate upon the consummation of the first to occur of (a) an initial public offering by Holdings or (b) an Approved Company Sale.

Registration Agreement

   Holdings, MEM Holdings, Mr. Koff, Mr. Unger, MHC and Capstar Broadcasting are parties to an Amended and Restated Registration Agreement dated as of March 18, 1999. Pursuant to the Registration Agreement, the holders of a majority of the ABRY Registrable Securities (as defined in the Registration Agreement) may request registration (a "Demand Registration") under the Securities Act of all or any portion of the ABRY Registrable Securities (i) on Form S-1 or any similar long-form registration, (ii) on Form S-2 or S-3 or any similar short-form registration, if available, and (iii) on any applicable form pursuant to Rule 415 under the Securities Act. The holders of a majority of Capstar Registrable Securities (as defined in the Registration Agreement), subject to certain terms and conditions, may request a Demand Registration under the Securities Act of all or any portion of the Capstar Registrable Securities (i) on Form S-1 or any similar long-form registration and (ii) on Form S-2 or S-3 or any similar short-from registration. In addition, all holders of Registrable Securities (as defined in the Registration Agreement) will have unlimited "piggyback" registration rights, which, subject to certain terms and conditions, entitle them to include their registrable equity securities in any registration of securities by Holdings (other than in certain registrations).

   Holdings is responsible for all expenses incident to its performance under the Registration Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, fees of counsel for Holdings and the holders of registrable securities and all independent certified public accountants and underwriters.

ABRY Management and Consulting Services Agreement

   Pursuant to a Management Agreement between ABRY and Muzak dated as of October 6, 1998, ABRY is entitled to a management fee when, and if, it provides certain advisory and management consulting services to the Company and based on the amount invested by ABRY and its affiliates in ACN. Muzak anticipates that any such management fee, if incurred, would be $300,000 per annum payable quarterly in arrears plus reimbursable expenses, adjusted as follows. The Management Agreement provides that beginning in 1999, any applicable management fee should be multiplied by 1.05 raised to the power obtained by subtracting 1998 from the number of the calendar year. Either ABRY or Muzak (with the approval of the Board) may terminate the Management Agreement by prior written notice to the other.

ABRY Subordinated Note

   In connection with the Old ACN Acquisition, ACN borrowed approximately $40.8 million from ABRY III under the ABRY Subordinated Note. During 1998, no interest payments were made on the ABRY Subordinated Note and interest accrued at 9% per annum. The approximately $42.4 million outstanding under the ABRY Subordinated Note (which includes the accrued interest) was paid in full and the commitments thereunder terminated concurrently with the closing of the Merger Transactions. See "Use of Proceeds."

Intercompany Loans

   In connection with the Old ACN Acquisition, ACN borrowed $17.6 million from Holdings. On October 9, 1998, ACN borrowed $850,000 from Holdings to provide working capital and for acquisitions. On November 25, 1998, ACN borrowed an additional $210,000 from Holdings for acquisitions. Each of these loans bore interest at market rates and did not require scheduled cash payments.

   On December 4, 1998, Holdings converted these loans of $18.7 million plus accrued interest of approximately $0.1 million into membership units of ACN.

Certain Family Relationships

   William Boyd, the Company's Chief Executive Officer, is the father of Robert Boyd, the Company's Vice President, Eastern Region. Robert Boyd earned over $60,000 during 1998.

   Richard Chaffee, Muzak's Vice President, Operations, is the husband of Susan Chetwin, Muzak's Vice President, Strategic Planning and Development and is the brother of Donald Chaffee, the Company's Western Regional Operations Manager. Both Ms. Chetwin and Donald Chaffee earned over $60,000 during 1998.

Old Muzak Option Plans

   The Old Muzak Named Executive Officers held options that became fully exercisable upon a change in control of Old Muzak. Upon the consummation of the Merger such executives received cash payments of merger consideration with respect to such options, estimated to be as follows: Mr. W. Boyd--$3,245,000; Mr. Saldarini--$1,585,000, Mr. Tracy--$101,250, Mr. DeRose--$35,750 and Mr.
Kahn--$27,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Holdings owned all of the membership units of Muzak. The following table sets forth certain information regarding the beneficial ownership of the Class A Units of Holdings, which are the only outstanding membership interests in Holdings with voting rights, as of May 3, 1999, by:

  . holders having beneficial ownership of more than 5% of the voting equity interests of Holdings,

  .  each director of Holdings,

  . each Muzak Named Executive Officer and each ACN Named Executive Officer of Holdings, and

  .  all directors and executive officers as a group.

   For descriptions of certain voting and other arrangements among such holders, see "Certain Relationships and Related Transactions."

                                                       Beneficial Ownership
                                                                (a)
                                                       -----------------------
                   Beneficial Owner                     Number     Percentage
                   ----------------                    ---------- ------------
ABRY Broadcast Partners III, L.P. ....................     40,948        58.8%
 18 Newbury Street
 Boston, MA 02116

Capstar Broadcasting Corporation......................     15,921        22.9%
 600 Congress, Suite 1400
 Austin, Texas 28701

ABRY Broadcast Partners II, L.P. .....................     10,000        14.4%
 18 Newbury Street
 Boston, MA 02116

William A. Boyd.......................................      1,155         1.7%

Charles A. Saldarini..................................        --          --

Steven M. Tracy.......................................        --          --

Joseph Koff...........................................        534           *

Dino J. DeRose........................................        --          --

Kenneth F. Kahn.......................................        --          --

Steven Hicks..........................................        --          --

Geoff Armstrong.......................................        --          --

Andrew Banks..........................................        --          --

Peni Garber...........................................        --          --

David W. Unger........................................      1,067         1.5%

Royce G. Yudkoff (b)..................................     50,948        73.2%

Mitchell Kleinhandler.................................        --          --

All Directors and executive officers as a
 group (18 persons)...................................     69,625       100.0%

--------
*  Less than 1%
(a) "Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Unless otherwise indicated, we believe that each holder has sole voting and investment power with regard to the equity interests listed as beneficially owned.

(b) Mr. Yudkoff is the sole owner of the equity interests of ABRY Holdings III, Inc., the general partner of ABRY Equity Investors, L.P., the general partner of ABRY III. Mr. Yudkoff is also the sole owner of ABRY Holdings, Inc., the general partner of ABRY Capital, L.P., which is the general partner of ABRY II. As a result, Mr. Yudkoff may be deemed to beneficially own the shares owned by ABRY III and ABRY II. The address of Mr. Yudkoff is the address of ABRY.

Holdings Equity Structure

   Muzak is a wholly-owned subsidiary of Holdings. Holdings has authorized two classes of equity units: class A units and class B units, which we refer to collectively as the "Units". Each class of the Units represents a fractional part of the membership interests of Muzak and has the rights and obligations specified in Holdings' Amended and Restated Limited Liability Company Agreement. To date, certain of Holdings' class A units and class B units have been issued and are outstanding.

 Voting Units

   Each class A unit is entitled to voting rights equal to the percentage such Unit represents of the aggregate number of outstanding class A units (the "Voting Units"). A preferred return (the "ACN Holdings Preferred Return") accrues annually on the original issue price (the "Capital Value") of each Voting Unit at a rate of 15% per annum. Holdings cannot pay distributions (other than Tax Distributions) in respect of other classes of securities (including distributions made in connection with a liquidation) until the Capital Value and accrued Holdings Preferred Return in respect of each Voting Unit is paid to each holder thereof (such distributions being the "Priority Distributions"). In addition to the Priority Distributions, each holder of Voting Units is also entitled to participate in distributions payable to the residual common equity interests of Holdings (the "Last Priority Distributions").

 Non-Voting Units

   The class B units (the "Non-Voting Units") are non-voting equity interests in Holdings. The class B-1 units, class B-2 units and class B-3 units (the "Incentive Units") were issued to Mr. Unger subject to the terms and conditions set forth in his Management Securities Repurchase Agreement. The Class B-4 Units were issued to Music Holdings Corp. concurrently with the closing of the Merger under the terms and conditions set forth in the Merger Agreement. On March 25, 1999, Holdings issued a total of 7,501 Incentive Units to all of the executive officers of Muzak except Richard Chaffee and Jack D. Craig, and to other employees of Muzak. Each holder of the class B units is entitled to participate in Last Priority Distributions, if any, provided that Priority Distributions on all Voting Units shall have been paid in full.

                                LLC AGREEMENTS

   Muzak and Holdings are each limited liability companies organized under the Delaware Limited Liability Company Act, and each are governed by a limited liability company agreement that governs the relative rights and duties of the members.

Muzak LLC

   The Amended and Restated Limited Liability Company Agreement of Muzak provides that the business and affairs of Muzak are to be managed by or under the direction of a Board. The Directors are to be elected by the members, although the Board may fill a vacancy. Directors hold office until their successors are elected and qualified or until their earlier resignation or removal. The number of Directors may be increased or decreased by the Directors. Each Director is entitled to one vote. The ownership interests of Holdings in Muzak consist of 100 membership units.

   This agreement, and therefore Muzak's existence, will continue in effect until the earlier to occur of:

  . the sale or other disposition by Muzak of all or substantially all of the assets it then owns;

  . the written consent of the Members holding greater than a majority of the outstanding Common Units; or

  . the entry of a decree of judicial dissolution under the Delaware Limited Liability Company Act.

Holdings LLC

   The Limited Liability Company Agreement of Holdings was amended and restated concurrently with the closing of the Merger. Pursuant to this agreement, the business and affairs of Holdings are managed by or under the direction of a Board. The Directors are elected by the Members. Each Director is designated as either a "Class A Director" or a "Class B Director." Directors hold office until their successors are elected and qualified or until their earlier resignation or removal. The number of Directors may be increased or decreased by the Board. Each Class A Director is entitled to three votes and each Class B Director is entitled to one vote. Any decisions to be made by the Board requires the approval of a majority of votes of the Board. ABRY III, as the beneficial owner, owns the majority of the voting membership units of Holdings, and as such controls the policies and operations of Holdings and of Muzak through Holdings.

   This agreement, and therefore Holdings' existence, will continue in effect until the earlier to occur of:

  . the sale or other disposition by Holdings of all or substantially all of the assets it then owns;

  . a vote to dissolve Holdings by members that own units representing at least a majority of the voting interests; or

  . the entry of a decree of judicial dissolution under the Delaware Limited Liability Company Act.

                          DESCRIPTION OF CERTAIN DEBT

Description of the Senior Credit Facility

   General. As part of the Merger Transactions, Muzak entered into a senior credit facility (the "Senior Credit Facility") with Goldman Sachs Credit Partners L.P. ("GSCP") as a lender and as Syndication Agent, Canadian Imperial Bank of Commerce ("CIBOC") as a lender and as Administrative Agent, and certain other financial institutions (the "Lenders").

   The Senior Credit Facility provides for two term loans to Muzak for $30.0 million and $105.0 million ("Term Loan A" and "Term Loan B," respectively, and collectively, the "Term Loans") and revolving loans to Muzak for up to $35.0 million (the "Revolving Loan" and, together with the Term Loans, the "Loans"). Subject to certain restrictions, the Senior Credit Facility may be used to finance the Merger Transactions (including the repayment of up to $42.4 million of loans made by ABRY III) and the Electro Systems Acquisition, and for working capital and general corporate purposes of Muzak and its subsidiaries, including transaction fees and expenses. Prior to December 31, 2000, Muzak may request lenders to commit to additional loans of up to $50 million under a second revolving credit facility, subject to certain conditions. The obligations of the Lenders to provide the initial advances under the Senior Credit Facility will be subject to the satisfaction of certain conditions.

   Repayment. The Revolving Loan must be repaid on or before December 31, 2005. Prior to that time, the Revolving Loan may be borrowed, repaid and reborrowed, without premium or penalty subject to the satisfaction of certain conditions on the date of any such borrowing. The Term Loans are required to be amortized in equal semi-annual installments on June 30 and December 31 of each year, beginning on June 30, 2000, as set forth below:

                      Term Loan A  Term Loan B
             Year     Amortization Amortization
             ----     ------------ ------------
             2000          7.5%         1.0%
             2001         12.5%         1.0%
             2002         17.5%         1.0%
             2003         20.0%         1.0%
             2004         20.0%        15.0%
             2005         22.5%        25.0%
             2006          N/A         56.0%
                         ------       ------
             Totals:     100.0%       100.0%

   Prepayments of Term Loan B other than scheduled payments will be subject to prepayment penalties of 2% of the amount of the repayment ,within the first year, or 1% of the amount of the repayment during the second year. In addition, the Senior Credit Facility provides for mandatory repayments, with corresponding permanent reductions on Revolving Loan commitments, of any outstanding borrowings, subject to certain exceptions, out of any proceeds received from a sale of assets, net cash proceeds of permitted debt issuances, net cash proceeds from insurance recovery and condemnation events and, beginning December 31, 2000 the Senior Credit Facility requires certain annual excess cash repayments.

   Security; Guaranty. The obligations of Muzak under the Senior Credit Facility are guaranteed by Holdings and will be guaranteed by each of the Company's future direct and indirect domestic subsidiaries. The obligations of Muzak under the Senior Credit Facility and each of the guarantors under its guarantee is or will be secured by first priority security interests in all material intellectual property of Muzak and the guarantors, all other property and assets other than non-material real property of Muzak and the guarantors, and a pledge of all of the membership units, or stock, as applicable, of Muzak and each guarantor.

   Interest. At Muzak's option, the interest rates per annum applicable to the loans under the Senior Credit Facility will be a fluctuating rate of interest measured by reference to one or a combination, at the Company's election, of the following rates plus the applicable borrowing margin:

    . the greater of (a) CIBOC's announced prime commercial lending rate or
      (b) the federal funds rate plus 0.5% (the "Base Rate"); or

    . LIBOR, adjusted for reserves.

   The applicable borrowing margin for Base Rate borrowings under Term Loan A and the Revolving Loan ranges from 1.0% if the Company's Total Leverage Ratio is less than 3.75:1 to 2.0% if the Company's Total Leverage Ratio is greater than 5.25:1. The applicable borrowing margin for LIBOR loans under Term Loan A and the Revolving Loan ranges from 2.0% if the Company's Total Leverage Ratio is less than 3.75:1 to 3.0% if the Company's Total Leverage Ratio is greater than 5.25:1. The applicable margin for borrowings under Term Loan B is 2.50% for all Base Rate borrowings and 3.50% for all LIBOR borrowings.

   Fees. Muzak has agreed to pay certain fees in connection with the Senior Credit Facility, including: (i) arrangement fees; (ii) agency fees; and (iii) commitment fees. Commitment fees range from 0.375% if the Company's Leverage Ratio is less than or equal to 4:1 to 0.625% if Muzak's Leverage Ratio is greater than or equal to 5:1.

   Covenants. The Senior Credit Facility contains negative covenants which, among other things, restrict the ability of Holdings, Muzak and its subsidiaries (subject to certain exceptions) to incur indebtedness, incur liens, issue guarantees, transact with affiliates, declare or pay dividends or redeem or repurchase capital stock, make loans and investments, repay other debt, engage in other lines of business, engage in mergers, acquisitions, sale and leaseback transactions and asset sales, acquire assets, stock, or debt securities of any person, have additional subsidiaries, amend certain material agreements, including the Indenture and make capital expenditures. The Senior Credit Facility also requires Muzak and its restricted subsidiaries to satisfy certain customary affirmative covenants, including financial reporting, notice provisions, books and records, inspection of property, maintenance of property and insurance, maintenance of corporate rights, maintain interest rate protection, payment of taxes, contributions from Holdings to Muzak, cash management systems, pledges of additional collateral, security and guarantees, use of proceeds, to make certain representations and warranties, including Year 2000 preparedness and to make certain customary indemnifications to the Lenders and the agents under the Senior Credit Facility.

   The Senior Credit Facility further requires Muzak to maintain compliance with four financial covenants:

    . Total Leverage Ratio: restricts the amount of total debt less amounts outstanding under certain letters of credit as a ratio of annualized operating cash flow for the most recent fiscal quarter, adjusted for acquisitions, dispositions, exchanges and franchise terminations;

    . Senior Leverage Ratio: restricts the amount of senior debt as a ratio of annualized operating cash flow for the most recent fiscal quarter, adjusted for acquisitions, dispositions, exchanges and franchise terminations;

    . Interest Coverage Ratio: establishes minimum amounts of operating cash flow as a ratio of consolidated interest expense; and

    . Fixed Charge Coverage Ratio: establishes minimum amounts of operating cash flow as a ratio of fixed charges.

   Events of Default. The Senior Credit Facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-default to certain other indebtedness, and a change in control of Holdings or Muzak.

Description of Senior Subordinated Notes

   The Senior Subordinated Notes are limited in aggregate principal amount to $150.0 million, of which $115.0 million will be issued in the Senior Subordinated Note offering, and will mature on March 15, 2009. The Senior Subordinated Notes were issued pursuant to the Senior Subordinated Note Indenture, and are general unsecured obligations of Muzak and Muzak Finance Corp., as co-issuers (the "Issuers"), subordinated in right of payment to all present and future Senior Debt (as defined in the Senior Subordinated Note Indenture) of the Issuers. The Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by Holdings and each of Muzak's present and future restricted domestic subsidiaries. Interest on the Senior Subordinated Notes accrues at the rate of 9.875% per annum from the Issue Date and will be payable semi-annually in arrears on each March 15 and September 15, commencing September 15, 1999, to the holders of record on the immediately preceding March 1 and September 1, respectively. Additional Senior Subordinated Notes may be issued from time to time after the Senior Subordinated Note Offering, subject to the provisions of the Senior Subordinated Note Indenture.

   The Senior Subordinated Notes are not redeemable at the Issuers' option prior to March 15, 2004. Thereafter, the Senior Subordinated Notes are subject to redemption at any time at Muzak's option in whole or part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth in the Senior Subordinated Note Indenture plus accrued and unpaid interest thereon to the applicable redemption date.

   Notwithstanding the foregoing, at any time prior to March 15, 2002, the Issuers may on any one or more occasions redeem from the net proceeds of one or more Equity Offerings (as defined in the Senior Subordinated Note Indenture) up to an aggregate of 35% of the aggregate principal amount of the Senior Subordinated Notes at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date; provided that at least 65% of the original principal amount of the Senior Subordinated Notes originally issued remain outstanding immediately after the occurrence of such redemption.

   Upon the occurrence of a Change of Control (as defined in the Senior Subordinated Note Indenture), each holder of Senior Subordinated Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Subordinated Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. In addition, upon the occurrence of certain asset sales, holders of Senior Subordinated Notes may have the right to require the Issuers to repurchase their Senior Subordinated Notes at an offer price in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase.

   The Senior Subordinated Note Indenture contains certain covenants that limit, among other things, the ability of Muzak and its Restricted Subsidiaries (as defined in the Senior Subordinated Note indenture) to:

    . incur additional indebtedness;

    . issue Disqualified Capital Stock (as defined in the Senior
      Subordinated Note Indenture);

    . make certain restricted payments;

    . grant liens on assets;

    . merge, consolidate or transfer substantially all of their assets;

    . enter into transactions with Affiliates;

    . impose restrictions on any Restricted Subsidiary's ability to pay dividends or make certain other payments to Muzak and its Restricted Subsidiaries;

    . sell assets; and

    . issue capital stock of Restricted Subsidiaries.

   The Senior Subordinated Note Indenture contains certain customary events of default, which include the failure to pay interest and principal, the failure to comply with certain covenants in the Senior Subordinated Notes or the Senior Subordinated Note Indenture, a default under certain indebtedness, the imposition of certain final judgements and certain events occurring under bankruptcy laws.

   Muzak has agreed to file within 75 days after the Issue Date and to cause to become effective within 150 days of the Issue Date (or later under certain circumstances) a registration statement under the Securities Act with respect to an offer to holders to exchange the Senior Subordinated Notes (and any related guarantees) for registered notes (and any related guarantees). In the event the registration requirements are not met, a registration default shall be deemed to have occurred and additional interest will become payable with respect to the Senior Subordinated Notes until such registration default has been cured.

                           DESCRIPTION OF THE NOTES

   The Holdings Issuers have issued the existing notes and will issue the exchange notes (collectively, the "Notes") under an indenture, to be dated as of March 18, 1999 by and among themselves and State Street Bank and Trust Company, as trustee. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA") as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the indenture and the TIA for a statement of them. The following is a summary of the material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the indenture (including the definitions contained therein). A copy of the form of Indenture may be obtained from the Holdings Issuers by any holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "--Certain Definitions." Capitalized terms that are used but not otherwise defined herein have the meanings ascribed to them in the Indenture and such definitions are incorporated herein by reference.

General

   The Notes are limited in aggregate principal amount at maturity to $75 million. The Notes are general unsecured joint and several obligations of the Holdings Issuers, ranking pari passu in right of payment with all unsubordinated indebtedness of each Holdings Issuer.

Maturity, Interest and Principal

   The Notes will mature on March 15, 2010. Cash interest on the Notes will not accrue or be payable prior to March 15, 2004. The Notes will be issued at a substantial discount from their principal amount at maturity. From the Issue Date until March 15, 2004, the Notes will accrete in value such that the Accreted Value on March 15, 2004 will equal the principal amount at maturity of the Notes. From and after March 15, 2004, interest on the Notes will accrue at a rate of 13% per annum. Interest will be payable semi-annually in arrears on each March 15 and September 15, commencing September 15, 2004, to holders of record of the Notes at the close of business on the immediately preceding March 1 and September 1, respectively. The interest rate on the Notes is subject to increase, and such Additional Interest will be payable on the payment dates set forth above, in certain circumstances, if the Notes (or other securities substantially similar to the Notes) are not registered with the Commission within the prescribed time periods. See "Exchange Offer; Registration Rights."

Optional Redemption

   The Holdings Issuers may redeem the Notes at their option in whole at any time or in part from time to time on or after March 15, 2004 at the following redemption prices (expressed as percentages of the principal amount at maturity thereof), together, in each case, with accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on March 15 of each year listed below:

       Year                                                           Percentage
       ----                                                           ----------
       2004..........................................................  106.500%
       2005..........................................................  104.333%
       2006..........................................................  102.167%
       2007 and thereafter...........................................  100.000%

   Notwithstanding the foregoing, the Holdings Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount at maturity of Notes at any time and from time to time prior to March 15, 2002 at a redemption price equal to 113% of the Accreted Value thereof out of the net cash proceeds of one or more Equity Offerings; provided that

     (1) at least 65% of the aggregate principal amount at maturity of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and

     (2) any such redemption occurs within 60 days following the closing of any such Equity Offering.

   In the event of a redemption of fewer than all of the Notes, the trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or in such other manner as the Trustee shall deem fair and equitable. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. On and after any redemption date, Accreted Value will cease to accrete and interest will cease to accrue, in each case to the extent applicable, on the Notes or portions thereof called for redemption.

Holding Company Structure

   Holdings is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, Holdings is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the Holders of Notes are subject to the prior payment of all liabilities (whether or not for borrowed money) (including, without limitation, the Company's Obligations under the Senior Credit Facility) and to any preferred stock interest of such Subsidiaries. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from Holdings and its Restricted Subsidiaries to satisfy the claims of the Holders of Notes. Additionally, any right of Holdings to receive assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent, if any, that Holdings itself is recognized as a creditor of such Subsidiary, in which case the claims of Holdings would still be subordinate to the claims of such creditors who hold security in the assets of such Subsidiary to the extent of such assets and to the claims of such creditors who hold Indebtedness of such Subsidiary senior to that held by Holdings. See "Risk Factors -- Holding Company Structure; Subordination."

   The Senior Credit Facility will restrict, subject to limited exceptions, the Company from paying any dividends, if applicable, or making any other distributions to Holdings. In addition, the Indenture will provide that the holders of the Notes, while free to exercise their rights and remedies against Holdings, will be bound, for so long as any Obligations under the Senior Credit Facility are outstanding, by standstill provisions prohibiting the Holders from initiating or intervening in an insolvency proceeding of the Company. Such provisions will also specifically prohibit the Holders from seeking a substantive consolidation of Holdings, the Company and/or Muzak Holdings Finance. The Indenture will also contain subordination provisions to the effect that, in the event of a substantive consolidation of Holdings, the Company and/or Muzak Holdings Finance, the Holders (i) will not be entitled to receive any cash or other payments in respect of the Notes, any Obligations under the Notes, the Registration Rights Agreement or the Indenture until the Obligations under the Senior Credit Facility have been indefeasibly paid in full in cash and (ii) will be required to turn over to the lenders under the Senior Credit Facility any payments received in violation of such provisions.

Certain Covenants

   The Indenture contains, among others, the following covenants:

 Limitation on Additional Indebtedness

   Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness); provided that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, Holdings and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) if after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, Holdings' Consolidated Leverage Ratio is less than 7.5 to 1 if such Indebtedness is incurred on or before March 15, 2001 and 7.0 to 1 if such Indebtedness is incurred thereafter.

   Notwithstanding the foregoing, Holdings and its Restricted Subsidiaries may incur Permitted Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, Holdings shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed an issuance of Disqualified Capital Stock.

   Holdings will not incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of Holdings unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes pursuant to subordination provisions that are substantially identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of Holdings; provided that no Indebtedness of Holdings shall be deemed to be subordinated in right of payment to any other Indebtedness of Holdings solely by virtue of being unsecured.

 Limitation on Restricted Payments

   Holdings will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

     (1) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

     (2) immediately after giving pro forma effect to such Restricted Payment, Holdings could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "-- Limitation on Additional Indebtedness" above; and

     (3) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of

       (a) 100% of Holdings' Cumulative EBITDA (or, in the event that such Cumulative EBITDA shall be a deficit, minus 100% of such deficit) minus
    1.4 times Holdings' Cumulative Consolidated Interest Expense,

       (b) 100% of the aggregate net cash proceeds received by Holdings from the issue or sale after the Issue Date of Capital Stock (other than Disqualified Capital Stock or Capital Stock of Holdings issued to any Subsidiary of Holdings) of Holdings or any Indebtedness or other securities of Holdings convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of Holdings which have been so converted, exercised or exchanged, as the case may be,

       (c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by Holdings from any equity contribution from a holder of Holdings' Capital Stock, excluding, in the case of clauses (3)(b) and (c), (i) any net proceeds from an Equity Offering to the extent used to redeem the Notes and (ii) any net proceeds directly or indirectly received in connection with the Pending Capstar Acquisition, and

       (d) without duplication, the sum of

         (i) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions;

         (ii) the net proceeds received by Holdings or any of its Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investments (other than to a Subsidiary of Holdings); and

         (iii) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the net assets of such Subsidiary;

provided, however, that the sum of clauses (i), (ii) and (iii) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

   For purposes of determining under clause (3) above the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

   The provisions of this covenant shall not prohibit

     (1) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the indenture,

     (2) the repurchase, redemption, defeasance or other acquisition or retirement of any shares of Capital Stock of Holdings or of Indebtedness that is subordinated to the Notes by conversion into, or by or in exchange for, shares of Capital Stock of Holdings (other than Disqualified Capital Stock), or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of other shares of Capital Stock of Holdings (other than Disqualified Capital Stock),

     (3) the redemption, repurchase, defeasance, retirement or other acquisition of Indebtedness of Holdings that is subordinated to the Notes in exchange for, by conversion into, or out of the net cash proceeds of a substantially concurrent sale or incurrence of, Indebtedness of Holdings (other than any Indebtedness owed to a Subsidiary) that is Refinancing Indebtedness,

     (4) the retirement of any shares of Disqualified Capital Stock of Holdings by conversion into, or by exchange for, shares of Disqualified Capital Stock of Holdings, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of other shares of Disqualified Capital Stock of Holdings,

     (5) the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of Capital Stock of Holdings to pay federal, state or local income tax liabilities arising from income of Holdings and attributable to them solely as a result of Holdings (and any intermediate entity through which the holder owns such shares) being a limited liability company, partnership or similar entity for federal income tax purposes (collectively "Permitted Tax Distributions"),

     (6) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Holdings held by any current or former members of the management of Holdings (or any of its Restricted Subsidiaries) pursuant to any management equity subscription or purchase agreement, members agreement, securityholders agreement or stock option agreement or similar agreement, in an aggregate amount not to exceed $2 million in any fiscal year (which amount shall be increased by the amount of any proceeds to Holdings from (x) without duplication of any amounts included in clauses 3(b) and (c) of the first paragraph above, sales of Capital Stock (other than Disqualified Capital Stock) of Holdings (which net proceeds have been contributed by Holdings) to management or other employees subsequent to the Issue Date and (y) any "key-man" life insurance policies which are used to make such redemptions or repurchases); provided, that the cancellation of Indebtedness owing to Holdings from management or other employees of Holdings or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of Holdings will not be deemed to constitute a Restricted Payment under the Indenture,

     (7) any payments or distributions or other transactions to be made in connection with the Merger Transactions, the Electro Systems Acquisition or the Pending Capstar Acquisition, including the

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

  repayment of loans made by ABRY III (including, in each case, fees and expenses incurred in connection therewith),

     (8) Investments received in connection with an Asset Sale that complies with the covenant described under "-- Limitation on Certain Asset Sales" below,

     (9) payments or distributions to dissenting stockholders pursuant to transactions permitted under the terms of the indenture,

     (10) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof,

     (11) payments to enable Holdings to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock,

     (12) payments of principal and interest on the ABRY Subordinated Debt in accordance with the terms thereof,

     (13) any dividend or distribution made so long as concurrently therewith a capital contribution in an equal amount is made to Holdings, and

     (14) other Restricted Payments in an aggregate amount not to exceed $5 million.

   In calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (3) of the first paragraph above, amounts expended pursuant to clauses (1), (2) and (13) of the immediately preceding paragraph shall be included in such calculation.

   Not later than the date of making any Restricted Payment, the Holdings Issuers shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described above were computed, which calculations may be based upon the Holdings Issuers' latest available financial statements, and (other than with respect to any Restricted Payment permitted under clauses (5) and (6)) that no Default or Event of Default has occurred and is continuing and no Default or Event of Default will occur immediately after giving effect to any such Restricted Payments.

 Limitation on Investments

   Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any Investment other than

     (1) a Permitted Investment or

     (2) an Investment that is made after the Issue Date as a Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant.

 Limitation on Liens

   Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of Holdings or any of its Restricted Subsidiaries or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary of Holdings which owns property or assets, now owned or hereafter acquired, unless

     (1) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien shall be subordinated to any Lien granted to the holders of the Notes to the same extent as such Indebtedness is subordinated to the Notes and

     (2) in all other cases, the Notes are equally and ratably secured.


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

 Limitation on Transactions with Affiliates

   Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (each an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless

     (1) such Affiliate Transaction is between or among Holdings and its Restricted Subsidiaries; or

     (2) the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by Holdings or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties.

   In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $2.5 million which is not permitted under clause (1) above, Holdings must obtain a resolution of the Board of Directors of Holdings certifying that such Affiliate Transaction complies with clause (2) above. In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $10 million which is not permitted under clause (1) above, Holdings must obtain a favorable written opinion as to the fairness of such transaction or transactions, as the case may be, from an Independent Financial Advisor.

   The foregoing provisions will not apply to

     (1) any Restricted Payment that is not prohibited by the provisions described under "--Limitation on Restricted Payments" above,

     (2) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, Directors, employees or consultants of Holdings or any Restricted Subsidiary of Holdings as determined in good faith by Holdings' Board of Directors or senior management,

     (3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date,

     (4) transactions effected as part of a Qualified Securitization
  Transaction,

     (5) any employment agreement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business, and advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business,

     (6) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause
  (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect,

     (7) transactions permitted by, and complying with, the provisions described under "--Merger, Consolidation and Sale of Assets" below,

     (8) payments of principal and interest on the ABRY Subordinated Debt in accordance with the terms thereof,


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

     (9) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to Holdings or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party,

     (10) all transactions associated with the Merger Transactions and the Pending Capstar Acquisition, including the repayment of loans made by ABRY III,

     (11) transactions pursuant to the ABRY Management Agreement or pursuant to the terms of any amendment thereto or restatement thereof which terms are not more disadvantageous to the Holders in any material respect than the terms of such agreement as in effect on the Issue Date as determined in good faith by the Board of Directors of Holdings and evidenced by a board resolution, and

     (12) with regard to the requirement to obtain the opinion of an Independent Financial Advisor only, the issuance of Capital Stock of Holdings or the Company; provided, that such issuance has been approved by the Board of Directors of Holdings or the Company and the board resolution described in the immediately preceding paragraph has been delivered to the Trustee.

 Limitation on Certain Asset Sales

   Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

     (1) Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of Holdings, and evidenced by a board resolution);

     (2) not less than 75% of the consideration received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and/or a controlling interest in a Person whose assets are useful to Holdings, or any combination thereof, except to the extent to which Holdings is undertaking a Permitted Asset Swap; provided that the amount of

         (a) any liabilities (as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet) of Holdings or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this clause (2); and

         (b) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are promptly converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this clause (2); and

     (3) the Asset Sale Proceeds received by Holdings or such Restricted Subsidiary are applied

         (a) first, to the extent Holdings or any such Restricted Subsidiary elects, or is required, to prepay, repay or purchase any Indebtedness of a Restricted Subsidiary, the prepayment, repayment or repurchase of such Indebtedness within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale; provided that in the case of the repayment of borrowings under any revolving credit facility, any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid;

         (b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent Holdings elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) used or useful in businesses reasonably related, ancillary or complementary to the business of Holdings or any such Restricted Subsidiary as conducted on the Issue Date; provided that such investment occurs within 360 days following receipt of such Asset Sale Proceeds; and

         (c) third, if on such 360th day with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10 million, Holdings shall apply an amount equal to the Available Asset Sale Proceeds to an offer to repurchase the Notes and all other pari passu Indebtedness of Holdings containing provisions substantially similar to those set forth in the Indenture regarding offers to purchase or redeem with Asset Sale Proceeds, in each case, at a purchase price in cash equal to 100% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the purchase date (an "Excess Proceeds Offer").

   If an Excess Proceeds Offer is not fully subscribed, Holdings may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes and such pari passu Indebtedness.

   Pending the final application of any Asset Sale Proceeds, Holdings or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Asset Sale Proceeds in Cash Equivalents.

   If Holdings is required to make an Excess Proceeds Offer, Holdings shall mail, within 45 days following the date specified in clause (3)(c) above, a notice to the holders stating, among other things:

     (1) that such holders have the right to require Holdings to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date;

     (2) the purchase date, which shall be no earlier than 45 days and not later than 60 days from the date such notice is mailed;

     (3) the instructions that each holder must follow in order to have such Notes purchased; and

     (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such Notes.

   In the event of the transfer of substantially all of the property and assets of Holdings and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation or Sale of Assets" below but which transaction does not constitute a Change of Control, the successor Person shall be deemed to have sold the properties and assets of Holdings and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

   The Senior Credit Facility will (subject to limited exceptions) restrict the Company from paying any dividends, if applicable, or making any other distributions to Holdings. If Holdings is unable to obtain dividends, if applicable, or other distributions from the Company sufficient to permit the purchase of the Notes pursuant to the Excess Proceeds Offer or the Company does not repay the Senior Credit Facility or refinance the Senior Credit Facility so it is no longer restricted from paying such dividends or making such distributions, Holdings will likely not have the financial resources to purchase the Notes. In any event, there can be no assurance that Holdings' Subsidiaries will have the resources available to pay any such dividend, if applicable, or make any such distribution. Holdings' failure to make an Excess Proceeds Offer when required to purchase the Notes when tendered would constitute an Event of Default under the indenture.

   Holdings will comply with the requirements of Rule 14e-1 under the Exchange act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the indenture by virtue thereof.

 Limitation on Preferred Stock of Restricted Subsidiaries

   Holdings will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (except Preferred Stock issued to Holdings or a Restricted Subsidiary of Holdings) or permit any Person (other than Holdings or a Restricted Subsidiary of Holdings) to hold any such Preferred Stock unless such Restricted Subsidiary would be entitled to incur or assume Indebtedness under "-- Limitation on Additional Indebtedness" above (other than Permitted Indebtedness) in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Holdings to

     (1) (a) pay dividends or make any other distributions to Holdings or any Restricted Subsidiary of Holdings

         (i) on its Capital Stock or

         (ii) with respect to any other interest or participation in, or measured by, its profits or

     (b) repay any Indebtedness or any other obligation owed to Holdings or any Restricted Subsidiary of Holdings,

     (2) make loans or advances or capital contributions to Holdings or any of its Restricted Subsidiaries or

     (3) transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of

     (1) encumbrances or restrictions existing on the Issue Date to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date,

     (2) (a) the indenture, the Notes and the Exchange Notes, (b) the Senior Subordinated Indenture, the Senior Subordinated Notes and the Senior Subordinated Guarantees, and (c) the Senior Credit Facility,

     (3) applicable law or applicable rules, regulations or orders,

     (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired,

     (5) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business,

     (6) Refinancing Indebtedness; provided that such restrictions are not materially more restrictive, when taken as a whole, than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

     (7) customary restrictions in security agreements or mortgages securing Indebtedness of Holdings or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages,

     (8) customary restrictions pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets permitted under the Indenture,

     (9) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien,

     (10) any agreement or instrument governing Capital Stock of any Person that is acquired; provided that no such restriction is created in contemplation of the acquisition of such Capital Stock,

     (11) Indebtedness or other contractual requirements of a Securitization Entity in connection with Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity,

     (12) Purchase Money Indebtedness incurred to acquire property in the ordinary course of business which Indebtedness imposes restrictions regarding transfer of the property acquired,

     (13) the terms of any Indebtedness permitted by the Indenture to be incurred by any Restricted Subsidiary which encumbrances or restrictions are no more restrictive than those contained in the Senior Subordinated Indenture,

     (14) any agreement or instrument governing Indebtedness (whether or not outstanding) of Foreign Restricted Subsidiaries of Holdings incurred in reliance on clauses (8) and (16) of the definition of Permitted
  Indebtedness, or

     (15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Limitation on Conduct of Business

   Holdings and its Restricted Subsidiaries will not engage in any businesses which are not reasonably similar, ancillary, complementary or related to the businesses in which Holdings and its Restricted Subsidiaries are engaged in on the Issue Date except to such extent as would not be material to Holdings and its Restricted Subsidiaries, taken as a whole.

 Limitation on Sale and Lease-Back Transactions

   Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction unless

     (1) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined in good faith by the Board of Directors of Holdings and evidenced by a board resolution,

     (2) Holdings could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with "-- Limitation on Additional Indebtedness" above and

     (3) the transfer of assets in such Sale and Lease-Back Transaction is permitted by, and Holdings or such Restricted Subsidiary applies the proceeds of such transaction in compliance with "--Limitation on Certain Asset Sales" above.

 Limitation of Guarantees by Restricted Subsidiaries

   Holdings will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Holdings, unless, in any such case (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the Notes by such Restricted Subsidiary (the "Guarantee") and (b) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes.

   Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of Holdings of all of Holdings' Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

 Payments for Consent

   Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Change of Control Offer

   Upon the occurrence of a Change of Control, the Holdings Issuers shall be obligated to make an offer to purchase (the "Change of Control Offer") each holder's outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date (as defined) in accordance with the procedures set forth below.

   Within 20 days of the occurrence of a Change of Control, the Holdings Issuers shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register maintained by the Registrar of the Notes, a notice stating:

     (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment;

     (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"));

     (3) that any Note not tendered will continue to accrue interest;

     (4) that, unless the Holdings Issuers default in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

     (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

     (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

     (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered;

     (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

     (9) the name and address of the Paying Agent.

   On the Change of Control Payment Date, the Holdings Issuers shall, to the extent lawful,

     (1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

     (2) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered, and

     (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Holdings Issuers.

The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Holdings Issuers shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

   The Indenture requires that if the Senior Credit Facility is in effect, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control prior to the mailing of the notice to holders described in the second preceding paragraph, but in any event within 60 days following any Change of Control, the Holdings Issuers covenant to

     (1) repay in full all obligations and terminate all commitments under or in respect of the Senior Credit Facility, the terms of which require repayment upon a Change of Control or offer to repay in full all obligations and terminate all commitments under or in respect of the Senior Credit Facility and repay the Indebtedness owed to each such lender who has accepted such offer, or

     (2) obtain the requisite consents under the Senior Credit Facility to permit the repurchase of the Notes as described above.

The Holdings Issuers must first comply with the covenant described in the preceding sentence before they shall be required to purchase Notes in the event of a Change of Control; provided that the Holdings Issuers' failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (3) under "-- Events of Default" below if not cured within 30 days after the notice required by such clause. As a result of the foregoing, a holder of the Notes may not be able to compel the Holdings Issuers to purchase the Notes unless the Holdings Issuers are able at the time to refinance all of the obligations under or in respect of the Senior Credit Facility or obtain requisite consents under the Senior Credit Facility.

   The Senior Credit Facility limits, and the indenture governing the Senior Subordinated Notes will limit, the ability of the Holdings Issuers to purchase any Notes. The Senior Subordinated Notes Indenture requires the Company to repurchase the Senior Subordinated Notes upon the occurrence of certain change of control events. The Senior Credit Facility provides that certain change of control events with respect to the Holdings Issuers or the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Holdings Issuers or the Company become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Holdings Issuers are prohibited from purchasing Notes, the Holdings Issuers could seek the consent of their lenders or lenders of the Company to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Holdings Issuers or the Company do not obtain such a consent or repay such borrowings, the Holdings Issuers and the Company will remain prohibited from purchasing the Notes and the Senior Subordinated Notes. In such case, the Holdings Issuers' failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility.

   If a Change of Control Offer is made, there can be no assurance that the Holdings Issuers will have available funds sufficient to pay the Change of Control Purchase Price for all the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Holdings Issuers are required to purchase outstanding Notes pursuant to a Change of Control Offer, the Holdings Issuers expect that they would seek third party financing to the extent they do not have available funds to meet their purchase obligations. However, there can be no assurance that the Holdings Issuers would be able to obtain such financing.

   Neither the Board of Directors of any Holdings Issuer nor the Trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of Holdings and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their respective properties, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Holdings, whether favored or opposed by the management of Holdings. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Holdings Issuers or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Holdings or any of its Subsidiaries by the management of Holdings. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

   The Holdings Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Holdings Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Merger, Consolidation or Sale of Assets

   Holdings will not consolidate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Holdings (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless:

     (1) Holdings shall be the continuing Person, or the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or to which the properties and assets of Holdings are sold, assigned, transferred, leased, conveyed or otherwise disposed of shall be a corporation, partnership, trust or a limited liability company organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the trustee, all of the obligations of Holdings under the indenture and the Notes, and the obligations thereunder shall remain in full force and effect; provided that if at any time Holdings or such successor Person is a limited liability company, partnership or trust, there shall be a co-issuer of the Notes that is a Restricted Subsidiary of Holdings and that is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;


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

     (2) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

     (3) immediately after giving effect to such transaction on a pro forma basis Holdings or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "-- Certain Covenants -- Limitation on Additional Indebtedness" above.

   In connection with any consolidation, merger or transfer of assets contemplated by this provision, Holdings shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

   For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Holdings, the Capital Stock of which constitutes all or substantially all of the properties and assets of Holdings, shall be deemed to be the transfer of all or substantially all of the properties and assets of Holdings.

   Notwithstanding the foregoing, Holdings may merge or consolidate with or transfer substantially all of its assets to an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of Holdings or the form of organization of Holdings so long as the amount of Indebtedness of Holdings and its Restricted Subsidiaries is not increased thereby and that the successor assumes all obligations of Holdings under the Indenture, the Notes and the Registration Rights Agreement. Nothing in this covenant shall be deemed to prevent the consummation of the Merger Transactions.

Events of Default

   The following events are defined in the Indenture as "Events of Default":

     (1) default in payment of any principal of, or premium, if any, on the Notes whether at maturity, upon redemption or otherwise;

     (2) default for 30 days in payment of any interest on the Notes;

     (3) default by any Holdings Issuer or any Restricted Subsidiary in the observance or performance of any other covenant in the Notes or the Indenture for 30 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding (except in the case of a default with respect to the "Change of Control" or "Merger, Consolidation or Sale of Assets" covenant which shall constitute an Event of Default with such notice requirement but without such passage of time requirement);

     (4) failure to pay at final maturity (after giving effect to any applicable grace period) any Indebtedness of Holdings or any Restricted Subsidiary thereof (other than a Securitization Entity), or the acceleration of any such Indebtedness, which acceleration shall not be rescinded or annulled within 20 days after written notice as provided in the Indenture, if the aggregate amount of such Indebtedness, together with the amount of any other such Indebtedness in default for failure to pay or which has been accelerated, aggregates $5 million or more at any time;

     (5) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $5 million (excluding amounts covered by insurance for which coverage is not being challenged or denied unless Holdings is contesting such challenge or denial in good faith) shall be rendered against Holdings or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and


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

     (6) certain events involving bankruptcy, insolvency or reorganization of any Holdings Issuer or any Significant Subsidiary thereof.

   The indenture provides that the trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

   The indenture provides that if an Event of Default (other than an Event of Default of the type described in clause (6) above) shall have occurred and be continuing, then the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding may declare to be immediately due and payable the entire Accreted Value of all the Notes then outstanding plus accrued and unpaid interest, if any, to the date of acceleration and (1) the same shall become immediately due and payable or (2) if there are any amounts outstanding under the Senior Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facility or five business days after receipt by the Holdings Issuers and the representative under the Senior Credit Facility of a notice of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount at maturity of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if

     (1) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the indenture,

     (2) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

     (3) the Holdings Issuers have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and

     (4) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the above Events of Default, the trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default of the type described in clause
(6) of the first paragraph above shall occur, the principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the Notes.

   The holders of a majority in principal amount at maturity of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations provided for in the indenture and under the TIA.

   No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes shall have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount at maturity of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.


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

Defeasance and Covenant Defeasance

   The indenture provides that the Holdings Issuers may elect either

     (1) to defease and be discharged from any and all of their obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or

     (2) to be released from their obligations with respect to the Notes under certain covenants contained in the indenture ("covenant defeasance")

upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money and/or non-callable U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the indenture. Such a trust may only be established if, among other things,

     (1) the Holdings Issuers have delivered to the trustee an opinion of counsel (as specified in the indenture)

       (a) to the effect that neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

       (b) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred;

     (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (3) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under the indenture or any other material agreement or instrument to which any Holdings Issuer or any of its Subsidiaries is a party or by which any Holdings Issuer or any of its Subsidiaries is bound;

     (4) the Holdings Issuers shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by the Holdings Issuers with the intent of preferring the holders of the Notes over any other creditors of the Holdings Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Holdings Issuers or others;

     (5) the Holdings Issuers shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with;

     (6) the Holdings Issuers shall have delivered to the trustee an opinion of counsel to the effect that assuming no intervening bankruptcy shall occur and that no holder is an insider of the Holdings Issuers, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

     (7) certain other customary conditions precedent are satisfied.

Modification of Indenture

   From time to time, the Holdings Issuers and the trustee may, without the consent of holders of the Notes, amend or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes

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

in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not, in the opinion of the trustee, materially and adversely affect the rights of any holder. The Indenture contains provisions permitting the Holdings Issuers and the Trustee, with the consent of holders of at least a majority in principal amount at maturity of the outstanding Notes, to modify or supplement the Indenture, except that no such modification shall, without the consent of each holder affected thereby,

     (1) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the indenture,

     (2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Note,

     (3) reduce the principal or Accreted Value of or premium on or change the stated maturity of any Note or change the date on which any Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor,

     (4) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York,

     (5) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note,

     (6) make any change in provisions of the indenture protecting the right of each holder of Notes to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount at maturity of Notes to waive Defaults or Events of Default,

     (7) amend, change or modify in any material respect the obligation of Holdings to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Excess Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto, or

     (8) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the holders of Notes.

Reports to Holders

   For fiscal periods ending after the Issue Date, so long as the Holdings Issuers are subject to the periodic reporting requirements of the Exchange Act, they will continue to furnish the information required thereby to the Commission and to the holders of the Notes. The indenture provides that even if the Holdings Issuers are entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, they will nonetheless continue to furnish such information to the Commission and holders of the Notes.

The Trustee

   The trustee under the indenture will be the Registrar and Paying Agent with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Transfer and Exchange

   Holders of the Notes may transfer or exchange Notes in accordance with the indenture. The Registrar under such Indenture may require a holder, among other things, to furnish appropriate endorsements and

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

transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption and, further, is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

   The Notes will be issued in a transaction exempt from registration under the Securities Act and will be subject to the restrictions on transfer described in "Notice to Investors."

   The registered holder of a Note may be treated as the owner of it for all purposes.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

   "ABRY" means ABRY Partners, Inc., a Delaware corporation.

   "ABRY Management Agreement" means the Management Agreement dated as of October 6, 1998, and as amended prior to Issue Date, between ABRY and Muzak.

   "ABRY Subordinated Debt" means Indebtedness of Holdings or Muzak in principal amount not to exceed $30 million in the aggregate at any time outstanding (a) that is owed to ABRY III, ABRY, MEM Holdings, Inc. or any other investment fund controlled by ABRY, (b) if such Indebtedness is Indebtedness of Holdings, as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness shall be subordinate to the prior payment in full of Holdings' obligations under the Notes such that no payments of principal (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any Default or Event of Default shall have occurred and be continuing, (c) that shall automatically convert into common equity of Holdings within 18 months of the date of issuance thereof, unless refinanced, and (d) the terms of which have been determined to be fair and reasonable to Muzak as determined in good faith by the Board of Directors of Holdings or Muzak, as the case may be, and evidenced by a board resolution delivered to the trustee.

   "ABRY II" means ABRY Broadcast Partners II, L.P., a Delaware limited partnership.

   "ABRY III" means ABRY Broadcast Partners III, L.P., a Delaware limited partnership.

   "Accreted Value" means an amount per $1,000 principal amount at maturity of the Notes that is equal to (a) as of any date prior to March 15, 2004, the sum of (x) the initial offering price of each Note and (y) the portion of the excess of the principal amount at maturity of each Note over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each March 15 and September 15 at the rate of 13% per annum from the Issue Date through the date of determination computed on the basis of a 360-day year of twelve 30-day months and (b) as of any date after March 15, 2004, $1,000.

   "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

   "Acquisition EBITDA" means, with respect to any Asset Acquisition, (i) EBITDA attributable to the assets to be acquired in such Asset Acquisition for the same fiscal quarter utilized in determining "Consolidated Leverage Ratio" plus (ii) the projected, quantifiable cost reductions expected to be realized and non-recurring costs and expenses, in each case, in connection with such Asset Acquisition and as a result of, in the case of cost reductions, an established program of cost reductions adopted in good faith by the Board of Directors of Holdings. For purposes of the foregoing, cost reductions and non-recurring costs and expenses, in

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

each case, shall be calculated on a pro forma basis as if such cost reductions and non-recurring costs and expenses, in each case, had been implemented at the beginning of such fiscal quarter. Prior to the consummation of any transaction requiring the inclusion of Acquisition EBITDA in the calculation of Consolidated Leverage Ratio, Holdings shall deliver to the Trustee an Officers' Certificate indicating the cost reductions and non-recurring costs and expenses, in each case, taken into account in determining Acquisition EBITDA and the assumptions underlying such cost reductions and non-recurring costs and expenses.

   "Affiliate" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under "-- Certain Covenants--Limitation on Transactions with Affiliates" beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, shall be deemed to be control. Notwithstanding the foregoing, no Person (other than Holdings or any Subsidiary of Holdings) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of Holdings or any of its Subsidiaries solely by reason of such Investment.

   "Asset Acquisition" means

     (1) an Investment by Holdings or any Restricted Subsidiary of Holdings in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Holdings or any Restricted Subsidiary of Holdings, or shall be merged with or into Holdings or any Restricted Subsidiary of Holdings or

     (2) the acquisition by Holdings or any Restricted Subsidiary of Holdings of the assets of any Person (other than a Restricted Subsidiary of Holdings) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition (including any Sale and Lease-Back Transaction), other than in the ordinary course of business or to Holdings or any of its Restricted Subsidiaries, in any single transaction or series of related transactions of

     (1) any Capital Stock of or other equity interest in any Restricted Subsidiary of Holdings or

     (2) any other property or assets of Holdings or of any Restricted Subsidiary thereof;

   provided that Asset Sales shall not include

     (1) a transaction or series of related transactions for which Holdings or its Restricted Subsidiaries receive aggregate consideration of less than $1 million,

     (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Holdings as permitted under "--Merger, Consolidation or Sale of Assets" above or any disposition that constitutes a Change of Control,

     (3) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

     (4) the factoring of accounts receivable arising in the ordinary course of business pursuant to customary arrangements,

     (5) the licensing of intellectual property,

     (6) disposals or replacements of obsolete equipment in the ordinary course of business,

     (7) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of Qualified Securitization Transaction to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP,

     (8) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of Qualified Securitization Transaction (or a fractional undivided interest therein) by a Securitization Entity in a Qualified Securitization Transaction (for the purposes of this clause (8), Purchase Money Notes shall be deemed to be cash), and

     (9) any transfer of assets acquired by Holdings or any of its Restricted Subsidiaries to an independent affiliate of Holdings or any of its Restricted Subsidiaries in accordance with the terms of the License Agreements as such agreements are in effect on the Issue Date and as the same may be amended or restated in a manner which is not more disadvantageous to the Holders in any material respect than the terms of such agreements as in effect on the Issue Date.

   "Asset Sale Proceeds" means, with respect to any Asset Sale,

     (1) cash and Cash Equivalents received by Holdings or any Restricted Subsidiary of Holdings from such Asset Sale (including cash and Cash Equivalent received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after

       (a) provision for all income or other taxes measured by or resulting from such Asset Sale (after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements),

       (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale,

       (c) provision for minority interest holders in any Restricted Subsidiary of Holdings as a result of such Asset Sale,

       (d) repayment of Indebtedness that is secured by the assets subject to such Asset Sale or otherwise required to be repaid in connection with such Asset Sale and

       (e) deduction of appropriate amounts to be provided by Holdings or a Restricted Subsidiary of Holdings as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Holdings or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and

     (2) promissory notes and other noncash consideration received by Holdings or any Restricted Subsidiary of Holdings from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash or Cash Equivalents.

   "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of

     (1) the fair value of the property subject to such arrangement and

     (2) the present value of the notes (discounted at the rate of interest implied in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

   "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (3)(a) or (3)(b), and

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

which have not yet been the basis for an Excess Proceeds Offer in accordance with clause (3)(c) of the first paragraph of "-- Certain Covenants -- Limitation on Certain Asset Sales."

   "Board of Directors" means, with respect to any Person, the board of directors of such Person (or, if such Person is a limited liability company, the board of managers of such company) or similar governing body or any duly authorized committee thereof.

   "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

   "Capitalized Lease Obligations" means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

   "Cash Equivalents" means

     (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

     (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

     (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

     (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by (i) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 or (ii) Brown Brothers Harriman;

     (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

     (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
  (5) above.

   A "Change of Control" of Holdings will be deemed to have occurred at such time as

     (1) any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than a Permitted Holder, becomes the beneficial owner (as defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 35% of the total voting power of Holdings' Capital Stock, and the Permitted Holders beneficially do not own, in the aggregate, a greater percentage of the total voting power of the Capital Stock of Holdings than such other Person or Group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings,


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

     (2) there shall be consummated any consolidation or merger of Holdings in which Holdings is not the continuing or surviving Person or pursuant to which the Common Stock of Holdings would be converted into cash, securities or other property, other than a merger or consolidation of Holdings in which the holders of the Capital Stock of Holdings outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Capital Stock of the surviving corporation immediately after such consolidation or merger,

     (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new Directors whose election by such Board of Directors or whose nomination for election by the equityholders of Holdings has been approved by 66 2/3% of the Directors then still in office who either were Directors at the beginning of such period or whose election or recommendation for election was previously so approved), cease to constitute a majority of the Board of Directors of Holdings or

     (4) the approval by the holders of Capital Stock of Holdings of any plan or proposal for the liquidation or dissolution of Holdings (whether or not otherwise in compliance with the provisions of the Indenture).

   "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to

     (1) vote in the election of directors of such Person or

     (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

   "Company" means Muzak LLC, a Delaware limited liability company.

   "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Restricted Subsidiaries on a consolidated basis including, but not limited to,

     (1) Redeemable Dividends, whether paid or accrued, on Preferred Stock,

     (2) imputed interest included in Capitalized Lease Obligations,

     (3) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

     (4) the net costs associated with Hedging Obligations,

     (5) amortization of other financing fees and expenses,

     (6) the interest portion of any deferred payment obligation,

     (7) amortization of discount or premium, if any, and

     (8) all other non-cash interest expense (other than interest amortized to cost of sales)

plus, without duplication,

     (1) all net capitalized interest for such period,

     (2) all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and

     (3) the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of Holdings that does not constitute Disqualified Capital Stock).


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   "Consolidated Leverage Ratio" means, with respect to any Person, the ratio of

     (1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries and Preferred Stock of any such Restricted Subsidiary issued in accordance with "-- Certain Covenants --
   Limitation on Preferred Stock of Restricted Subsidiaries" as of the date of calculation (the "Transaction Date") on a consolidated basis determined in accordance with GAAP to

     (2) the product of (a) such Person's EBITDA for the full fiscal quarter (the "One Quarter Period") ending on or prior to the date of determination for which financial statements are available and (b) four.

For purposes of this definition, clauses (1) and (2) above shall be calculated after giving effect on a pro forma basis to:

     (a) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of Preferred Stock of any such Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness and, in the case of any Restricted Subsidiary, the issuance or redemption or other repayment of Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the One Quarter Period or at any time subsequent to the last day of the One Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the One Quarter Period; and

     (b) any Asset Sales or Asset Acquisitions occurring during the One Quarter Period or at any time subsequent to the last day of the One Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any Acquired Indebtedness) occurred on the first day of the One Quarter Period as follows:

       (x) with respect to Asset Sales, the EBITDA attributable to the assets which are the subject of Asset Sales that occurred shall be excluded; and

       (y) with respect to Asset Acquisitions, the Acquisition EBITDA attributable to the assets which are the subject of the applicable Asset Acquisition shall be included.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding paragraph shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary or such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that

     (1) the Net Income of any Person other than a Restricted Subsidiary of the referent Person shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary of such referent Person,

     (2) the Net Income of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions, other than those permitted under "-- Certain Covenants -- Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" above, shall be excluded to the extent of such restriction or limitation,

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

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

     (4) any net gain or loss (in the case of any net loss, only to the extent that such determination of Consolidated Net Income is being made in connection with the determination of amounts available for Restricted Payments pursuant to the provisions described under "-- Certain
  Covenants -- Limitation on Restricted Payments" above) resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded,

     (5) extraordinary gains and losses shall be excluded,

     (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded and

     (7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded.

   "Control Investment Affiliate" means, as to any Person, any other Person which (a) is an Affiliate of such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

   "Cumulative Consolidated Interest Expense" means, with respect to any Person, as of any date of determination, Consolidated Interest Expense from April 1, 1999 to the end of such Person's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

   "Cumulative EBITDA" means, with respect to any Person, as of any date of determination, EBITDA from April 1, 1999 to the end of such Person's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

   "Director" means, with respect to any Person, a member of the Board of Directors of such Person (or, if such Person is a limited liability company, a member of the board of managers of such Person).

   "Disqualified Capital Stock" means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include any Preferred Stock of a Person or a Restricted Subsidiary of such Person, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Person or Restricted Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Notes; provided, however, that Preferred Stock of a Person or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer or asset sale offer to be made for such Preferred Stock in the event of a change of control of such Person or Restricted Subsidiary or the sale of any assets of such Person or Restricted Subsidiary which provisions have substantially the same effect as the provisions described under "-- Change of Control Offer" and "-- Certain Covenants -- Limitation on Certain Asset Sales," respectively, above, shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

   "EBITDA" means, with respect to any Person and its Restricted Subsidiaries, for any period, an amount equal to

     (1) the sum of

       (a) Consolidated Net Income for such period, plus

       (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (a) hereof, plus

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

       (c) Consolidated Interest Expense for such period, plus

       (d) depreciation for such period on a consolidated basis, plus

       (e) amortization of intangibles for such period (but excluding any non-cash item to the extent it represents the amortization of a prepaid cash expense that was paid in any prior period) on a consolidated basis, plus

       (f) any other non-cash items reducing Consolidated Net Income for such period except for any non-cash items that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period, minus

     (2) all non-cash items increasing Consolidated Net Income (other than any non-cash items representing deferred revenue to the extent that such revenue was not included in Consolidated Net Income in any prior period) for such period, all for such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP;

provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment (other than a Restricted Subsidiary) of such Person shall be included only

     (1) if cash income has been received by such Person with respect to such Investment during each of the previous four fiscal quarters, or

     (2) if the cash income derived from such Investment is attributable to Cash Equivalents.

   "Electro Systems Acquisition" means the acquisition of Electro Systems Corporation pursuant to a Stock Purchase Agreement dated as of February 18, 1999 between the Company and Carolina Georgia Sound, Inc.

   "Equity Offering" means any public or private sale of Common Stock (other than Disqualified Capital Stock) of Holdings pursuant to which Holdings receives net proceeds of at least $20 million.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

   "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of Holdings acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of Holdings delivered to the Trustee.

   "Foreign Restricted Subsidiary" means any Restricted Subsidiary of Holdings that is not organized under the laws of the United States or any State thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

   "Hedging Obligations" means, with respect to any Person, the net payment obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

   "Holdings" means Muzak Holdings LLC, a Delaware limited liability company.

   "Holdings Finance Corp." means Muzak Holdings Finance Corp., a Delaware corporation, or any successor corporation that is a co-issuer of the Notes.

   "Holdings Issuers" means each of Holdings and Holdings Finance Corp.

   "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such

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

Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

   "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included

     (1) any Capitalized Lease Obligations of such Person,

     (2) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed,

     (3) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor),

     (4) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

     (5) Disqualified Capital Stock of such Person or any Restricted Subsidiary thereof, and

     (6) hedging obligations of any such Person (if and to the extent such hedging obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that

     (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

     (2) Indebtedness shall not include any liability for federal, state, local or other taxes,

     (3) the amount of Indebtedness of a Person which is without recourse to any property or assets of such Person except to the extent of any Lien on property or assets of such Person which secures such Indebtedness shall be the lesser of the principal amount of such Indebtedness and the fair market value of the property or assets subject to the Lien, and

     (4) the amount of Indebtedness represented by Disqualified Capital Stock shall be the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

   The "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.


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   Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of Holdings or any of its Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

   "Independent Financial Advisor" means an investment banking firm of national reputation in the United States

     (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Holdings and

     (2) which, in the judgment of the Board of Directors of Holdings, is otherwise independent and qualified to perform the task for which it is to be engaged.

   "Investments" means, with respect of any Person, directly or indirectly, any advance, account receivable (other than advances and accounts receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude

     (1) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person and

      (2) the repurchase of securities of any Person by such Person.

If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Holdings such that such Restricted Subsidiary would no longer constitute a Subsidiary, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

   "Issue Date" means the date the Notes are first issued by the Holdings Issuers and authenticated by the trustee under the indenture.

   "License Agreements" means the License Agreements between the Company and its independent affiliates.

   "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

   "Merger Transactions" means those transactions referred to collectively in this offering memorandum as "Merger Transactions."

   "Net Income" means, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

   "Obligations" means all obligations for principal, premium, interest, penalties, charges, fees, fees and expenses of counsel, indemnities, reimbursement obligations, damages, claims and other liabilities payable under the documentation governing any Indebtedness.

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   "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the indenture.

   "Pending Capstar Acquisition" means the acquisition by Holdings of certain Muzak franchises from Capstar Broadcasting Corporation pursuant to a Contribution Agreement between Holdings and Capstar Broadcasting Corporation, dated February 19, 1999, and the subsequent transfer of such assets to Muzak in exchange for equity interests in Muzak.

   "Permitted Asset Swap" means, with respect to any Person, the substantially concurrent exchange of assets of such Person for assets of another Person which are useful to the business of such aforementioned Person.

   "Permitted Holders" means each of ABRY III, ABRY II and each Control Investment Affiliate of ABRY III or ABRY II.

   "Permitted Indebtedness" means:

     (1) Indebtedness of Holdings or any Restricted Subsidiary arising under or in connection with the Senior Credit Facility in an aggregate principal amount not to exceed $200 million outstanding at any time less (i) any mandatory prepayment actually made thereunder (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced) or scheduled payments actually made thereunder and (ii) the aggregate amount of Indebtedness of Securitization Entities in Qualified Securitization Transactions (other than Qualified Securitization Transactions involving equipment and related assets);

     (2) Indebtedness under (i) the Notes and the Guarantees (if any) and the Exchange Notes and the Guarantees (if any) thereof and (ii) the Senior Subordinated Notes and the Senior Subordinated Guarantees;

     (3) Indebtedness not covered by any other clause of this definition which is outstanding on the Issue Date;

     (4) Indebtedness of Holdings to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to Holdings or another Restricted Subsidiary;

     (5) Purchase Money Indebtedness that does not in the aggregate exceed 5% of Holdings' consolidated total assets;

     (6) the incurrence by Holdings or any Restricted Subsidiary of Hedging Obligations that are incurred in the ordinary course of business of Holdings or such Restricted Subsidiary and not for speculative purposes; provided that, in the case of any Hedging Obligation that relates to (i) interest rate risk, the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation related and (ii) currency risk, such Hedging Obligation does not increase the Indebtedness of Holdings and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

     (7) Refinancing Indebtedness;

     (8) Indebtedness of Foreign Restricted Subsidiaries of Holdings in an aggregate principal amount not to exceed $10 million at any one time outstanding; provided the aggregate amount then outstanding under

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

  this clause (8) when added to the aggregate amount then outstanding under clause (1) above shall not exceed the aggregate amount permitted under clause (1) above;

     (9) guarantees by Holdings and its Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture;

     (10) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

     (11) Indebtedness arising from agreements of Holdings or a Restricted Subsidiary of Holdings providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of Holdings, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that, in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Holdings and its Restricted Subsidiaries in connection with such disposition;

     (12) obligations in respect of performance and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary of Holdings in the ordinary course of business;

     (13) the ABRY Subordinated Debt;

     (14) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Holdings or any Subsidiary of Holdings (except for Standard Securitization
  Undertakings);

     (15) Indebtedness of Holdings issued to current or former members of management of Holdings or any of its Restricted Subsidiaries to finance the repurchase, redemption or other acquisition of Capital Stock of Holdings pursuant to clause (6) of the second paragraph under "--Certain Covenants-- Limitation on Restricted Payments" above; and

     (16) additional Indebtedness of Holdings and its Restricted Subsidiaries not to exceed $5 million in aggregate principal amount at any one time outstanding.

   "Permitted Investments" means

     (1) Investments by Holdings, or by a Restricted Subsidiary thereof, in Holdings or any Restricted Subsidiary;

     (2) Investments by Holdings, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment

       (a) such Person becomes a Restricted Subsidiary of Holdings or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary thereof;

     (3) Investments in cash and Cash Equivalents;

     (4) reasonable and customary loans and advances made to employees in the ordinary course of business;

     (5) an Investment that is made by Holdings or a Restricted Subsidiary thereof in the form of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to Holdings or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under "-- Certain Covenants -- Limitation on Certain Asset Sales" above;

     (6) Hedging Obligations entered into in the ordinary course of Holdings' or its Restricted Subsidiaries' business and not for speculative purposes;

     (7) any acquisition of assets to be used in the business of Holdings or any of its Restricted Subsidiaries solely in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of Holdings;

     (8) additional Investments not to exceed $5 million at any one time outstanding;

     (9) Investments existing on the Issue Date;

     (10) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

     (11) guarantees by Holdings or any Restricted Subsidiary of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of Holdings under the indenture; and

     (12) any Investment by Holdings or a Restricted Subsidiary of Holdings in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest.

   "Permitted Liens" means

     (1) Liens on property or assets of, or any shares of Capital Stock of or secured indebtedness of, any Person existing at the time such Person becomes a Restricted Subsidiary of Holdings or at the time such Person is merged into Holdings or any of its Restricted Subsidiaries; provided that such Liens are not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of Holdings or merging into Holdings or any of its Restricted Subsidiaries,

     (2) Liens securing Indebtedness under the Senior Credit Facility and Liens securing other Indebtedness of any Restricted Subsidiary of the Company; provided in each case, such Indebtedness is incurred in compliance with "-- Certain Covenants -- Limitation on Additional Indebtedness" above,

     (3) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended,

     (4) Liens in favor of Holdings or any of its Restricted Subsidiaries,

     (5) Liens securing industrial revenue bonds,

     (6) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the indenture; provided that

       (a) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the purchase price, or the cost of installation, construction or improvement, of the Property to which such Purchase Money Indebtedness relates, and

       (b) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such Property,

     (7) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor,

     (8) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings,

     (9) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances or title defects or leases or subleases granted to others in respect of real property not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries,

     (10) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $5 million in the aggregate at any one time outstanding,

     (11) Liens existing on the Issue Date and Liens securing the Notes (and the Guarantees, if any) and the Exchange Notes (and the Guarantees thereof, if any),

     (12) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including landlord Liens on leased properties and any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations,

     (13) attachment or judgment Liens not giving rise to an Event of Default,

     (14) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods,

     (15) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

     (16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Holdings or any of its Restricted Subsidiaries, including rights of offset and set-off,

     (17) Liens securing Hedging Obligations with respect to Indebtedness that is otherwise permitted under the Indenture,

     (18) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction,

     (19) Liens arising from filing Uniform Commercial Code financing statements regarding leases,

     (20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods,

     (21) deposits made in the ordinary course of business to secure liability to insurance carriers,

     (22) any interest or title of a lessor or a sublessor under an operating lease,

     (23) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business,

     (24) Liens imposed by law incurred by Holdings or any of its Restricted Subsidiaries in the ordinary course of business,

     (25) Liens securing the Senior Subordinated Notes and the Senior Subordinated Guarantees in accordance with their terms as in effect on the Issue Date, and

     (26) any extensions, substitutions, replacements or renewals of the foregoing.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

   "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

   "Purchase Money Indebtedness" means Indebtedness and Capitalized Lease Obligations of any Person incurred in the normal course of business of such Person for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement of, any Property.

   "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Holdings or any Subsidiary of Holdings in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

   "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by Holdings or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

   "Redeemable Dividend" means, for any dividend or distribution with regard to Preferred Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

   "Refinancing Indebtedness" means Indebtedness that refunds, refinances, modifies, replaces, defers, supplements or extends any Indebtedness outstanding on the Issue Date or other Indebtedness permitted to be incurred by Holdings or its Restricted Subsidiaries pursuant to the terms of the indenture (other than pursuant to clauses (1), (4), (6) and (8) through (16) of the definition of Permitted Indebtedness), but only to the extent that

     (1) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended, if at all,

     (2) the Refinancing Indebtedness is scheduled to mature either

       (a) no earlier than the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended, or

       (b) after the maturity date of the Notes,

     (3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended that is scheduled to mature on or prior to the maturity date of the Notes, and

     (4) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of

       (a) the aggregate principal amount of the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended,

       (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended and

       (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness.

   "Restricted Payment" means any of the following:

     (1) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of Holdings or any Restricted Subsidiary of Holdings or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Holdings or any Restricted Subsidiary of Holdings (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock), and (b) in the case of Restricted Subsidiaries of Holdings, dividends or distributions payable to Holdings or to a Restricted Subsidiary of Holdings and to the other holders of Capital Stock of each such Restricted Subsidiary, in each case on a pro rata basis),

     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Holdings or any of its Restricted
  Subsidiaries (other than Capital Stock owned by Holdings or a Wholly Owned Subsidiary of Holdings, excluding Disqualified Capital Stock),

     (3) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value of any Indebtedness which is subordinated in right of payment to the Notes prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) other than the ABRY Subordinated Debt,

     (4) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment,

     (5) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary (valued at the fair market value of the net assets of such Restricted Subsidiary), and

     (6) forgiveness of any Indebtedness of an Affiliate of Holdings (other than a Restricted Subsidiary) to Holdings or a Restricted Subsidiary of Holdings.

   "Restricted Subsidiary" means a Subsidiary of Holdings other than an Unrestricted Subsidiary. The Board of Directors of Holdings may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Indebtedness of such Unrestricted Subsidiary or Person as having been incurred at the time of such action),

     (1) Holdings could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Certain Covenants -- Limitation on Additional Indebtedness" above,

     (2) no Default or Event of Default shall have occurred and be continuing or result therefrom.

   "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by Holdings or any Restricted Subsidiary of Holdings of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to such Person in contemplation of such leasing.

   "Securitization Entity" means a Wholly Owned Subsidiary of Holdings (or another Person in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of Holdings (as provided below) as a Securitization Entity: (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (i) is guaranteed by Holdings or any Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings or any Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Holdings nor any Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither Holdings nor any Subsidiary of Holdings has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Holdings shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

   "Senior Credit Facility" means one or more credit agreements, loan agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loans, or facilities to the Company or any of its Subsidiaries, including the Credit and Guaranty Agreement to be dated as of March 18, 1999, among the Company, Holdings, the Company's Subsidiaries, the lenders party thereto in their capacities as lenders thereunder, Goldman Sachs Credit Partners L.P., as Syndication Agent, Canadian Imperial Bank of Commerce, as Administrative Agent, and Goldman Sachs Credit Partners L.P. and CIBC Oppenheimer Corp., as Co-Lead Arrangers, initially providing for term loan and revolving credit facilities including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facilities and/or related documents may be further amended, restated, supplemented, renewed, refinanced, replaced, restructured or otherwise modified from time to time whether or not with the same agents, trustee, representative lenders or group of lenders or holders, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Senior Credit Facility" shall include agreements in respect of interest rate agreements and hedging obligations with lenders party to any Senior Credit Facility and their affiliates and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Senior Credit Facility and any and all refundings, refinancings (in whole or in part) and replacements of any Senior Credit Facility, whether by the same or any other agents, trustee, representative lenders or lenders or group of lenders or holders, including one or more agreements (i) extending the maturity of, or increasing the amount of, any Indebtedness incurred thereunder or contemplated thereby, or (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Restricted Subsidiaries and their respective successors and assigns.

   "Senior Subordinated Guarantees" means the guarantees of the Senior Subordinated Notes as provided for in the Senior Subordinated Indenture.

   "Senior Subordinated Note Indenture" means the indenture governing the terms of the Senior Subordinated Notes.

   "Senior Subordinated Notes" means the 9 7/8% Senior Subordinated Notes due 2009 of the Company and Muzak Finance Corp., a Delaware limited liability company, as co-issuers, issued pursuant to the Senior Subordinated Note Indenture and the notes issued in exchange therefor pursuant to the registration rights agreement relating thereto as in effect on the Issue Date.

   "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act, as such Rule is in effect on the Issue Date.

   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings which are reasonably customary in an accounts receivable or equipment transaction.

   "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

     (1) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or

     (2) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

Notwithstanding the foregoing a charitable trust or foundation organized pursuant to section 501(c)(3) of the Internal Revenue Code of 1986, as amended, shall not be a "Subsidiary."

   "Unrestricted Subsidiary" means

     (1) any Subsidiary of an Unrestricted Subsidiary and

     (2) any Subsidiary of Holdings which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Holdings;

provided that a Subsidiary may be so classified as an Unrestricted Subsidiary only if

     (a) such classification is in compliance with the "Limitation on Restricted Payments" covenant,

     (b) immediately after giving effect to such classification, Holdings could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Certain Covenants -- Limitation on Additional Indebtedness" above,

     (c) no Default or Event of Default shall have occurred and be continuing or result therefrom, and

     (d) neither Holdings nor any Restricted Subsidiary shall at any time

       (i) provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

       (ii) be directly or indirectly liable for any Indebtedness of such Subsidiary or

       (iii) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness (other than Indebtedness assumed by such Subsidiary in connection with the Electro Systems Acquisition) that is Indebtedness of such Subsidiary (including any corresponding right to take enforcement action against such Subsidiary), except in the case of clause (i) or (ii) to the extent

       (i) that Holdings or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness (other than as Permitted Indebtedness) pursuant to "-- Certain Covenants -- Limitation on Additional Indebtedness" above and

       (ii) the provision of such guarantee and the incurrence of such Indebtedness otherwise would be permitted under "-- Certain Covenants --
     Limitation on Restricted Payments" above.

The Trustee shall be given prompt notice by Holdings of each resolution adopted by the Board of Directors of Holdings under this provision, together with a copy of each such resolution adopted. Electro Systems shall be an Unrestricted Subsidiary as of the Issue Date.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

   "Wholly Owned Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by Holdings.

Book-Entry, Delivery and Form

   The exchange notes initially will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Note"). The Global Note will be deposited upon issuance with the Trustee as custodian for the Depositary, in New York, New York, and registered in the name of the Depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

   Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interest in the Global Note may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. Except in the limited circumstances described below, owners of beneficial interests in the Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

   The exchange notes may be presented for registration of transfer and exchange at the offices of the Exchange Agent.

   The Depositary has advised the Holdings Issuers that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

   The Depositary has also advised the Holdings Issuers that pursuant to procedures established by it:

  . upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the exchanging holders with portions of the principal amount of Global Note and

  . ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

   Except as described below, owners of interests in the Global Note will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

   Payments in respect of the principal of, and premium, if any, and Liquidated Damages, if any, and interest on a Global Note registered in the name of the Depositary or its nominee will be payable by the Trustee to the Depositary or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Holdings Issuers and the Trustee will treat the persons in whose names the exchange notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Holdings Issuers, the Trustee nor any agent of the Holdings Issuers or the Trustee has or will have any responsibility or liability for:

  . any aspect of the Depositary's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note or

  . any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

   The Depositary has advised the Holdings Issuers that its current practice upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest) is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary unless the Depositary has reason to believe it will not receive payment on such payment date. Payments by Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depositary, the Trustee or the Holdings Issuers. Neither the Holdings Issuers nor the Trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the exchange notes, and the Holdings Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee for all purposes.

   Interests in the Global Note are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its Participants. See "--Same Day Settlement and Payment."

   The Depositary has advised the Holdings Issuers that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account the Depositary has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the exchange notes, the Depositary reserves the right to exchange Global Note for legended exchange notes in certificated form, and to distribute such exchange notes to its Participants.

   The information in this section concerning the Depositary and its book entry systems has been obtained from sources that the Holdings Issuers believe to be reliable, but the Holdings Issuers take no responsibility for the accuracy thereof.

   Although the Depositary has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in the Depositary, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Holdings Issuers, the Initial Purchaser or the Trustee or any of their respective agents will have any responsibility for the performance by the Depositary or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

 Exchange of Book-Entry Notes for Certificated Notes

   A Global Note is exchangeable for definitive exchange notes in registered certificated form ("Certificated Notes") if:

  . the Depositary (A) notifies the Holdings Issuers that it is unwilling or unable to continue as depositary for the Global Note and the Holdings Issuers thereupon fail to appoint a successor depositary or (B) has ceased to be a clearing agency registered under the Securities Exchange Act,

  . the Holdings Issuers, at their option, notify the Trustee in writing that they elect to cause issuance of the Certificated Notes or

  . there shall have occurred and be continuing a Default or Event of Default with respect to the exchange notes.

   Neither the Holdings Issuers nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of exchange notes and the Holdings Issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

 Exchange of Certificated Notes for Book-Entry Notes

   Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Notice to Investors."

 Same Day Settlement and Payment

   The Indenture requires that payments in respect of the exchange notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Holdings Issuers will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The exchange notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Holdings Issuers expect that secondary trading in the certificated Notes will also be settled in immediately available funds.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

   The Holdings Issuers have entered into the Exchange Offer Registration Rights Agreement pursuant to which they have agreed, for the benefit of the holders of the existing notes, that they will, at their cost,

     (1) within 75 days after the Issue Date, file a registration statement with the Commission with respect to a registered offer to exchange the existing notes for the exchange notes, which will have terms substantially identical in all material respects to the existing notes (except that the exchange notes will not contain terms with respect to transfer restrictions),

     (2) within 150 days after the Issue Date, use their best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act. Upon the exchange offer registration statement being declared effective, the Holdings Issuers will offer the exchange notes in exchange for surrender of the existing notes, and

     (3) keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the existing notes. For each existing note surrendered to the Holdings Issuers pursuant to the exchange offer, the holder of such existing note will receive an exchange note having a principal amount at maturity equal to that of the surrendered note.

   Under existing Commission interpretations, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. The Holdings Issuers have agreed for a period of 180 days after consummation of the exchange offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes acquired as described below. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange Offer Registration Rights Agreement (including certain indemnification rights and obligations).

   Each holder of existing notes that wishes to exchange such notes for exchange notes in the exchange offer will be required to make certain representations including representations that

     (1) any exchange notes to be received by it will be acquired in the ordinary course of its business,

     (2) it has no arrangement with any person to participate in the distribution of the exchange notes, and

     (3) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Holdings Issuers, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

   If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for existing notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

   In the event that applicable interpretations of the staff of the Commission do not permit the Holdings Issuers to effect such an exchange offer, or if for any other reason the exchange offer is not consummated within 185 days of the Issue Date or, under certain circumstances, if the initial purchasers shall so request, the Holdings Issuers will, at their own expense,

     (1) as promptly as practicable, file a shelf registration statement covering resales of the existing notes,

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

     (2) use their respective best efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

     (3) use their respective best efforts to keep effective the shelf registration statement until the earlier of the disposition of the existing notes covered by the shelf registration statement or two years after the Issue Date.

   The Holdings Issuers will, in the event of the shelf registration statement, provide to each holder of the existing notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the existing notes has become effective and take certain other actions as are required to permit unrestricted resales of the existing notes. A holder of the existing notes that sells such existing notes pursuant to the shelf registration statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange Offer Registration Rights Agreement which are applicable to such a holder (including certain indemnification rights and obligations).

   Although the Holdings Issuers intend to file one of the registration statements described above there can be no assurance that such registration statement will be filed or, if filed, that it will become effective. If the Holdings Issuers fail to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional cash interest shall become payable, whether or not cash interest is otherwise payable, in respect of the existing notes as follows:

     (1) If (a) the exchange offer registration statement or shelf registration statement is not filed within 75 days after the Issue Date or
  (b) notwithstanding that the Holdings Issuers have consummated or will consummate an exchange offer, the Holdings Issuers are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the Exchange Offer Registration Rights Agreement;

     (2) If (a) an exchange offer registration statement or shelf registration statement is not declared effective within 150 days after the Issue Date or (b) notwithstanding that the Holdings Issuers have consummated or will consummate an exchange offer, the Holdings Issuers are required to file a shelf registration statement and such shelf registration statement is not declared effective by the Commission on or prior to the 75th day following the date such shelf registration statement was filed; or

     (3) If either (a) the Holdings Issuers have not exchanged the exchange notes for all existing notes validly tendered in accordance with the terms of the exchange offer on or prior to 35 days after the date on which the exchange offer registration statement was declared effective or (b) the exchange offer registration statement ceases to be effective at any time prior to the time that the exchange offer is consummated or (c) if applicable, the shelf registration statement ceases to be effective at any time prior to the second anniversary of the Issue Date;

   (each such event referred to in clauses (1) through (3) above is a "Registration Default"), the sole remedy available to holders of the existing notes will be the immediate assessment of additional cash interest ("Additional Interest") as follows: Additional Interest shall accrue on the average Accreted Value of the existing notes at a rate of 0.5% per annum for the first 90 days immediately following the Registration Default, such Additional Interest rate increasing by on additional .25% per annum for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum Additional Interest rate of 2.0% per annum. All Additional Interest will be payable in cash to holders of the existing notes on each March 15 and September 15, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured.

   The summary herein of certain provisions of the Exchange Offer Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange Offer Registration Rights Agreement, a copy of which will be available upon request to any Holdings Issuer.

                             CERTAIN UNITED STATES
                       FEDERAL INCOME TAX CONSIDERATIONS

   The following is a discussion of certain material U.S. Federal income tax consequences of the exchange of existing notes pursuant to the exchange offer and the ownership and disposition of the exchange notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original owners of the exchange notes and who hold such Notes as capital assets ("Holders"). The discussion does not purport to address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold exchange notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion does not address U.S. Federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder (the "Treasury Regulations"), and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The Company will treat the exchange notes as indebtedness for Federal income tax purposes, and the following discussion assumes that such treatment is correct.

   For purposes of this discussion, a "U.S. Holder" is a Holder of an exchange note who is (i) a United States citizen or resident, (ii) a corporation or partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source,
(iv) or a trust if a United States court exercises primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions. A "Non-U.S. Holder" is a Holder of a Note who is not a U.S. Holder.

   THE ORIGINAL HOLDERS OF THE EXCHANGE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE EXCHANGE NOTES, AS WELL AS THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Original Issue Discount

   The existing notes were issued with and the exchange notes will have original issue discount ("OID") for U.S. Federal income tax purposes. A U.S. Holder will be required to include OID in income as it accrues, regardless of such Holder's regular method of accounting for Federal income tax purposes, and in advance of the receipt of cash to which such income is attributable. OID generally will be treated as interest income to the U.S. Holder and will accrue on a yield-to-maturity basis over the life of the Note, as discussed below.

   The amount of OID with respect to an existing note will be equal to the excess of the "stated redemption price at maturity" of such existing note over its "issue price." The stated redemption price at maturity of each existing note will include all cash payments required to be made under the existing note through maturity, whether denominated as principal or interest. The issue price of an existing note will be the first price at which a substantial part of the existing notes were sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The existing notes were issued at a substantial discount. The OID on the exchange notes will equal the amount of OID on the existing notes, a portion of which will have accrued as income from the date of issuance of the existing notes, as described below.

   The amount of OID accruing to a Holder with respect to an exchange note will be the sum of the "daily portions" of OID with respect to such exchange note for each day during the taxable year (or portion thereof) on which such Holder owns such exchange note ("accrued OID"). A daily portion is determined by allocating to each day in an "accrual period" a pro rata portion of the OID allocable to that accrual period. An accrual period of an exchange note may be of any length and may vary in length over the term of an exchange note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The amount of OID accruing during any full accrual period with respect to a Note will be equal to (i) the "adjusted issue price" of such exchange note at the beginning of that accrual period, multiplied by (ii) the "yield-to-maturity" of such exchange note (taking into account the length of the accrual period). The adjusted issue price of an exchange note at the beginning of its first accrual period will be equal to the issue price of the existing note for which it was exchanged. The adjusted issue price at the beginning of any subsequent accrual period will be equal to (i) the adjusted issue price at the beginning of the preceding accrual period, plus (ii) the amount of OID accrued during the preceding accrual period, minus (iii) any payments on the exchange note during the preceding accrual period and on the first day of such subsequent accrual period.

   Under these rules, a Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The yield-to-maturity of an exchange note is the discount rate that, when used in computing the present value of all payments to be made on the exchange note, produces an amount equal to the issue price of the existing note.

   Interest paid on an exchange note generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

   Under certain circumstances, the Company may be entitled to redeem all or a portion of the exchange notes. In addition, under certain circumstances, each holder of an exchange note will have the right to require the Company to repurchase all or part of such holder's exchange notes. The Treasury Regulations contain special rules for determining the yield to maturity and maturity on a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. The Company does not intend to treat such redemption and repurchase provisions of the exchange notes as affecting the computation of the yield to maturity date of the exchange notes.

   The Company will report to Holders and to the Internal Revenue Service (the "Service") each year the amount of OID that accrued on the exchange notes for that year and the amount of any interest paid during that year.

Applicable High Yield Discount Obligations

   Although the law is unclear in certain respects and the issue is therefore not free from doubt, the exchange notes should, to some extent, constitute "applicable high yield discount obligations" ("AHYDOs") for federal income tax purposes. A portion of the exchange notes equal to the proportion of the membership interests of Holdings held by a corporation would constitute AHYDOs if (i) the yield to maturity on the exchange notes is equal to or greater than the sum of the relevant applicable federal rate (the "AFR") in effect for the month in which the existing notes are issued (for March 1999, the AFR was 5.23%, assuming semi-annual compounding) plus five percentage points and (ii) the exchange notes bear significant OID. A debt instrument bears significant OID for this purpose if, as of the close of any accrual period ending more than five years after issuance, the total amount of income includible by a holder with respect to the debt instrument exceeds the sum of (a) interest paid to the holder (in cash or, generally, in property other that debt instruments or stock of the issuer or a related person) and (b) an amount equal to the issue price of the debt instrument multiplied by its yield to maturity. Should any portion of the exchange notes be AHYDOs, Holdings would not be entitled to claim a deduction for OID that accrues with respect to such portion of the exchange notes until amounts attributable to such OID are actually paid. In addition, to the extent that the yield to maturity of such portion of the exchange notes exceeded the sum of the AFR plus six percentage points (the "non-deductible portion"), any deduction that is attributable to the non-deductible portion would be permanently disallowed. While not free from doubt, to the extent the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to stock of the corporate member of Holdings, it would be treated as a dividend for purposes of the rules relating to the dividends received deduction for corporate Holders.

   If the exchange notes, to some extent, are treated as AHYDOs for federal income tax purposes, then interest deductions of Holdings will be deferred or permanently disallowed, as described above. Such a deferral or disallowance of deductions would have the effect of increasing taxable income (or reducing taxable losses) allocable to some or all of the members of Holdings. This in turn could increase (depending upon the results of the operations of Holdings and its subsidiaries without regard to such interest deductions) or accelerate the distributions Holdings must make to its members in respect of the taxes of the members, as provided in the Holdings LLC agreement. Such distributions are permitted distributions under the terms of the indenture.

Market Discount and Premium

   If a U.S. Holder acquires an exchange note for an amount that is less than the revised issue price (which generally approximates adjusted issue price) of the exchange note, the amount of the difference is treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a statutory de minimis amount. Under the market discount rules of the Code, a U.S. Holder must treat any principal payment on, or any amount received on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income to the extent of any market discount that has not previously been included in income and is treated as having accrued on the exchange note by the time of such payment or disposition. Market discount generally accrues on a straight-line basis over the remaining term of an exchange note. If a U.S. Holder makes a gift of such an exchange note, accrued market discount, if any, is recognized as if the U.S. Holder had sold the exchange note for its fair market value. A U.S. Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such exchange note. A U.S. Holder may elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the Holder so elects, on a constant yield basis), in which case the interest deferral rule described in the preceding sentence will not apply. Such an election will apply to all bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

   A U.S. Holder that purchases an exchange note for an amount greater than the adjusted issue price of the exchange note but equal to or less than the sum of all amounts payable on such exchange note after the purchase date is considered to have purchased the Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such U.S. Holder must include in gross income with respect to such exchange note for any taxable year is reduced by the portion of the acquisition premium properly allocable to such year.

Sale, Exchange or Retirement of the Exchange Notes

   Upon the sale, exchange or retirement of an exchange note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon such sale, exchange or retirement and the U.S. Holder's adjusted tax basis in the exchange note. A U.S. Holder's adjusted tax basis in an exchange note generally will be the U.S. Holder's cost therefor, increased by the amount of OID previously included in income with respect to such exchange note and decreased by all prior payments received on the exchange note (other than payments of qualified stated interest).

   Gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of the exchange notes will be capital gain or loss, and will be long-term capital gain or loss if the exchange notes have been held by the U.S. Holder for more than 12 months. The deductibility of capital losses by U.S. Holders is subject to limitation.

Exchange Offer

   The exchange of existing notes for exchange notes pursuant to the exchange offer should not be a taxable exchange for U.S. Federal income tax purposes. Therefore, the exchange should not result in any U.S. Federal income tax consequences to tendering Holders. The U.S. Federal income tax consequences of holding and disposing of exchange notes should be the same as the U.S. Federal income tax consequences of holding and disposing of existing notes.

Tax Consequences to Non-U.S. Holders

  Taxation of Interest

   A Non-U.S. Holder generally will not be subject to U.S. Federal income or withholding tax on interest (including OID) paid on the exchange notes so long as such interest is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, and the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (ii) is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, (iii) is not a bank receiving interest described in Section 881 (c)(3)(A) of the Code, and (iv) satisfies the requirements of Sections 871(h) or 881(c) of the Code, as set forth below under "--Owner Statement Requirement." If the foregoing conditions are not satisfied, then interest paid on the exchange notes generally will be subject to U.S. withholding tax at a rate of 30%, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

  Sale, Exchange or Retirement of the Notes

   Any capital gain a Non-U.S. Holder realizes on the sale, exchange, retirement or other taxable disposition of an exchange note generally will be exempt from U.S. Federal income and withholding tax, provided that (i) the gain is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, and (ii) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more during the taxable year.

  Effectively Connected Income

   If the interest, gain or other income a Non-U.S. Holder recognizes on an exchange note is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, the Non-U.S. Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to U.S. Federal income tax on the interest, gain or other income at regular Federal income tax rates. In addition, if the Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

  Owner Statement Requirement

   Sections 871(h) and 881(c) of the Code require that either the beneficial owner of an exchange note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds an exchange note on behalf of such owner files a statement with the Company or its agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States Federal income tax. Under current regulations, this requirement will be satisfied if the Company or its agent receives (i) a statement (an "Owner Statement") from the beneficial owner of a Note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address, or (ii) both a statement from the Financial Institution holding the Note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner Statement and a copy of the Owner Statement. The beneficial owner must inform the Company or its agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner Statement. The Internal Revenue Service has amended the transition period relating to recently issued Treasury Regulations governing backup withholding and information reporting requirements. Withholding certificates or statements that are valid on December 31, 1999, may be treated as valid until the earlier of its expiration or December 31, 2000. All existing certificates or statements will fail to be effective after December 31, 2000.

Information Reporting and Backup Withholding

   The Company will, where required, report to the Holders of the exchange notes and to the Service the amount of any interest paid and OID accrued on the exchange in each calendar year and the amounts of tax withheld, if any, with respect to such payments. A non-corporate U.S. Holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of principal and interest made on an exchange, or on proceeds of the disposition of an exchange note before maturity, unless such U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

   In the case of payments of interest to Non-U.S. Holders, current Treasury Regulations provide that the 31% backup withholding tax and certain information reporting requirements will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither the Company nor its payment agent has actual knowledge that the Holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under current Treasury Regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-U.S. Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the Non-U.S. Holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to payment of the proceeds of a disposition of the exchange notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the Holder of the exchange notes is not a United States person and such broker has no actual knowledge to the contrary, or the Holder establishes an exception. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of the exchange notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

   The Treasury Department has released new Treasury Regulations governing the backup withholding and information reporting requirements. The new regulations will not generally alter the treatment of a Non-U.S. Holder who furnishes an Owner Statement to the payor. The new regulations may change certain procedures applicable to the foreign office of a United States broker or foreign brokers with certain types of relationships to the United States. The new regulations are generally effective for payments made after December 31, 2000. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

   THE PRECEDING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF EXCHANGE NOTES AS WELL AS THE EXCHANGE OF NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

   Each Participating Broker-Dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the resale of exchange notes received in exchange for existing notes where such existing notes were acquired as a result of market-making activities or other trading activities. The Holdings Issuers have agreed that for a period of 180 days from the consummation of the exchange offer, they will make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until 90 days after the commencement of the exchange offer, all dealer effecting transactions in the exchange notes may be required to delivery a prospectus.

   The Holdings Issuers will not receive any proceeds from any sales of the exchange notes by Participating Broker Dealers exchange notes received by Participating Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such exchange notes. Any Participating Broker-Dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date, the Holdings Issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

   Kirkland & Ellis, Chicago, Illinois will pass upon the validity of the exchange notes offered hereby and certain other legal matters on behalf of the Issuers.

                                    EXPERTS

   The financial statements of ACN Holdings, LLC as of December 31, 1998 and for the period from October 7, 1998 through December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated statements of operations, changes in stockholders' equity and cash flows of Audio Communications Network, Inc. for the period from January 1, 1998 through October 6, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Audio Communications Network, Inc. as of December 31, 1996 and 1997 and for each of the two years ended December 31, 1997 included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Muzak Limited Partnership as of December 31, 1997 and 1998 and for each of the three years ended December 31, 1998 included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the exchange offer contemplated hereby. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to our company and the exchange offer, reference is made to the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

   We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act. Upon the effectiveness of the Registration Statement, we will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act, and in accordance therewith, will be required to file periodic reports and other information with the SEC. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the exchange notes remain outstanding, we will furnish to the holders of the exchange notes, on a combined consolidated basis:

  . quarterly and annual financial statements substantially equivalent to financial statements that would have been included in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and, with respect to the annual information only, reports thereon by our independent public accountants, and

  . all information that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

In addition, for so long as any of the exchange notes remain outstanding, we have agreed to furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

   The Registration Statement may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a web site at http://www.sec.gov that contains reports and other information regarding registrants, like Avalon, that file electronically with the SEC.

                       INDEX TO THE FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
ACN Holdings, LLC
  Report of Independent Accountants.......................................  F-2
  Balance Sheet as of December 31, 1998...................................  F-4
  Statement of Operations for the period from October 7, 1998 through December 31, 1998..............................................  F-5
  Statement of Changes in Members' Interest for the period from October 7,
   1998
   through December 31, 1998..............................................  F-6
  Statement of Cash Flows for the period from October 7, 1998 through December 31, 1998..............................................  F-7
  Notes to the Financial Statements.......................................  F-8
Audio Communications Network, Inc.
  Report of Independent Accountants.......................................  F-3
  Consolidated Statement of Operations for the period from January 1, 1998 through October 6, 1998................................................  F-5
  Consolidated Statement of Changes in Stockholders' Equity for the period from January 1, 1998 through October 6, 1998...........................  F-6
  Consolidated Statement of Cash Flows for the period from January 1, 1998 through October 6, 1998................................................  F-7
  Notes to the Financial Statements.......................................  F-8
Audio Communications Network, Inc.
  Report of Independent Certified Public Accountants...................... F-13
  Consolidated Balance Sheets as of December 31, 1996 and 1997............ F-14
  Consolidated Statement of Operations for the two years ended December
   31, 1996 and 1997...................................................... F-16
  Consolidated Statement of Stockholders' Equity for the two years ended
   December 31, 1996 and 1997............................................. F-17
  Consolidated Statement of Cash Flows for the two years ended December
   31, 1996 and 1997...................................................... F-18
  Notes to the Consolidated Financial Statements.......................... F-20
Muzak Limited Partnership
  Independent Auditors' Report............................................ F-27
  Consolidated Balance Sheets as of December 31, 1997 and 1998............ F-28
  Consolidated Statement of Operations for the three years ended
   December 31, 1996, 1997 and 1998....................................... F-29
  Consolidated Statements of Partners' Deficit for the three years ended
   December 31, 1996, 1997 and 1998....................................... F-30
  Consolidated Statements of Cash Flows for the three years ended
   December 31, 1996, 1997 and 1998....................................... F-32
  Notes to the Consolidated Financial Statements.......................... F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of ACN Holdings, LLC

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in member's interest and of cash flows present fairly, in all material respects, the financial position of ACN Holdings, LLC (the "Company") at December 31, 1998, and the results of their operations and their cash flows for the period from October 7, 1998 to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

February 19, 1999
Charlotte, North Carolina

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of ACN Holdings, LLC

   In our opinion, the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows of Audio Communications Network, Inc. ("ACN" or "Predecessor Company") present fairly, in all material respects, the results of their operations and their cash flows for the period from January 1, 1998 to October 6, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of ACN's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

February 19, 1999
Charlotte, North Carolina

                               ACN HOLDINGS, LLC

                           CONSOLIDATED BALANCE SHEET

                             (dollars in thousands)

                                                                   December 31,
                                                                       1998
                                                                   ------------
Assets
Current assets:
  Cash and cash equivalents.......................................   $ 1,293
  Accounts receivable, net of allowance for doubtful accounts of
   $450...........................................................     1,764
  Inventories.....................................................     1,323
  Prepaid expenses and other assets...............................       125
                                                                     -------
    Total current assets..........................................     4,505
Property and equipment, net.......................................    17,499
Intangible assets, net............................................    49,039
Deposits and other assets.........................................     1,884
                                                                     -------
    Total assets..................................................   $72,927
                                                                     =======
Liabilities and Member's Interest
Current liabilities:
  Current portion of notes payable to related parties.............   $42,183
  Current portion of obligations under capital lease..............        34
  Accounts payable................................................     2,439
  Accrued expenses................................................     1,525
                                                                     -------
    Total current liabilities.....................................    46,181
Notes payable to related parties, net of current portion..........       460
Obligations under capital lease, net of current portion...........        26
                                                                     -------
    Total liabilities.............................................    46,667
Commitment and contingencies (Note 9).............................
Member's interest:
  Member's capital................................................    27,262
  Accumulated deficit.............................................    (1,002)
                                                                     -------
    Total member's interest.......................................    26,260
                                                                     -------
    Total liabilities and member's interest.......................   $72,927
                                                                     =======

   The accompanying notes are an integral part of these financial statements

                               ACN HOLDINGS, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (dollars in thousands)

                                                                                        Audio Communications  ACN Holdings, LLC
                                                                                        Network, Inc. for the      for the
                                                                                             period from         period from
                                                                                           January 1, 1998     October 7, 1998
                                                                                               through             through
                                                                                           October 6, 1998    December 31, 1998
                                                                                        --------------------- -----------------
Revenues...............................................................................        $18,917             $ 5,914
Costs and expenses:
  Cost of sales........................................................................          8,206               2,556
  Selling, general and administrative expenses.........................................          7,245               1,794
  Depreciation and amortization expense................................................          4,372               1,683
                                                                                               -------             -------
    Total cost and expenses............................................................         19,823               6,033
                                                                                               -------             -------
Loss from operations...................................................................           (906)               (119)
Other income (expense)
  Interest expense.....................................................................         (2,520)               (888)
  Other, net...........................................................................              6                   5
                                                                                               -------             -------
Loss before income taxes...............................................................         (3,420)             (1,002)
Provision for income taxes.............................................................             (8)                --
                                                                                               -------             -------
Net loss...............................................................................         (3,428)            $(1,002)
--------------------------------------------------
                                                                                               =======             =======



   The accompanying notes are an integral part of these financial statements

                               ACN HOLDINGS, LLC

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND MEMBER'S
                                    INTEREST

                             (dollars in thousands)

AUDIO COMMUNICATIONS NETWORK, INC:

                                          Contributed
                                            Capital                   Total
                                   Common  in Excess  Accumulated Stockholders'
                                   Stock    of Par      Deficit      Equity
                                   ------ ----------- ----------- -------------
Balance at December 31, 1997...... $1,126   $9,851      $(2,799)     $ 8,178
Stock options exercised...........      1        6          --             7
Net loss..........................    --       --        (3,428)      (3,428)
                                   ------   ------      -------      -------
Balance at October 6, 1998........ $1,127   $9,857      $(6,227)     $ 4,757
                                   ======   ======      =======      =======

--------------------------------------------------------------------------------

ACN HOLDINGS, LLC:

                                             Class A
                                         ----------------
                                                                       Total
                                                          Accumulated Member's
                                         Units   Dollars    Deficit   Interest
                                         ------- -------- ----------- --------
Balance at October 7, 1998 (prior to
 initial contribution by Members)....... $   --  $   --     $   --    $   --
Issuance of Class A units...............  27,262  27,262        --     27,262
Net loss................................     --      --      (1,002)   (1,002)
                                         ------- -------    -------   -------
Balance at December 31, 1998............ $27,262 $27,262    $(1,002)  $26,260
                                         ======= =======    =======   =======



   The accompanying notes are an integral part of these financial statements

                               ACN HOLDINGS, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

                                                                                    Audio Communications           ACN
                                                                                    Network, Inc. for the Holdings, LLC for the
                                                                                         period from           period from
                                                                                       January 1, 1998       October 7, 1998
                                                                                           through               through
                                                                                       October 6, 1998      December 31, 1998
                                                                                    --------------------- ---------------------
Cash flows from operating activities:
  Net loss.........................................................................        $(3,428)              $(1,002)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization..................................................          4,372                 1,683
    Amortization of discount on notes payable to a related party...................             58                    20
    Deferred commissions...........................................................           (524)                 (209)
    Loss on disposal of fixed assets...............................................             26                    13
    (Increase) decrease in operating assets and liabilities net of effects of acquisitions:
      Accounts receivable..........................................................            241                    95
      Inventories..................................................................            303                  (524)
      Prepaid expenses and other...................................................             54                   (52)
      Accounts payable.............................................................            379                   546
      Accrued liabilities..........................................................            112                   597
                                                                                           -------               -------
        Net cash provided by operating activities..................................          1,593                 1,167
Cash flows from investing activities:
  Capital expenditures.............................................................         (3,538)               (1,308)
  Acquisitions net of cash.........................................................            --                (67,028)
                                                                                           -------               -------
        Net cash used in investing activities......................................         (3,538)              (68,336)
Cash flows from financing activities:
  Proceeds from related party notes payable........................................            --                 40,818
  Proceeds from long-term debt.....................................................          2,200                   --
  Proceeds from contributions by members...........................................            --                 27,262
  Principal payments under capital lease obligations...............................            (52)                   (8)
  Repayment of long-term debt......................................................           (500)                  --
  Proceeds from sale of stock......................................................              7                   --
                                                                                           -------               -------
        Net cash provided by financing activities..................................          1,655                68,072
Net Increase (decrease) in cash and cash equivalents...............................           (290)                  903
Cash and cash equivalents, beginning of period.....................................            680                   390
                                                                                           -------               -------
Cash and cash equivalents, end of period...........................................        $   390               $ 1,293
                                                                                           =======               =======
--------
Supplemental disclosures:
  Cash paid for interest ..........................................................        $ 2,900               $     2
      --------------------------------------------------
                                                                                           =======               =======

   The accompanying notes are an integral part of these financial statements

                               ACN HOLDINGS, LLC

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                             (dollars in thousands)

1. Description of Business

   ACN Holdings, LLC (the "Company") was formed in September 1998, pursuant to the laws of Delaware. The Company owns and operates Muzak Limited Partnership ("Muzak") franchises, which provide background music programming and ancillary services to customers, located in Baltimore, Maryland; Kansas City and St. Louis, Missouri; Jacksonville, Florida; Fresno, California; Phoenix, Arizona; Charlotte and Hillsborough, North Carolina; as its single line of business. The Company began its operations on October 7, 1998, with the acquisition of certain assets and liabilities of Audio Communications Network, Inc ("ACN" or "Predecessor Company") (Note 3).

2. Summary of Significant Accounting Policies

Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All intercompany balances and transactions are eliminated in the consolidated financial statements.

Cash and Cash Equivalents

   Cash equivalents include demand and interest-bearing deposits due from banks with original maturities of 90 days or less. Cash and cash equivalents also includes $202, which use is restricted for the January 15, 1999 acquisition of Business Sound, Inc. (Note 10).

Inventories

   Inventories consist primarily of electronic equipment and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment

   Property is recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, ranging from three to twenty years. Sound and music equipment installed at customer premises under contracts to provide music programming services is transferred from inventory to property and equipment at cost plus an allocation of installation costs and is amortized over 8 years.

Intangible Assets

   Goodwill, the excess of the purchase price over the fair value of net assets of businesses acquired, is amortized over twenty years using the straight-line method. Other intangible assets acquired, principally subscriber contract rights, are amortized using the straight-line method over periods ranging from 8 to 14 years. Management evaluates the recoverability of intangibles by comparing recorded values to the undiscounted future cash flows that can be generated by such assets. Impairment losses are recognized if recorded values exceed undiscounted future cash flows, by reducing them to estimated fair value. No impairment losses were recognized by the Company or ACN for the periods presented.

Income Taxes

   As a Limited Liability Company ("LLC"), federal and state income taxes are the responsibility of the Company's member. Accordingly, the financial statements of the Company includes no provision for income taxes.

                               ACN HOLDINGS, LLC

                             (dollars in thousands)


Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues from music services are recognized on a straight-line basis over the term of the customer contracts in the period services are provided. Revenues for equipment sales and installation are recognized upon delivery or installation. Contracts are typically for a five-year period with renewal options for an additional five years.

Concentrations of Credit Risk

   The Company maintains its cash in bank accounts that at times may exceed federally insured limits. The Company performs ongoing credit evaluations of its customers and generally requires no collateral from the customers. Credit losses are provided for in the financial statements and consistently have been within management's expectations. Management believes that the Company's credit risk is somewhat lessened due to the fact that its customers operate in a wide range of industries and are geographically disbursed.

3. Acquisition of ACN

   On October 7, 1998, the Company acquired certain assets and liabilities of ACN for $66,818. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired as determined by an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $17,000 and is being amortized using the straight-line method over 20 years.

   In order to complete the acquisition of ACN, the Company issued notes payable to a related party for $40,817 (see note 6).

   As a result of the transaction and application of purchase accounting, financial information for the period from October 7, 1998 through December 31, 1998 represents that of the Company, which is presented on a different basis than that of the Predecessor Company for the period from January 1, 1998 through October 6, 1998, and therefore is not comparable.

   The following presents the unaudited pro forma results of the Company for the twelve month period ended December 31, 1998, as if the acquisition of ACN, by the Company, occurred on January 1, 1998. These unaudited pro forma results are not necessarily indicative of the results that will occur in the future.

            Revenue............................. $24,831
                                                 =======
            Loss from operations................ $(2,197)
                                                 =======
            Net loss............................ $(6,622)
                                                 =======

                               ACN HOLDINGS, LLC

                             (dollars in thousands)


4. Property and Equipment

   At December 31, 1998, property and equipment consist of the following:

            Leasehold improvements............... $   132
            Equipment............................  17,770
            Furniture and fixtures...............     397
                                                  -------
                                                   18,299
            Less: accumulated depreciation.......    (800)
                                                  -------
                                                  $17,499
                                                  =======

   Depreciation expense approximated $800 for the period from and October 7, 1998 through December 31, 1998.

   Depreciation expense approximated $1,865 for the period from January 1, 1998 through October 6, 1998.

5. Intangible Assets

   At December 31, 1998, intangible assets consist of the following:

            Subscriber contracts................. $32,930
            Goodwill.............................  16,971
            Other................................      21
                                                  -------
                                                   49,922
            Less: accumulated amortization.......    (883)
                                                  -------
                                                  $49,039
                                                  =======

   Amortization expense approximated $883 for the period from October 7, 1998 through December 31, 1998.

   Amortization expense approximated $2,507 for the period from January 1, 1998 through October 6, 1998.

6. Notes Payable to Related Parties

   At December 31, 1998, notes payable to related parties included the following;

   Promissory note payable to a related party due October 6, 1999;
   including unpaid interest of $866, which compounds quarterly at variable interest rate (approximately 9% at December 31, 1998)
   and is payable at maturity....................................... $41,683
   Note payable to a related party; two annual payments of $500 due
   January 1999 and 2000, respectively, net of unamortized discount
   (at 10%) of $40 at December 31, 1998.............................     960
                                                                     -------
                                                                      42,643
     Less: current portion of notes payable to related parties...... (42,183)
                                                                     -------
                                                                     $   460
                                                                     =======

                               ACN HOLDINGS, LLC

                             (dollars in thousands)

7. Members' Capital

   The Company has authorized two classes of equity units; class A units ("Class A Units") and class B units ("Class B Units") (collectively, the "Units"). Each class of the Units represents a fractional part of the membership interests of the Company and has the rights and obligations specified in the Company's Limited Liability Company Agreement. Each Class A Unit is entitled to voting rights equal to the percentage such units represents of the aggregate number of outstanding Class A Units. The Class B Units are not entitled to voting rights.

 Class A Units

   Each class A unit accrues a preferred return (the "ACN Holdings Preferred Return") annually on the original issue price (the "Capital Value") of each voting unit at a rate of 15% per annum. The Company cannot pay distributions (other than tax distributions) in respect of other classes of securities (including distributions made in connection with a liquidation) until the Capital Value and accrued ACN Holdings Preferred Return in respect of each voting unit is paid to each holder thereof (such distributions being the "Priority Distributions"). In addition to the Priority Distributions, each holder of voting units is also entitled to participate in distributions payable to the residual common equity interests of the Company (the "Last Priority Distributions").

 Class B Units

   The Class B Units are non-voting securities which are divided into four identical subclasses, Class B-1 Units, Class B-2 Units, Class B-3 Units and Class B-4 Units. Each holder of the Class B units is entitled to participate in Last Priority Distributions, if any, provided that Priority Distributions on all voting units shall have paid in full. At December 31, 1998, there were 2,414 Class B units outstanding. The value of these units was de minimis at the date of issuance.

8. Income Taxes

   The income tax provision for ACN for the period from January 1, 1998 through October 6, 1998 consists of deferred state taxes of $8. ACN's effective tax rate differs from the statutory federal income tax rate as a result of nondeductible expenses and an increase in the valuation allowance for deferred tax assets.

9. Employee Benefit Plans

   ACN had a noncontributory defined contribution pension plan covering substantially all of ACN employees who met certain age and length of service qualifications. ACN's policy was to fund pension cost with annuity contracts. During 1998, ACN decided to terminate the plan. Vested benefits will be contributed to the successor plan sponsored by the Company.

   The Company has a profit-sharing plan continued from the Predecessor Company which covers all employees of the Company who have at least one-half year of service. Contributions to the plan by employees may be at least 1% but not more than 15% of annual salary, subject to certain restrictions. Contributions by the Company to the plan are discretionary. Employees are always 100% vested in employee contributions; no vesting in employer contributions occurs prior to the first two years of service and 100% vesting occurs after the third year of service. Plan expense for the period from October 7, 1998 to December 31, 1998 and the period from January 1, 1998 to October 6, 1998 was $55 and $23, respectively.

                               ACN HOLDINGS, LLC

                             (dollars in thousands)

10. Commitments and Contingencies

   Certain equipment and office and warehouse facilities are held under non-cancelable operating leases. The Company has also entered into various agreements with broadcasting companies in order to transmit music service to its customers through the broadcasting companies' subchannels. Rent expense under the operating leases and broadcasting agreements was approximately $94 during the period from October 7, 1998 through December 31, 1998. The following is a summary of future payments on equipment under non-cancelable operating leases together with the present value of net minimum payments of equipment under capital leases at December 31, 1998:

                                                              Lease Obligations
                                                              Operating Capital
                                                              --------- -------
      1999...................................................  $  416    $ 39
      2000...................................................     409      22
      2001...................................................     323       6
      2002...................................................     216     --
      2003...................................................     138     --
      Thereafter.............................................      39     --
                                                               ------    ----
        Total minimum lease payments.........................  $1,541      67
                                                               ======
        Less: portion related to interest....................              (7)
                                                                         ----
        Present value of net minimum lease payments..........              60
        Less: current portion of capital lease obligations...             (34)
                                                                         ----
        Long-term portion of capital lease obligations.......            $ 26
                                                                         ====

   Rent expense for the period form January 1, 1998 to October 6, 1998 was approximately $225.

   From time to time the Company is involved with claims that arise out of the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the financial statements of the Company.

11. Muzak Finance Holdings Corp.

   Muzak Holdings Finance Corp. ("Holdings Finance Corp." formerly known as ACN Holdings, Inc.) was formed in August 1998, pursuant to the laws of Delaware, as a wholly owned subsidiary of the Company. Holdings Finance Corp. was capitalized with one dollar of equity for the period of inception through December 31, 1998. Holdings Finance Corp. had no operations. had no 1998 activities.

12. Subsequent Events (unaudited)

   On January 15, 1999, the Company acquired all of the outstanding stock of Business Sound, Inc. ("Business Sound") for approximately $4,100. The Business Sound acquisition was financed with approximately $4,100 of cash contributed by the Parent. Business Sound is the Muzak affiliate for the New Orleans, Louisiana and Mobile, Alabama areas.

   On February 24, 1999, the Company acquired all of the outstanding stock of Electro Systems Corporation ("Electro Systems") the Muzak independent affiliate located in Panama City, Florida for cash of approximately $550, plus the assumption of $2,400 of existing indebtedness.

                               ACN HOLDINGS, LLC

                             (dollars in thousands)

   On March 18, 1999, the Company merged with and into Muzak (the "merger"). Under the terms of the agreement, total consideration was approximately $245,000. At the time of the merger, the Company changed its name to Muzak LLC.

   On March 18, 1999, the Company acquired Capstar Broadcasting Corporation's ("Capstar") Muzak affiliates comprised of territories which are located in Atlanta, Albany and Macon, Georgia; Ft. Myers, Florida; and on May 3, 1999 acquired the Muzak affiliate territory located in Omaha, Nebraska (the "Capstar Acquisition"). The purchase price for the Capstar Acquisition was approximately $20,484, comprised of voting membership units of the Company and a cash payment of approximately $5,474 which is subject to adjustment.

   In connection with the Merger, the Company entered into a new senior credit facility ("Senior Credit Facility") which provides for two term loans (the "Term Loans") for $30,000 and $105,000 and revolving loans (the "Revolving Loan") for up to $35,000 of which $3,400 was drawn at closing. The Term Loans are required to be paid in semi-annual installments on June 30 and December 31 of each year beginning on June 30, 2000. The Revolving Loan must be repaid on or before December 31, 2005. The obligations of the Company under the Senior Credit Facility are guaranteed by each of the Company's future direct and indirect domestic subsidiaries. Interest accrues at the Company's election at a rate based on either (a) the Base Rate (as described in the Senior Credit Facilities Agreement) or (b) Libor (as defined in the Senior Credit Facilities Agreement) plus in either case, the applicable margin. The applicable borrowing margin under Term Loans and Revolving Loans range from 1% to 3.5%. Commitment fees range from .375% to .0625%.

   On March 18, 1999, the Company issued $115,000,000, principal amount of Senior Subordinated Notes ("Subordinated Notes") executed by its wholly owned subsidiary Muzak LLC. Interest on the Subordinated Notes is expected to accrue at a rate of 9.875%, per annum. Interest is expected to be payable semi-annually, in arrears, on each March 15 and September 15 of each year, commencing on September 15, 1999. The Subordinated Notes will mature on March 15, 2009.

   On March 18, 1999, the Company co-issued $75,000,000, gross proceeds, Senior Discount Notes ("Discount Notes") offering. The Discount Notes are expected to accrete in value, with no payments of cash interest until September 15, 2004. From and after March 15, 2004, interest on the Discount Notes will accrue at a rate of 13% per annum. Interest will be payable semi-annually in arrears on March 15 and September 15 each year, commencing September 15, 2004. The Discount Notes will mature on March 15, 2010.

   The following table summarizes the unaudited pro forma results of operations for the year ended December 31, 1998, as if the acquisitions and financings described above and the acquisition of ACN as disclosed in Note 3 occurred on January 1, 1998:

                                                                    December 31,
                                                                        1998
                                                                    ------------
                                                                    (Unaudited)
      Revenue......................................................   $138,584
                                                                      ========
      Loss from operations.........................................   $ (2,515)
                                                                      ========
      Net loss.....................................................   $(33,273)
                                                                      ========

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Audio Communications Network, Inc.:

   We have audited the accompanying consolidated balance sheets of Audio Communications Network, Inc. and its subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
March 31, 1998
Orlando, Florida

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1997

                                                         1996         1997
                                                      -----------  -----------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)................. $   132,565  $   680,195
  Accounts receivable--trade (less allowance for
   doubtful accounts
   of $105,797 in 1996 and $484,227 in 1997).........     839,442    2,159,163
  Inventories (Note 1)...............................     443,969    1,150,133
  Prepaid expenses and other current assets..........     124,372      196,891
                                                      -----------  -----------
    Total current assets.............................   1,540,348    4,186,382
                                                      -----------  -----------
PROPERTY--At cost: (Notes 1 and 4)
  Leasehold improvements.............................      55,572       79,459
  Equipment..........................................   6,651,052   14,797,638
  Furniture and fixtures.............................     122,647      523,598
                                                      -----------  -----------
    Total............................................   6,829,271   15,400,695
  Less accumulated depreciation......................    (920,839)  (2,271,197)
                                                      -----------  -----------
    Property--net....................................   5,908,432   13,129,498
                                                      -----------  -----------
OTHER ASSETS:
  Subscriber contract rights and other intangible
   assets (net of accumulated amortization of
   approximately $2,678,000 in 1996 and $5,095,000 in
   1997) (Note 1)....................................  14,921,299   19,984,882
  Goodwill (net of accumulated amortization of
   approximately $49,000 in 1996 and $377,000 in
   1997) (Note 1)....................................     653,666    7,974,059
  Deposits and other.................................      80,349       30,819
                                                      -----------  -----------
    Total other assets...............................  15,655,314   27,989,760
                                                      -----------  -----------
      TOTAL.......................................... $23,104,094  $45,305,640
                                                      ===========  ===========

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1996 and 1997

                                                         1996         1997
                                                      -----------  -----------
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt (Note 4)......... $ 1,468,420  $   556,830
  Accounts payable...................................   1,530,200    1,739,800
  Royalties payable..................................         --       660,264
  Accrued liabilities (Note 3).......................     359,429    1,775,590
                                                      -----------  -----------
    Total current liabilities........................   3,358,049    4,732,484
                                                      -----------  -----------
LONG-TERM DEBT (Note 4)..............................  17,197,865   32,395,375
                                                      -----------  -----------
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY (Note 5):
Preferred stock, $.001 par value, authorized -0- in
 1996, 1,000,000 shares in 1997; issued and
 outstanding, -0- shares in 1996 and 1997............         --           --
Common stock, $.25 par value, authorized, -0- in
 1996; 12,000,000 shares in 1997, issued and
 outstanding, -0- shares in 1996 and 4,502,135 shares
 in 1997.............................................         --     1,125,534
Contributed capital in excess of par value...........         --     9,850,850
Investment...........................................   3,750,000          --
Contributed capital--preferred warrants..............     193,646          --
Accumulated deficit..................................  (1,395,466)  (2,798,603)
                                                      -----------  -----------
    Total stockholders' equity.......................   2,548,180    8,177,781
                                                      -----------  -----------
      TOTAL.......................................... $23,104,094  $45,305,640
                                                      ===========  ===========


                  See notes to consolidated financial statements.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     Years Ended December 31, 1996 and 1997

                                                        1996         1997
                                                     -----------  -----------
REVENUES............................................ $10,122,175  $17,552,024
                                                     -----------  -----------
COSTS AND EXPENSES:
  Cost of sales.....................................   3,412,161    7,168,978
  Selling, general and administrative expenses......   2,984,414    5,113,403
  Depreciation and amortization.....................   2,356,185    4,057,052
                                                     -----------  -----------
    Total...........................................   8,752,760   16,339,433
                                                     -----------  -----------
INCOME BEFORE OTHER INCOME (EXPENSE) AND INCOME
 TAXES..............................................   1,369,415    1,212,591
OTHER INCOME (EXPENSE):
  Interest income...................................      10,794       20,221
  Interest expense (Note 4).........................  (1,925,552)  (2,669,160)
  Other.............................................          --       59,561
                                                     -----------  -----------
    Other--net......................................  (1,914,758)  (2,589,378)
                                                     -----------  -----------
LOSS BEFORE INCOME TAXES............................    (545,343)  (1,376,787)
PROVISION FOR INCOME TAXES (Notes 1 and 6)..........          --       26,350
                                                     -----------  -----------
NET LOSS............................................ $  (545,343) $(1,403,137)
                                                     ===========  ===========
LOSS PER COMMON SHARE (Note 1)...................... $      (.13) $      (.32)
                                                     ===========  ===========


                See notes to consolidated financial statements.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     Years Ended December 31, 1996 and 1997

                                      Contributed            Contributed
                                       Capital-                Capital                    Total
                                       Preferred    Common    in Excess  Accumulated  Stockholders'
                         Investment    Warrants     Stock      of Par      Deficit       Equity
                         -----------  ----------- ---------- ----------- -----------  -------------
BALANCE, JANUARY 1,
 1996................... $ 3,750,000   $193,646   $      --  $      --   $  (850,123)  $ 3,093,523
 Net loss...............         --         --           --         --      (545,343)     (545,343)
                         -----------   --------   ---------- ----------  -----------   -----------
BALANCE, DECEMBER 31,
 1996...................   3,750,000    193,646          --         --    (1,395,466)    2,548,180
 Merger-related
  activity..............  (3,750,000)  (193,646)   1,102,300  9,682,920          --      6,841,574
 Stock issued to
  directors and
  employees in lieu of
  cash compensation.....         --         --         9,978    110,778          --        120,756
 Stock purchased by
  employees under stock
  purchase plan.........         --         --           756     10,042          --         10,798
 Stock options
  exercised.............         --         --        12,500     47,110          --         59,610
 Net loss...............         --         --           --         --    (1,403,137)   (1,403,137)
                         -----------   --------   ---------- ----------  -----------   -----------
BALANCE, DECEMBER 31,
 1997................... $       --    $    --    $1,125,534 $9,850,850  $(2,798,603)  $ 8,177,781
                         ===========   ========   ========== ==========  ===========   ===========




                 See notes to consolidated financial statements

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1996 and 1997

                                                           1996        1997
                                                        ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................  $ (545,343) $(1,403,137)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization.....................   2,407,341    4,259,207
    Interest accrued to amortize discount on
     subordinated debt................................      21,270          --
    Stock issued to directors and employees in lieu of
     cash compensation................................         --       120,756
    Deferred commissions..............................    (474,780)    (712,373)
    Loss on disposal of fixed assets..................         --        45,400
    (Increase) decrease in operating assets and
     increase (decrease) in operating liabilities--net
     of business acquired:
      Accounts receivable.............................    (184,720)  (1,054,796)
      Inventories.....................................  (1,065,402)  (3,389,917)
      Prepaid expenses and other......................     169,616      (41,037)
      Accounts payable................................     585,394     (998,670)
      Royalties payable...............................     (83,257)     660,264
      Accrued liabilities.............................      24,150      575,695
      Other--net......................................     (75,625)      34,895
                                                        ----------  -----------
        Net cash (used in) provided by operating
         activities...................................     778,644   (1,903,713)
                                                        ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of certain assets and liabilities of
   Chambers, Inc.
   and SunCom Group, Inc..............................    (810,842)         --
  Capital expenditures--net...........................  (1,344,264)    (296,169)
  Proceeds from the sale of intangible assets.........         --       185,908
  Cash acquired in the acquisition....................         --       876,068
  Purchase of subscriber rights and other
   intangibles........................................         --      (295,180)
                                                        ----------  -----------
        Net cash provided by (used in) investing
         activities...................................  (2,155,106)     470,627
                                                        ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt........................     750,000   25,534,420
  Principal payments under capital lease obligations..     (37,479)    (113,764)
  Debt issuance costs.................................      (3,750)         --
  Repayment of long-term debt.........................         --   (23,510,348)
  Proceeds from sale of stock.........................         --        70,408
                                                        ----------  -----------
        Net cash provided by financing activities.....     708,771    1,980,716
                                                        ----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..    (667,691)     547,630
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..........     800,256      132,565
                                                        ----------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR................  $  132,565  $   680,195
                                                        ==========  ===========

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                          1996        1997
                                                       ---------- ------------
SUPPLEMENTAL DISCLOSURES--Cash paid during the year
 for:
  Interest............................................ $2,064,190 $  2,175,692
                                                       ========== ============
  Income taxes........................................ $      --  $        --
                                                       ========== ============
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Inventory leased to customers and reclassified to
   property during the year........................... $  969,000 $  3,187,000
                                                       ========== ============
  Capital expenditures financed through increase in
   debt............................................... $      --  $     38,000
                                                       ========== ============
  Acquisition:
    Fair value of assets acquired..................... $      --  $ 21,081,000
    Intangible assets................................. $      --  $  7,305,000
    Liabilities assumed............................... $      --  $(11,935,000)
    Notes issued...................................... $      --  $ (1,304,000)


                  See notes to consolidated financial statements.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 1996 and 1997

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION--

   On May 30, 1997, Suncom Communications LLC ("SCL") sold its net assets to Audio Communications Network, Inc. ("ACN") (the "Merger"). In connection with the Merger, ACN issued to SCL an aggregate of 2,100,000 shares of ACN's common stock, and 597,986 shares were purchased from ACN's chairman by SCL. Upon completion of the Merger, SCL held securities having an aggregate of approximately 60% of outstanding voting power of ACN. As noted below, the Merger was accounted for as a reverse acquisition with SCL being the acquiring company.

   REVERSE PURCHASE METHOD OF ACCOUNTING--As described above, SCL owned an aggregate of approximately 60% of the outstanding voting power of ACN immediately following the Merger. Accordingly, the Merger has been accounted for as a reverse purchase under generally accepted accounting principles as a result of which SCL is considered to be the acquiring entity and ACN the acquired entity for accounting purposes, even though ACN is the surviving legal entity. As a result of this reverse purchase accounting treatment, (i) the historical financial statements of the Company for periods prior to the date of the Merger are no longer the historical financial statements of ACN, and therefore, are no longer presented; (ii) the historical financial statements of the Company for periods prior to the date of the Merger are those of SCL; (iii) all references to the financial statements of the "Company" apply to the historical financial statements of SCL prior to the Merger and to the consolidated financial statements of ACN subsequent to the Merger; and (iv) any reference to ACN applies solely to Audio Communications Network, Inc. and its financial statements prior to the Merger.

   DESCRIPTION OF BUSINESS--The Company owns and operates MUZAK (R) franchises, which provide background music programming and ancillary services to customers, in seven major metropolitan areas, as its single line of business.

   All intercompany balances and transactions are eliminated in these consolidated financial statements.

   SIGNIFICANT ACCOUNTING POLICIES--

   USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   REVENUE RECOGNITION--Revenues for equipment sales and installations are recognized at the point of sale. Revenues from music services are recognized on a straight-line basis over the term of the customer contracts. Contracts are typically for a five-year period with renewal options for an additional five years.

   FINANCIAL INSTRUMENTS--Management believes the book value of financial instruments (cash and cash equivalents, accounts receivable, accounts payable, royalties payable, accrued liabilities, and long-term debt) approximates fair value.

   INVENTORIES--Inventories, which consist of equipment held for sale or lease and supplies, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1996 and 1997

   PROPERTY--Property is recorded at cost. Depreciation is provided on the straight-line method over estimated useful lives of 3 to 10 years.

   GOODWILL AND INTANGIBLE ASSETS--Goodwill, the excess of the purchase price over the fair value of net assets of businesses acquired, is amortized over 20 years using the straight-line method. Other intangible assets acquired, principally subscriber contract rights, are amortized using the straight-line method over various periods from three to ten years. Management evaluates the recoverability of goodwill and other intangible assets quarterly and annually based on current operating trends in relation to the recorded intangible values.

   INCOME TAXES--Prior to the Merger, the Company was a limited liability company, and, as such, for federal and state income tax purposes, income and losses of the Company passed through to the members of the Company for inclusion in their income tax returns. In connection with the Merger, the Company became a taxable entity and accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("FAS 109"), Accounting for Income Taxes. A significant provision of FAS 109 is the use of the liability method of computing deferred income taxes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Additionally, under FAS 109, the Company recognizes, subject to a valuation allowance regarding asset realization, the future tax benefits of expenses which have been recognized in the consolidated financial statements.

   LOSS PER COMMON SHARE--Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Common stock equivalents for purposes of diluted loss per share include shares issuable on the exercise of employee stock options under the incentive stock option plan adopted in May 1984 and amended in February 1991. The weighted average number of common shares outstanding were 4,352,134 for 1996 (assuming retroactive treatment of the reverse acquisition) and 4,447,251 for 1997. Diluted loss per common share has been excluded since the effect of including the options would be antidilutive.

   CASH EQUIVALENTS--Cash equivalents include demand and interest-bearing deposits due from banks with original maturities of 90 days or less.

   CONCENTRATIONS OF CREDIT RISK--The Company performs ongoing credit evaluations of its customers and generally requires no collateral from the customers. Management feels that the Company's credit risk is somewhat lessened due to the fact that its customers operate in a wide range of industries.

   There are no single customers that individually had billings greater than 5% of net operating revenues for the years ended December 31, 1996 and 1997.

   MANAGEMENT AGREEMENT--Prior to the Merger, the Company had a management agreement in which the Company paid certain members of management a monthly fee of 1.75%--3.5% of gross operating revenues. The amount of the fee depended on the results of operations as compared to projected cumulative results. In addition to these fees, certain expenses incurred by management were reimbursed by the Company. Such reimbursements were not to exceed .5% of the Company's gross operating revenues for the period. The management agreement was terminated in connection with the Merger.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1996 and 1997

   Total management fees included in selling, general and administrative expense during the years ended December 31, 1996 and 1997 were approximately $440,000 and $202,000.

   RECLASSIFICATIONS--Certain amounts shown in 1996 have been reclassified to conform to the 1997 presentation.

2. THE MERGER

   A summary of the Merger is as follows:

     THE MERGER--As described in Note 1 herein, the Merger was accounted for as a reverse acquisition, utilizing the purchase method of accounting, in which SCL acquired control of ACN for accounting purposes.

     The total purchase price of the Merger was $7,647,874, which represents the number of shares of ACN's common stock outstanding immediately prior to the Merger valued at the market price of such shares as of the date of the signing of the merger agreement. This amount was allocated to the assets of ACN acquired and liabilities assumed, based on their estimated fair value as of May 30, 1997. At May 30, 1997, assets acquired and liabilities assumed were deemed to have fair values substantially equal to their historic book values, except for certain intangible assets.

   PRO FORMA RESULTS OF OPERATIONS--The following represents the summary unaudited pro forma results of operations as if the Merger had occurred at the beginning of 1996 and 1997. The pro forma results are not necessarily indicative of the results that will occur in the future.

                                                        Year Ended December 31,
                                                        ------------------------
                                                           1996         1997
                                                        ----------- ------------
   Revenues............................................ $21,173,000 $ 21,725,000
   Net loss............................................ $ (365,000) $(2,425,000)
   Loss per share...................................... $     (.08) $      (.55)

3. ACCRUED LIABILITIES

   Accrued liabilities consist of the following at December 31, 1996 and 1997:

                                                           1996         1997
                                                        ----------- ------------
   Accrued interest.................................... $       --  $    506,300
   Unearned revenue....................................     271,042      696,051
   Amount due to SCL...................................         --       500,000
   Other...............................................      88,387       73,239
                                                        ----------- ------------
                                                        $   359,429 $  1,775,590
                                                        =========== ============

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1997 and 1996

4. LONG-TERM DEBT

   Long-term debt consists of the following at December 31, 1997 and 1996:

                                                            1996        1997
                                                         ----------- -----------
      Credit agreement, interest rate varies...........  $       --  $26,700,000
      Term loan, interest rate varies; repaid in 1997..   14,000,000         --
      Subordinated promissory note to a limited partner
       of SCL; interest payable quarterly at a per
       annum rate of 12.27% through July 1, 2004;
       principal payments of $250,000 payable quarterly
       commencing January 1, 2000 and due July 1, 2004;
       principal may be subject to mandatory
       prepayments under certain conditions............    4,584,136   4,750,000
      Note payable to director; noninterest bearing,
       payments of $500,000 due annually commencing
       January 1998, net of discount (at 10%) of
       $118,202 at December 31, 1997...................          --    1,381,798
      Other long-term debt.............................       82,149     120,407
                                                         ----------- -----------
      Total............................................   18,666,285  32,952,205
      Less current portion.............................    1,468,420     556,830
                                                         ----------- -----------
      Long-term portion................................  $17,197,865 $32,395,375
                                                         =========== ===========

   Long-term debt matures as follows:

      Year
      ----
      1998.............................................              $   566,830
      1999.............................................                  527,754
      2000.............................................                1,410,553
      2001.............................................                1,006,539
      2002.............................................                1,000,529
      Thereafter.......................................               28,450,000
                                                                     -----------
        Total..........................................              $32,952,205
                                                                     ===========

   CREDIT AGREEMENT--In connection with the Merger, the Company entered into a new Credit Agreement with PNC Bank, National Association, individually and as Agent, SunTrust Bank, Central Florida, N.A., and Lehman Commercial Paper Inc. on May 30, 1997. Pursuant to the Credit Agreement, the Company has the ability to borrow monies on a revolving basis until May 2004. Initially, the Company can borrow up to $32,000,000 and the maximum available decreases at quarterly intervals. Loans bear interest based on either the rate of interest announced by the Agent periodically as its prime rate or the London interbank offered rates quoted periodically by the British Bankers' Association, as selected by the Company at the time of each borrowing. Interest is payable quarterly in arrears on the last business day of March, June, September, and December. The Company must make annual payments of principal equal to 75% of "excess cash flow" for 1997 and 50% thereafter in addition to mandatory payments upon certain sales of assets or stock. No principal payments were required in 1997. For purposes of the debt maturity schedule above, the expected maturity date is assumed to be 2004.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1996 and 1997


   The Company's obligations under the Credit Agreement are secured by a lien on substantially all of its assets, including its stock in all of its subsidiaries, and is further secured by a guaranty by all of its subsidiaries which guaranty is, in turn, secured by a lien on substantially all of the assets of all such subsidiaries.

   The Credit Agreement sets forth a variety of affirmative, negative, and financial covenants which the Company has agreed to, including, without limitation (a) prohibitions against dividends, the incurrence of additional debt or liens, the disposition or acquisition of assets, the issuance of additional stock, and a material change in business, (b) requirements that the Company not exceed certain levels of capital expenditures and that the Company meet certain fixed charge coverage, maximum leverage, and minimum interest coverage ratios, and (c) requirements that the Company provide the lenders with certain financial statements and other information on an ongoing basis, all as more fully set forth in the Credit Agreement.

   TERM LOAN--Of the aggregate principal balance due at December 31, 1996, interest on $7,000,000 was payable at a rate equal to the sum of the weekly average yield on U.S. Treasury securities adjusted to a constant maturity mutually agreed-upon between the financial institution and the Company, subject to certain restrictions, plus 3.5%. The interest rate was 9.35% at December 31, 1996.

   Interest on $7,000,000 of the aggregate principal balance due at December 31, 1996, was payable at a rate equal to the sum of the London interbank Eurodollar market rate, subject to certain adjustments, plus 4.0%. The interest rate was 9.38% at December 31, 1996. All portions of the loan were repaid with proceeds from the Credit Agreement.

5. STOCKHOLDERS' EQUITY

   The Company has two stock-based compensation plans, which are described below. The Company applied APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's 1997 net loss and loss per common share would have changed to the pro forma amounts indicated below:

      Net loss:
        As reported............................................... $(1,403,000)
        Pro forma................................................. $(1,526,000)
      Loss per common share assuming no dilution:
        As reported............................................... $      (.32)
        Pro forma................................................. $      (.34)

   The Company has an incentive stock option plan (the "Plan") with 200,000 shares of common stock authorized to be granted thereunder. The Plan provides for the options to be granted to key employees, requires expiration within ten years of date of grant, allows the options to be exercised two years from the date of the grant, and requires the option price to be at least the fair market value, as determined by the Board of Directors, of the common stock on the date of grant. All options granted under the plan have been for five-year terms. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, expected volatility of 154%, risk-free interest rate of 6.15%, and expected lives of five years.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1996 and 1997

   Stock option activity for the year ended December 31, 1997 is as follows:

                                                               Weighted average
                                                      Shares    exercise price
                                                      -------  ----------------
       ACN outstanding at May 30, 1997............... 111,000       $1.26
         Granted.....................................  48,500       $3.38
         Exercised................................... (50,000)      $1.19
                                                                    -----
       Outstanding at December 31, 1997
         (51,000 exercisable at December 31, 1997)... 109,500       $2.26
                                                                    =====

   The Company also has an employee stock purchase and bonus plan with up to 500,000 shares of common stock authorized to be issued thereunder. This plan provides for the purchase of up to 200,000 shares of common stock at fair value by eligible participants, as defined under the plan (up to 10,000 shares per participant), and for the remainder of the shares to be awarded as bonuses to key employees. During the years ended December 31, 1997, 3,022 shares were purchased by participants under this plan.

6. INCOME TAXES

   The components of the provision for income taxes for the year ended December 31, 1997 are as follows:

         Current:
          Federal......................................... $   --
          State...........................................  26,350
                                                           -------
                                                           $26,350
                                                           =======

   The Company's effective tax rate differs from the statutory federal income tax rate for the following reasons:

       Computed statutory amount.................................... $ (477,000)
       Increases (decreases):
         State income taxes, net of benefit of federal taxes........     17,000
         Nondeductible expenses.....................................    253,000
         Increase in valuation allowance............................    294,000
         Other--net.................................................    (60,650)
                                                                     ----------
                                                                     $   26,350
                                                                     ==========

   The components of the Company's net deferred tax asset are as follows:

       Noncurrent liabilities--depreciation......................... $  462,000
                                                                     ----------
       Noncurrent assets:
         Net operating loss carryforwards...........................  1,093,000
         Other......................................................    171,000
                                                                     ----------
           Total noncurrent assets..................................  1,264,000
                                                                     ----------
         Net deferred tax asset--before valuation allowance.........    802,000
         Valuation allowance for deferred tax asset.................   (802,000)
                                                                     ----------
         Net deferred tax asset..................................... $      --
                                                                     ==========

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1996 and 1997


   It is more likely than not that realization of the net deferred tax asset through future taxable income within the carryforward periods will not occur. Accordingly, the net deferred tax asset has been fully reserved with a valuation allowance at December 31, 1997.

   At December 31, 1997, the Company has net operating loss carryforwards for federal tax purposes approximating $3,215,000. Such loss carryforwards will expire in 2002 through 2012.

7. EMPLOYEE BENEFIT PLANS

   Effective January 1, 1996, the Company instituted a profit-sharing plan which covers all employees of the Company who have at least one-half year of service. Contributions to the plan by employees may be at least 1% but not more than 15% of annual salary, subject to certain restrictions. Contributions by the Company to the plan are discretionary. Employees are always 100% vested in employee contributions; no vesting in employer contributions occurs prior to the first two years of service and 100% vesting occurs after the third year of service. Contribution expense for the years ended December 31, 1996 and 1997, was $24,507 and $-0-, respectively.

   ACN has a noncontributory defined contribution pension plan covering substantially all ACN employees who have met certain age and length of service qualifications. The Company's policy is to fund pension cost with annuity contracts. Pension expense amounted to approximately $32,000 for 1997.

8. COMMITMENTS AND CONTINGENCIES

   Certain equipment and office and warehouse facilities are held under noncancelable operating leases. The Company has also entered into various agreements with broadcasting companies in order to transmit music service to its customers through the broadcasting companies' subchannels. Expense under the operating leases and broadcasting agreements was approximately $420,000 and $733,000 during the years ended 1996 and 1997, respectively.

   Future minimum payments under the leases and broadcasting agreements are as follows:

       Year
       ----
       1998........................................ $  512,427
       1999........................................    475,798
       2000........................................    421,672
       2001........................................    197,676
       2002........................................    148,778
       Thereafter..................................    170,411
                                                    ----------
       Total minimum lease payments................ $1,926,762
                                                    ==========

   The Company has entered into employment agreements with its Chairman, President, and Chief Financial Officer. The agreements provide for the employees to receive a stated minimum annual salary. The agreements, which contain renewal provisions, expire from May 1998 through May 2000.

                          INDEPENDENT AUDITORS' REPORT

General and Limited Partners
Muzak Limited Partnership

   We have audited the accompanying consolidated balance sheets of Muzak Limited Partnership and subsidiaries (the Partnership) as of December 31, 1997 and 1998, and the related consolidated statements of operations, partners' deficit, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Muzak Limited Partnership and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

February 5, 1999
 (May 14, 1999, as to Note 14)
Seattle, Washington

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                   CONSOLIDATED BALANCE SHEETS (in thousands)

                           December 31, 1997 and 1998

                                                              1997      1998
                                                            --------  --------
Assets
Current Assets:
  Cash and cash equivalents................................ $  8,524  $  2,971
  Accounts receivable, net of allowance for doubtful ac-
   counts of $501, and $1,004..............................   16,790    21,130
  Inventories..............................................    3,850     5,790
  Prepaid expenses.........................................    1,400     1,650
  Other receivables........................................      688     1,455
  Other....................................................      428       535
                                                            --------  --------
    Total current assets                                      31,680    33,531
Property and equipment, net................................   39,659    46,070
Deferred costs and intangible assets, net..................   31,694    42,527
Other......................................................    1,362     1,003
                                                            --------  --------
Total...................................................... $104,395  $123,131
                                                            ========  ========
Liabilities and partners' deficit
Current liabilities:
  Credit facility.......................................... $    --   $ 12,041
  Accounts payable.........................................    8,435    13,118
  Advance billings.........................................    5,216     5,492
  Accrued interest.........................................    2,500     2,608
  Accrued expenses.........................................    2,556     3,795
  Current portion of long-term obligations.................      469     3,582
                                                            --------  --------
    Total current liabilities..............................   19,176    40,636
Long-term obligations, net of current portion..............  100,575   102,790
Unearned installation income...............................    4,249     4,770
Commitments and contingencies (note 9)                           --        --
Redeemable preferred interests.............................    6,490    10,524
Partners' deficit:
  Limited partners' deficit (preference in liquidation of
   $8,841 and $9,591)......................................   (3,597)   (4,433)
  General partners' deficit................................  (22,498)  (31,156)
                                                            --------  --------
    Total partners' deficit................................  (26,095)  (35,589)
                                                            --------  --------
    Total.................................................. $104,395  $123,131
                                                            ========  ========

                See notes to consolidated financial statements.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)

                 Years Ended December 31, 1996, 1997, and 1998

                                                   1996      1997      1998
                                                   ----      ----      ----
Revenues:
  Music and other business services............. $ 54,585  $ 59,351  $ 65,956
  Equipment and related services................   32,226    31,853    33,792
                                                 --------  --------  --------
    Total revenues..............................   86,811    91,204    99,748
Cost of revenues:
  Music and other business services.............   15,263    18,502    19,820
  Equipment and related services................   21,763    22,207    22,689
                                                 --------  --------  --------
    Total cost of revenues......................   37,026    40,709    42,509
                                                 --------  --------  --------
    Gross profit................................   49,785    50,495    57,239
Selling, general and administrative expenses....   31,599    33,262    34,319
Noncash incentive compensation..................       60       202     2,217
Depreciation....................................   10,625    10,652     9,734
Amortization....................................    9,594    10,016    11,829
                                                 --------  --------  --------
    Operating loss..............................   (2,093)   (3,637)     (860)
Interest expense................................   (8,112)  (10,775)  (11,248)
Interest income.................................      438     1,017       256
Equity in losses of joint venture...............     (225)     (755)      (45)
Other, net......................................     (209)      715       (92)
                                                 --------  --------  --------
    Net loss before extraordinary items.........  (10,201)  (13,435)  (11,989)
Extraordinary loss on write-off of deferred fi-
 nancing
 fees and debt discount.........................   (3,713)      --        --
Extraordinary gain on retirement of redeemable
 preferred partnership interests................    3,091       --        --
                                                 --------  --------  --------
Net loss........................................  (10,823)  (13,435)  (11,989)
Redeemable preferred return.....................     (916)     (400)     (619)
                                                 --------  --------  --------
Net loss attributable to general and limited
 partners....................................... $(11,739) $(13,835) $(12,608)
                                                 ========  ========  ========


                 See notes to consolidated financial statements

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT (in thousands)

                 Years Ended December 31, 1996, 1997, and 1998

                            (Continued on Page F-31)

                         General partners' interest      Class A             Class B
                         --------------------------      Limited  Class A    Limited
                            Number                      partners' put/call  partners'
                           of units        Amount       interests options   interests
                         -------------- --------------  --------- --------  ---------
Balance, January 1,
 1996...................        9,101   $       (4,264)  $(1,021) $   137    $  (776)
  Net loss .............          --            (6,973)   (1,288)  (1,172)    (1,390)
  Payment of foreign
   income taxes.........          --               (54)      (11)      (9)       (10)
  Preferred return on
   redeemable preferred
   partnership
   interests............          --              (591)     (109)     (99)      (117)
  Preferred return on
   preferred limited
   partners' interests..          --              (407)      (75)     (69)       (81)
  Principal payments on
   subscriptions
   receivable...........          --               --        --       --         --
  Capital contribution
   from noncash
   incentive
   compensation.........          --               --        --       --         --
  Contribution by
   partner..............          --               --        --       --         105
                          -----------   --------------   -------  -------    -------

Balance, December 31,
 1996...................        9,101          (12,289)   (2,504)  (1,212)    (2,269)
  Net loss..............          --            (8,730)   (1,593)  (1,527)    (1,585)
  Payment of foreign
   income taxes.........          --               (50)     (10)       (8)        (8)
  Preferred return on
   redeemable preferred
   partnership
   interests............          --              (257)      (49)     (48)       (46)
  Preferred return on
   preferred limited
   partners' interests..          --              (367)      (72)     (88)       (85)
  Principal payments on
   subscriptions
   receivable...........          --               --        --       --         --
  Capital contribution
   from noncash
   incentive
   compensation.........          --               --        --       --         --
  Contribution by
   partner..............          --               --        --       --       2,072
  Withdrawal by
   partner..............           (7)            (805)      --       --      (2,032)
                          -----------   --------------   -------  -------    -------
Balance, December 31,
 1997...................        9,094          (22,498)   (4,228)  (2,883)    (3,953)
  Net loss..............          --            (7,730)   (1,620)  (1,300)    (1,339)
  Payment of foreign
   income taxes.........          --               (40)     (10)       (6)       (6)
  Preferred return on
   redeemable preferred
   partnership
   interests............          --              (298)      (60)     (48)       (48)
  Preferred return on
   interest in EAIC
   Corp. ...............          --              (107)      (24)     (17)       (17)
  Preferred return on
   preferred limited
   partners' interests..          --              (483)     (101)     (83)       (83)
  Principal payments on
   subscriptions
   receivable...........          --               --        --       --         --
  Capital contribution
   from noncash
   incentive
   compensation.........          --               --        --       --         --
  Contribution by
   partner..............          --               --        895      --         244
  Withdrawal by
   partner..............          --               --        --       --        (215)
                          -----------   --------------   -------  -------    -------
Balance, December 31,
 1998...................        9,094         $(31,156)  $(5,148) $(4,337)   $(5,417)
                          ===========   ==============   =======  =======    =======




                See notes to consolidated financial statements.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT (in thousands)

                 Years Ended December 31, 1996, 1997, and 1998

                           (Continued from page F-30)

   Class B                               Total limited
   limited     Preferred              partners' interests     Total partners' interests
  partners'     limited    Class B    ----------------------  ---------------------------
subscriptions  partners' partnership    Number                   Number
 receivable    interests unit options  of units    Amount       of units       Amount
-------------  --------- ------------ ----------  ----------  ------------- -------------
$ (374)         $7,671      $  --          8,989  $    5,637        18,090  $       1,373
    --             --          --            --       (3,850)          --         (10,823)
    --             --          --            --          (30)          --             (84)
    --             --          --            --         (325)          --            (916)
    --             632         --            --          407           --             --
    207            --          --            --          207           --             207
    --             --           60           --           60           --              60
    --             --          --             60         105            60            105
-------         ------      ------     ---------  ----------   -----------  -------------

  (167)          8,303          60         9,049       2,211        18,150        (10,078)
    --             --          --            --       (4,705)          --         (13,435)
    --             --          --            --          (26)          --             (76)
    --             --          --            --         (143)          --            (400)
    --             612         --            --          367           --             --
    132            --          --            --          132           --             132
    --             --          202           --          202           --             202
(1,601)            --          --            889         471           889            471
    --             (74)        --         (1,250)     (2,106)       (1,257)        (2,911)
-------         ------      ------     ---------  ----------   -----------  -------------

(1,636)          8,841         262         8,688      (3,597)       17,782        (26,095)
    --             --          --            --       (4,259)          --         (11,989)
    --             --          --            --          (22)          --             (62)
    --             --          --            --         (156)          --            (454)
    --             --          --            --          (58)          --            (165)
    --             750         --            --          483           --             --
     35            --          --            --           35           --              35
    --             --        2,217           --        2,217           --           2,217
    --             --          --            375       1,139           375          1,139
    --             --          --           (100)       (215)         (100)          (215)
-------         ------      ------     ---------  ----------   -----------  -------------
      $
(1,601)         $9,591      $2,479         8,963  $   (4,433)       18,057  $     (35,589)
=======         ======      ======     =========  ==========   ===========  =============

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

                 Years Ended December 31, 1996, 1997, and 1998

                                                     1996      1997      1998
                                                   --------  --------  --------
Operating activities:
 Net loss........................................  $(10,823) $(13,435) $(11,989)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
   Provision for doubtful accounts...............       472       620       503
   Depreciation..................................    10,625    10,652     9,734
   Amortization, net of deferred financing
    costs........................................     9,594    10,016    11,829
   Deferred financing cost amortization..........     1,042       653       633
   Equity in losses of joint venture.............       225       755        45
   Noncash incentive compensation................        60       202     2,217
   Extraordinary loss on write-off of deferred
    financing fees and debt discount.............     3,713       --        --
   Extraordinary gain on retirement of redeemable
    preferred partnership interests..............    (3,091)      --        --
   Gain on sale of territory.....................       --       (757)      --
   Loss on write-off of equity offering costs....     1,353       --        --
   Loss on write-off of inventories..............       --        530       --
   Cash provided (used) by changes in operating
    assets and liabilities, net of
    effects of acquisitions:
     Accounts receivable.........................      (555)   (2,498)   (4,664)
     Inventories.................................      (461)     (658)   (1,784)
     Prepaid expenses and other current assets...       130      (558)     (357)
     Other receivables...........................      (137)     (694)      688
     Accounts payable............................     1,863      (246)    4,683
     Accrued interest............................       834       --        108
     Accrued expenses............................     1,188       214     1,239
     Advance billings............................       155       528       276
     Unearned installation income................       850       613       521
     Other, net..................................       517       697       364
                                                   --------  --------  --------
      Net cash provided by operating activities..    17,554     6,634    14,046
Investing activities:
 Additions to property and equipment.............   (10,913)  (12,639)  (12,850)
 Additions to deferred costs and intangible as-
  sets...........................................    (5,424)   (6,933)   (8,576)
 Acquisitions of businesses and ventures.........       --     (2,836)  (14,180)
 Disposition of businesses and ventures..........       --      1,588     1,081
 Other, net......................................      (291)        6       --
                                                   --------  --------  --------
      Net cash used by investing activities......   (16,628)  (20,814)  (34,525)
Financing activities:
 Borrowings from credit facility.................       --        --     19,591
 Payments on credit facility.....................    (9,300)      --     (7,550)
 Proceeds from issuance of senior notes..........   100,000       --        --
 Proceeds from long-term obligations.............       --        --        248
 Principal payments on long-term obligations.....   (53,612)      (92)      (26)
 Payment of financing fees.......................    (5,802)      --        --
 Principal payments under capital leases.........      (414)     (505)     (754)
 Retirement of redeemable preferred partnership
  interests......................................    (7,456)      --        --
 Contributions by partners.......................       312       603       279
 Withdrawals by partners.........................       --     (2,911)     (215)
 Proceeds from sale of subsidiary stock..........       --        --      3,415
 Other, net......................................       (83)      (77)      (62)
                                                   --------  --------  --------
      Net cash provided (used) by financing ac-
       tivities..................................    23,645    (2,982)   14,926
                                                   --------  --------  --------
Net increase (decrease) in cash and cash equiva-
 lents...........................................    24,571   (17,162)   (5,553)
Cash and cash equivalents:
 Beginning of year...............................     1,115    25,686     8,524
                                                   --------  --------  --------
 End of year.....................................  $ 25,686  $  8,524  $  2,971
                                                   ========  ========  ========

                 See notes to consolidated financial statements

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 1996, 1997 and 1998

NOTE 1: THE PARTNERSHIP AND ITS BUSINESS

   Muzak Limited Partnership and subsidiaries (the Partnership) provides business music services and produces, markets and sells video and audio marketing services through a network of domestic and international independent affiliates and owned operations. The independent affiliates are charged a fee based on their revenues, in addition to other fees, in exchange for broadcast music, marketing, technical and administrative support. The Partnership and its franchisees also sell, install and maintain electronic equipment related to the Partnership's business.

   The Partnership's music services are primarily sold for use in public areas, such as retail and restaurant establishments, and work areas, such as business offices and manufacturing facilities. Services are distributed through direct broadcast satellite transmission, local broadcast transmission and pre-recorded tapes played on the customers' premises.

   The Partnership is subject to certain business risks, which could affect future operations and financial performance. These risks include rapid technological change, competitive pricing, concentrations in and dependence on satellite delivery capabilities, and development of new services.

   Principles of consolidation: The accompanying consolidated financial statements of the Partnership include the accounts of the Partnership, its wholly owned subsidiaries, Muzak Capital Corporation and Enso Audio Imaging Corporation (EAIC Corp.) (Note 10). In addition, the Partnership transferred net assets of $869,797 consisting of purchased music to a newly formed, wholly owned subsidiary, MLP Environmental Music, LLC on December 30, 1998. All significant inter-company accounts and transactions have been eliminated in consolidation.

   Public offering: In August 1996, the general and limited partners filed a registration statement for the underwritten public offering of 10% senior notes (the Offering). The Offering closed on October 2, 1996. A portion of the net proceeds from the Offering was used to repay certain bank debt and other indebtedness and to repurchase the Partnership's Class C redeemable preferred partnership interest. The remainder of the net proceeds were used for certain strategic investments and other general corporate purposes.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Cash and cash equivalents: The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 1997, included commercial paper investments of approximately $4,900,000. There were no commercial paper investments at December 31, 1998. The balance of cash and cash equivalents at December 31, 1997 and 1998, is held at various institutions throughout the United States.

   Inventories: Inventories consist primarily of electronic equipment and are recorded at the lower of cost (first-in, first-out) or market.

   Property and equipment: Property and equipment consist primarily of equipment provided to subscribers, and machinery and equipment and are recorded at cost. Major improvements are capitalized to the property accounts while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are expensed.

   Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the related assets, ranging from five to 40 years. Assets acquired under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the related leases.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998


   Deferred costs and intangible assets: Income-producing contracts, acquired through acquisition, are being charged to amortization expense using an accelerated method over their expected benefit period of eight years. Deferred financing costs are charged to interest expense using the effective interest method over the term of the related agreements. Other deferred costs and intangible assets are recorded at cost and are being charged to amortization expense over their estimated useful lives or the period of their expected benefit, ranging from five to ten years.

   Impairment of long-lived assets: The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may indicate that the carrying amount is not recoverable. To date, no impairment has been indicated. Should there be impairment in the future, the Partnership will measure the impairment based on the discounted expected future cash flows from the impaired assets.

   Revenue recognition: Revenues are recognized in the month that the related services are provided. Fees from independent affiliates are recognized as music revenues in the month that the independent affiliate generates its revenues. Equipment sales and related services revenues are recorded in the period that the installation is completed.

   Advance billings: The Partnership bills certain customers in advance for contracted music and other business services. Amounts billed in advance of the service period are deferred when billed and recognized as revenue in the period earned.

   Unearned installation income: The Partnership defers recognition of income from the installation of equipment provided to subscribers and recognizes these amounts as revenue on a straight-line basis over the average subscriber service period.

   Income taxes: The income tax effects of all earnings or losses of the Partnership are passed directly to the partners. Payment of foreign income taxes is reflected as a reduction to the partners' capital accounts. Thus, no provision or benefit for federal, state, local or foreign income taxes are required.

   Partnership unit options: The Partnership accounts for its partnership unit options in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees, and provide pro forma net income, and pro forma earnings per share disclosures for employee stock option grants made in 1995 and beyond as if the fair value-based method defined in SFAS No. 123 had been applied. The Partnership has elected to continue to apply the provisions of APB No. 25, which recognizes compensation expense based on the intrinsic value of the equity instrument when awarded, and provide the pro forma disclosure provisions of SFAS No. 123.

   Fair value of financial instruments: The carrying amounts of cash and cash equivalents and the revolving credit facility approximate fair value because of the short maturity of these instruments. The fair value of the senior notes at December 31, 1997 and 1998, approximates $105,000,000 and $104,000,000, respectively. The carrying amount of the notes receivable and long-term obligations other than the senior notes approximates the fair value, as the rates are either comparable to or based on the current prime rate.

   European joint venture: During 1998 the Partnership sold its interest in a joint venture providing business music services in Europe (Muzak Europe) in exchange for a note receivable of approximately

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

$800,000, which is due in full April 2005, and a royalty based on recurring billings beginning April 2000. No gain or loss was recorded on this transaction. The joint venture was accounted for using the equity method, as the Partnership owned 50% of that venture but did not have a controlling interest. Equity in losses of joint venture in the Partnership's consolidated statements of operations includes the Partnership's share of net losses. As of December 31, 1997, the joint venture had total assets of $7,307,000 and total liabilities of $5,509,000. As of December 31, 1997, the carrying value on the Partnership's books was $1,100,000 and was included in other long-term assets.

   The Partnership used the foreign country's local currency as the functional currency for its overseas operations. The translation gains and losses resulting from the remeasurement of the foreign operations' financial statements are insignificant.

   Comprehensive loss: The Partnership has adopted SFAS No. 130, Reporting Comprehensive Income, which requires comprehensive income and its components to be reported in the financial statements in the period in which they are recognized. The Partnership has no other significant components of comprehensive income.

   New accounting pronouncements: SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This standard requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Partnership is still in the process of evaluating the impact of this standard on their financial statements and anticipates adopting the standard in the year ending December 31, 2000.

   In March 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires that certain software costs be capitalized and amortized over the period of use. The SOP is effective for financial statements for the fiscal years beginning after December 15, 1998. The Partnership will adopt SOP 98-1 for the year ending December 31, 1999. This statement is not expected to have a material effect on the financial statements.

   In April 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-5, Reporting on the Costs of Start-up Activities, which requires costs of start-up activities and organization costs to be expensed as incurred. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Partnership will adopt SOP 98-5 for the year ending December 31, 1999. This statement is not expected to have a material effect on the financial statements; however, organization costs of approximately $272,000 will be written off.

   Use of estimates in preparation of financial statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Reclassifications: Certain amounts from the 1996 and 1997 financial statements were reclassified in order to be consistent with the 1998 presentation.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998


NOTE 3: Business Acquisitions and Sales

   In 1997, the Partnership sold its Spokane territory subscriber accounts and granted the Spokane franchise to an existing independent affiliate of the Partnership for $1,400,000. This transaction resulted in a gain of $800,000 to the Partnership, which is included in other income in the consolidated statement of operations, for the year ended December 31, 1997.

   In 1997, the Partnership acquired substantially all of the assets of four business music providers for approximately $4,100,000. The acquisitions were financed with cash remaining from the Offering.

   In 1998, the Partnership acquired, through separate transactions, substantially all of the net assets of twelve business music providers for a total purchase price of approximately $20,200,000, of which approximately $6,500,000 was paid for in cash, approximately $12,800,000 in debt incurred, and approximately $895,000 in exchange for equity instruments at a unit price of $3.25. Of the total purchase price, the portion related to certain assets of Music Technologies Incorporated (MTI) was approximately $10,000,000.

   As part of the acquisition of MTI, the Partnership entered into an agreement in principle with an independent affiliate to sell a portion of the income-producing contracts obtained in the MTI acquisition. This asset of $1,455,000 has been recorded as other receivables as of December 31, 1998. In addition, during 1998, the Partnership sold, through separate transactions, income producing contracts to several independent affiliates for approximately $1,081,000 in cash. No gain or loss was recognized on these sales.

   For financial statement purposes, the acquisitions were accounted for as purchases with the purchase prices allocated to the individual assets based on the fair market values at the date of acquisition. Results of operations from the acquired businesses are also included in the consolidated statement of operations from the date of each respective acquisition.

   The following unaudited pro forma consolidated results of operations have been prepared as if the acquisitions made during 1998 had occurred as of the beginning of 1997 and 1998, (in thousands):

                                                             1997      1998
                                                           --------  --------
      Pro forma amounts for the years ended December 31:
        Total revenues.................................... $ 97,790  $103,808
                                                           ========  ========
        Net loss from continuing operations............... $(12,133) $(11,381)
                                                           ========  ========

   The pro forma results above do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the period presented, nor do they purport to be indicative of the results that will be obtained in the future.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998


NOTE 4: PROPERTY AND EQUIPMENT

   Property and equipment at December 31 consist of the following (in thousands):

                                                               1997      1998
                                                             --------  --------
      Equipment provided to subscribers..................... $ 57,393  $ 67,548
      Machinery and equipment...............................   13,129    16,802
      Vehicles..............................................    3,337     4,034
      Furniture and fixtures................................    2,546     2,710
      Land and buildings....................................      858       858
      Leasehold improvements................................      865       992
                                                             --------  --------
        Total property and equipment........................   78,128    92,944
      Less accumulated depreciation and amortization........  (38,469)  (46,874)
                                                             --------  --------
                                                             $ 39,659  $ 46,070
                                                             ========  ========

NOTE 5: DEFERRED COSTS AND INTANGIBLE ASSETS

   Deferred costs and intangible assets at December 31 consist of the following (in thousands):

                                                              1997     1998
                                                            --------  -------
      Income producing contracts........................... $ 42,152  $54,161
      Deferred subscriber acquisition costs................   14,593   17,863
      Master recording rights and deferred production
       costs...............................................   12,125   15,669
      Organization costs...................................    4,501    4,635
      Deferred financing costs.............................    4,341    4,391
      Noncompete agreements................................      860    3,814
      Goodwill.............................................      467    1,018
      Trademarks...........................................      344      787
                                                            --------  -------
        Total deferred costs and intangible assets.........   79,383  102,338
      Less accumulated amortization........................  (47,689) (59,811)
                                                            --------  -------
                                                            $ 31,694  $42,527
                                                            ========  =======

NOTE 6: CREDIT FACILITY

   In March 1998, the Partnership obtained a credit facility for working capital purposes with an initial availability of $3,000,000, increasing to $5,000,000 upon the attainment of certain cash flow related targets. In July 1998, the Partnership met the cash flow targets required to increase the available cash to $5,000,000. The credit facility was secured by inventories and accounts receivable of the Partnership. The outstanding balance on the credit facility was paid in full and the facility was cancelled on December 31, 1998.

   A new revolving credit facility was obtained by the Partnership in December 1998. The amount available under the facility is $20,000,000. Amounts outstanding under the facility bear a variable rate of interest, to be paid quarterly, based on the lender's prime rate plus 1.25%. The terms of the credit facility require the Partnership to maintain certain performance standards and covenants include a limit on the Partnership's capital spending and acquisitions of other businesses, as well as the Partnership's ability to incur additional debt and make distributions to partners. The credit facility is secured by accounts receivable, inventories, and other assets, including proceeds of certain insurance policies.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

As of December 31, 1998, the Partnership had approximately $12,000,000 outstanding under this credit facility. The interest rate at December 31, 1998, was 9%. To provide collateral for a portion of the advances under the credit facility, certain limited partners set forth a letter of credit in the amount of $4,211,000. The Partnership has pledged to reimburse the limited partners for related costs and fees. For the year ended December 31, 1998, no amounts were reimbursed by the Partnership.

   In September 1998, the Partnership's wholly owned subsidiary, EAIC Corp., obtained a credit facility. The amount available under this facility is $750,000 and is to be used for equipment purchases. Amounts outstanding under the facility bear a variable rate of interest to be paid at a rate equal to the lender's prime rate plus 1% per annum. The unpaid principal balance shall be repaid in 24 equal monthly installments of principal, plus interest, commencing on October 1, 1999. As of December 31, 1998, EAIC Corp. had approximately $276,000 outstanding under this credit facility. The interest rate at December 31, 1998, was 8.75%.

   Total cash paid for interest on the credit facilities was approximately $366,000 for the year ended December 31, 1998. There were no credit facilities in 1996 or 1997.


NOTE 7: LONG-TERM OBLIGATIONS

   Long-term obligations at December 31 consist of the following (in thousands):

                                                              1997       1998
                                                            ---------  --------
      Senior notes......................................... $ 100,000  $100,000
      Notes payable........................................        --     2,550
      Capital lease obligations............................       969     1,338
      Other................................................        75     2,484
                                                            ---------  --------
        Total long-term obligations........................   101,044   106,372
      Less current portion.................................      (469)   (3,582)
                                                            ---------  --------
                                                            $ 100,575  $102,790
                                                            =========  ========

   Senior notes: The senior notes were issued as part of the Offering discussed in Note 1. These unsecured notes bear interest at 10% and are due on October 1, 2003. The notes require the maintenance of certain covenants including restricting the Partnership's ability to incur additional debt, as well as limiting the Partnership's ability to make certain investments and distributions to partners. The Partnership has the option to redeem up to 35% of the senior notes during the first three years after the Offering with the proceeds from an equity offering, at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest. The entire balance of the senior notes is redeemable at the option of the Partnership, in whole or in part, beginning October 1, 2000. The redemption price is 105% of par value through October 1, 2001, 102.5% through October 1, 2002, and 100% thereafter, through maturity.

   Notes payable: As part of the acquisition of MTI discussed in Note 3, the Partnership entered into a note payable of approximately $2,550,000. The note bears an interest rate of 14% per annum, with principal and interest payments of $500,000 due monthly through March 31, 1999, and the balance due April 30, 1999. The Partnership has the option to extend the due date for additional fees. The Partnership also agreed to make a deferred purchase price payment, interest free, which is subject to adjustment. Due to the contingent nature of this consideration and significant uncertainties related to the ultimate amount to be paid, the Partnership has not recorded any obligation as of December 31, 1998.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

   Capital leases: Assets acquired under capital leases were $579,000, $635,000 and $1,123,000 for the years ended December 31, 1996, 1997, and 1998, respectively. Total assets recorded under capital leases were $3,337,000 and $4,316,000 with accumulated amortization of $1,944,000 and $1,938,000 as of December 31, 1997 and 1998, respectively.

   Other long-term obligations: Pursuant to an acquisition, the Partnership paid $510,000 in exchange for a non-compete agreement and agreed to pay seven additional annual installments of $510,000. The Partnership has recorded this liability of $2,187,000, using a discount rate of 14%.

   Interest rates and payments: The senior notes require semi-annual interest payments of 10%. The capital lease obligations require monthly payments of interest at a weighted average interest rate of approximately 8%. Total cash paid for interest on the long-term obligations was approximately $5,954,000, $10,087,000, and $10,136,000 for the years ended December 31, 1996, 1997, and
1998, respectively.

   Financing and other costs paid to related parties: During 1996, the credit agreement with Union Bank of Switzerland (Agent Bank) and the subordinated note were paid with part of the proceeds from the Offering discussed in Note 1. The Agent Bank was an affiliate of a Class A limited partner. In addition, the subordinated noteholder held the put/call units. During the year ended December 31, 1996, the Partnership incurred interest expense related to these credit facilities of $5,489,000. The Partnership paid board fees and expenses to the general partner and other related parties of $162,500, $287,700, and $102,000 in 1996, 1997, and 1998, respectively. In addition, $277,000 of board fees is accrued as of December 31, 1998.

   Future maturities: Total future maturities of long-term obligations, including capital leases, for the five years following December 31, 1998, are approximately $3,582,000 in 1999, $718,000 in 2000, $601,000 in 2001, $534,000
in 2002, $100,344,000 in 2003, and $593,000 thereafter.

NOTE 8: BENEFIT PLANS

   Defined contribution plan: The Partnership maintains a defined contribution savings and retirement plan (Benefit Plan) that covers substantially all of the Partnership's employees. Under the savings portion of the Benefit Plan, eligible employees may contribute from 1% to 14% of their compensation per year, subject to certain tax law restrictions. The Partnership has the option to make a matching contribution of up to a maximum of 100% of the first 3% and 50% of the next 3%, up to 6% of the total base salary contributed by the employee each year. Participants are immediately vested in their contributions as well as the Partnership's contributions under the savings portion of the Benefit Plan. For the savings portion of the Benefit Plan, the Partnership recorded contribution expense of $408,000, $694,000, and $609,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

   Contributions under the retirement portion of the Benefit Plan are determined annually by the Partnership at its discretion for up to 3% of the eligible employee's compensation. The employees vest in the retirement portion of the Benefit Plan ratably over five years, but become fully vested in the event of death, disability or the attainment of the age of 65. No contribution amounts were recorded for the years ended December 31, 1996, 1997, and 1998.

   Multi-employer defined contribution plans: The Partnership participates in multi-employer defined contribution benefit plans that provide benefits to employees covered by certain labor union contracts. The amount of expense related to contributions to these plans was approximately $136,000, $138,000 and $146,000 for the years ended December 31, 1996, 1997, and 1998, respectively. These amounts were determined by union contract and the Partnership does not administer or control the funds.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

NOTE 9: COMMITMENTS AND CONTINGENCIES

   Leases: The Partnership leases certain facilities and equipment under both operating and capital leases. In addition, the Partnership has entered into agreements to obtain satellite channel capacity and subsidiary communication authorization rights for the transmission of programs to the Partnership's customers. Total rental expense under operating leases and rights agreements was approximately $7,751,000, $8,401,000 and $8,712,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

   Future annual minimum lease payments under noncancellable operating leases as of December 31, 1998, are $7,451,000 in 1999, $7,080,000 in 2000, $3,019,000
in 2001, $1,963,000 in 2002, $1,459,000 in 2003 and $1,631,000 thereafter.

   Music licenses: In the ordinary course of the Partnership's business, the Partnership has agreements with various organizations for the rights to re-record and play music in public spaces. The expenses incurred under these agreements were approximately $3,578,000, $4,831,000 and $4,991,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

   The Partnership's agreement with Business Music, Inc. (BMI) expired on December 31, 1993. The Partnership has entered into an interim fee structure with BMI and is in negotiations with BMI to establish an ongoing rate structure. The interim arrangement with BMI provides for continued payments at 1993 levels. BMI has indicated that they are seeking royalty rate increases and has asserted that this sought-after increase will be retroactive to January 1, 1994. If an agreement is not reached, BMI may seek to have the rates determined through a court proceeding. The ultimate outcome of the negotiations is not estimable as of December 31, 1998, and accordingly, no provision has been recorded in the financial statements.

   Taxes: During 1993, an assessment was made against the predecessor partnership (Seller) resulting from an audit performed by the Washington State Department of Revenue for sales and use, and business and occupation taxes paid for during the period from 1988 through September 1992. Under successor liability statutes in the State of Washington, the Partnership could, if the Seller fails to pay its tax obligation, become liable for the assessment outstanding against the Seller of approximately $1,700,000. This assessment is under appeal by the Seller. The Seller and certain of its affiliates have agreed to indemnify the Partnership for any liabilities in connection with such assessment. The Partnership's management does not believe that the assessment will have an adverse effect on the Partnership's financial condition or results of operations.

   Employment agreements: The Partnership has entered into employment agreements with several executive officers. Under two of these agreements, the officers will receive a bonus based upon the sales price of the Partnership (Note 14).

   Legal proceedings: The Partnership is subject to various legal proceedings that arise in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have any material effect on the consolidated financial position or results of operations of the Partnership.

NOTE 10: ENSO AUDIO IMAGING CORPORATION

   On March 16, 1998, the Partnership established Enso Audio Imaging Corporation (EAIC Corp.), to provide Internet music samples to businesses. On July 10, 1998, EAIC Corp. consummated a recapitalization and capital financing agreement. Pursuant to the agreement, shares held by the Partnership were converted to 10,000,000 shares of Class B nonvoting common stock. Additionally, 73,500 shares of Series A voting

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

convertible mandatorily redeemable preferred stock of EAIC Corp. were issued to a related party investor for a total consideration of $3,415,000, net of costs. After January 5, 1999, but prior to April 15, 1999, 26,250 shares of Series B preferred stock could be purchased by the related party investor for $2,500,000. In the event that certain performance criteria is met by EAIC Corp., the related party investor is required to purchase these shares of Series B preferred stock. EAIC Corp. has not met this criteria as of December 31, 1998.

   The preferred stock has voting rights, certain liquidation features, and accrues dividends annually at a rate of 7%. The Series A preferred stock has a mandatory redemption requirement at the option of the holder, such that, at any time after June 30, 2005, the holder may redeem his interest at the greater of his original investment plus 10%, or at the fair value of the common stock as if the preferred stock interest were converted. The cumulative return per share as of December 31, 1998 was $2.24. The Series A preferred stock is convertible at the option of the holder into shares of Class A voting common stock as determined by dividing its preferential amount, which is the original purchase price of $48 divided by an internal rate of return, by the conversion price. The original conversion price of approximately $48 per share will be adjusted subsequently for any additional issuances of common stock at consideration per share less than the Class A conversion price.

   An affiliate of the Partnership was issued 10,000 shares of super voting Class C common stock which has voting rights equal to 1,000 votes per share and is convertible to an equal number of Class A voting common stock at the option of the holder. Further, both the Series A preferred stock and the Class C common stock are automatically convertible to Class A voting common stock under certain circumstances.

   On August 31, 1998, the Board of Directors of EAIC Corp. authorized a 100-to-one common stock split. All applicable share data has been retroactively adjusted for this stock split.

NOTE 11: REDEEMABLE PREFERRED INTERESTS

     The redeemable preferred interests is comprised of the following at December 31:

                                                    EAIC--Series A
                              Class C    Class C-1  Preferred Stock    Total
                            -----------  ---------- --------------- -----------
BALANCE, January 1, 1996..  $10,030,000  $5,692,000   $      --     $15,722,000
  Preferred return........      518,000     398,000          --         916,000
  Repurchase of Class C
   interests..............  (10,548,000)        --           --     (10,548,000)
                            -----------  ----------   ----------    -----------
BALANCE, December 31,
 1996.....................          --    6,090,000          --       6,090,000
  Preferred return........          --      400,000          --         400,000
                            -----------  ----------   ----------    -----------
BALANCE, December 31,
 1997.....................          --    6,490,000          --       6,490,000
  Interest in EAIC........          --          --     3,415,000      3,415,000
  Preferred return........          --      454,000      165,000        619,000
                            -----------  ----------   ----------    -----------
BALANCE, December 31,
 1998.....................  $       --   $6,944,000   $3,580,000    $10,524,000
                            ===========  ==========   ==========    ===========

   The Class C non-voting limited partner interests were repurchased by the Partnership in October 1996.

   The Class C-1 non-voting preferred partner interest does not participate in the Partnership's profits or losses. The Class C-1 limited partner is entitled to receive the amount of its initial contribution of $5,000,000, plus a return of 7%, compounded annually, through January 31, 2004, the date of redemption. The Class C-1 limited partner may become, at its option, a participating partner. Upon becoming a participating partner, the Class C-1 limited partner will forfeit any accrued portion of the return. If it has not previously become a

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

participating partner, the Class C-1 limited partner is entitled to a preference in liquidation equal to its contribution plus accumulated return. The cumulative return per unit as of December 31, 1997 and 1998, was $1.05 and $1.37, respectively. At December 31, 1997 and 1998, the total number of units outstanding, on an if-converted basis, was 1,420,368.

   Unless the Class C-1 interest becomes a participating interest, a general partner may, at its sole discretion, require the Class C-1 limited partner to exchange its interest for a note equal to its then aggregate liquidation preference amount. If such exchange occurs prior to the time the Class C-1 limited partner has the opportunity to obtain participation status, the Class C-1 limited partner will also be issued an option to acquire the participating interest on substantially the same terms as if such exchange had not occurred.

   If the Class C-1 limited partner has not obtained participation status, or has not exchanged such units for notes, on or prior to January 31, 2004, the Partnership is required to redeem such units for an amount equal to the Class C-1 contribution plus accumulated return.

NOTE 12: PARTNERS' DEFICIT

   Partners' deficit is comprised of two general partners; Class A limited partners, Class B limited partners, and preferred limited partners' interests; Class A put/call units; Class B limited partner subscriptions receivable; and Class B partnership unit options.

   Class A put/call units: In connection with obtaining a fixed-rate subordinated note payable, the Partnership issued an option to purchase 1,529,898 units of Class A limited partnership interests to a lender for an aggregate exercise price of $10. These units are currently exercisable.

   Subscriptions receivable: Officers and key employees of the Partnership have acquired limited partnership interests, a portion of which was financed with subscription notes. As of December 31, 1997 and 1998, the Class B limited partners' capital accounts were reduced by subscription notes receivable. Interest income on the subscriptions receivable totalled $27,000, $22,000, and $94,000 for the years ended December 31, 1996, 1997, and 1998, and interest receivable on subscription notes receivable was $16,000 and $107,000, as of December 31, 1997 and 1998, respectively.

   Preferred limited partners' interests: The preferred limited partners' interests do not participate in the Partnership's profits or losses. Such limited partners are entitled to receive an 8% return, compounded quarterly, on the amount of their initial contribution and are generally entitled to a priority on distributions from the Partnership. At December 31, 1997 and 1998, the return was credited to the preferred limited partners. These limited partners are also entitled to a preference in liquidation equal to their initial contribution plus accumulated and unpaid return. Upon the occurrence of certain events, the Partnership may, at its option, redeem the units for an amount equal to the then aggregate liquidation preference amount. The units (and any accrued and unpaid return) may, at the option of the holder, be converted into units of Class B limited partnership interest at any time. Cumulative per unit return as of December 31, 1997 and 1998, was $0.48 and $0.68, respectively, and total aggregate return was $1,814,000 and $2,665,000, respectively.

   Other limited partners' interests: During 1997, the Partnership repurchased 1,250,000 Class B limited partnership units from eight members of former management at a unit price of $2.33 for a total repurchase amount of approximately $2,900,000. Seventeen new and existing members of management purchased 889,000 units at a per unit price of $2.33 for a total purchase price of approximately $2,100,000. The purchases were primarily financed by the Partnership through subscription notes from the new management members and bear

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

an interest rate of 7% per annum. This repurchase of partnership units in exchange for subscription notes receivable is considered a noncash transaction for purposes of the consolidated statements of cash flows.

   Also during 1997, options to purchase 1,440,000 partnership units at prices ranging from $1.00 to $1.75 per unit were forfeited by the separated management members. Furthermore, 26,500 options to purchase partnership units at $1.00 per unit were granted to two former senior manager executives.

   In July 1998, the Partnership repurchased 100,000 Class B limited partnership units at a unit price of $2.15 for a total repurchase amount of $215,000 from a former member of management. The Partnership resold the units at a unit price of $2.33 to current members of management.

   Partnership unit options: Certain limited partners and key employees of the Partnership have the ability, under certain conditions, to exercise options to purchase units of Class B limited partnership interests (Class B Interests).

   Through October 1, 1996, the Partnership was authorized to grant 1,869,545 units of Class B Interests, as established in the 1996 option plan (1996 Option
Plan), which vested at a rate of 20% per year, based on specific performance standards. The options did not vest prior to October 1, 1996, as these performance standards were not met.

   Effective October 2, 1996, the Partnership amended the 1996 Option Plan (Amended and Restated Management Option Plan) to decrease the number of options the Partnership was authorized to grant to 1,840,000, and change the required performance standards, along with other changes. The options now vest according to the following schedule: 5% of the options vest on the first anniversary of the Partnership's Offering; 5% of the options vest on the second anniversary of the Partnership's Offering; the remaining 90% vests ratably at each calendar year end over a five-year period beginning January 1, 1997, and become exercisable if certain performance standards are met. These options expire on October 1, 2003.

   No compensation expense has been recorded for the options, which vest based on the anniversary of the Offering, as management's estimate of the market value was less than the exercise price at the date of the grant. Additionally no compensation expense has been recognized for the remaining performance-based options, as management, at this time, has deemed the probability of meeting the performance standards to be remote.

   Effective October 19, 1998, the Partnership granted 450,000 options, under a new 1998 option plan, to members of management to purchase Class B limited partnership units for $4.50 per unit. The options vest ratably over five years. These options expire October 19, 2008. Exercisability of these options is not based on performance standards. No compensation expense has been recorded for these options, as management's estimate of the market value was approximately equal to the exercise price at the date of the grant.

   Other options granted: On December 19, 1996, the Board of Directors granted a member of the Board of Directors options to purchase 30,000 Class B limited partnership units for $3.00 per unit. These options vest ratably over a five-year period and expire in September 2003. No material compensation expense has been recorded for these options, as management's estimate of the market value was less than the exercise price at the date of the grant.

   Effective May 10, 1997, and June 1, 1997, the Board of Directors granted two senior officers of the Partnership a total of 1,500,000 options to purchase Class B limited partnership units for $2.33 per unit. These options vest in equal amounts over a three-year period commencing from the grant date. Exercisability of 60%

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

of these options is subject to certain performance standards being met. At December 31, 1998, it is probable the performance standards will be met. The Partnership has recognized approximately $202,000 and $1,993,000 in compensation expense for the years ended December 31, 1997 and 1998, respectively.

   In July 1997, the Board of Directors granted a member of the Board of Directors options to purchase 150,000 Class B limited partnership units for $2.33 per unit. These options vest ratably over a three-year period and expire in July 2002. Exercisability of 60% of these options is subject to certain performance standards being met. At December 31, 1998, it is probable the performance standards will be met. The Partnership has recognized $-0- and approximately $224,000 in compensation expense for the years ended December 31, 1997 and 1998, respectively.

                                                                       Weighted
                                                            Range of   average
                                               Number of    exercise   exercise
                                                options       price     price
                                               ----------  ----------- --------
Outstanding, January 1, 1996..................  1,834,545  $1.00--1.75  $1.12
  Options granted (weighted average fair value
   of $1.91)..................................     40,000         3.00   3.00
  Options forfeited...........................    (75,000)        1.00   1.00
                                               ----------  -----------  -----
Outstanding, December 31, 1996................  1,799,545   1.00--3.00   1.16
  Options granted (weighted average fair value
   of $.37)...................................  1,706,500   1.00--3.00   2.32
  Options forfeited........................... (1,440,000)  1.00--1.75   1.15
                                               ----------  -----------  -----
Outstanding, December 31, 1997................  2,066,045   1.00--3.00   2.09
  Options granted (weighted average fair value
   of $1.45)..................................    450,000         4.50   4.50
  Options forfeited...........................    (15,000)        1.00   1.00
                                               ----------  -----------  -----
Outstanding, December 31, 1998................  2,501,045   1.00--4.50  $2.56
                                               ==========  ===========  =====

Additional information regarding options outstanding as of December 31, 1998, is as follows:

                                Weighted
                                 average     Weighted                 Weighted
                               contractual   average                  average
    Exercise       Number         life       exercise     Number      exercise
     prices      outstanding     (years)      price     exercisable    price
   -----------   -----------   -----------   --------   -----------   --------
      $1.00         331,045        0.8        $1.00        33,105      $1.00
       2.33       1,650,000        5.4         2.33       220,000       2.33
       3.00          70,000        5.0         3.00         4,000       3.00
       4.50         450,000        9.8         4.50            --       4.50
   -----------    ---------        ---        -----       -------      -----
   $1.00--4.50    2,501,045        5.6        $2.56       257,105      $2.17
   ===========    =========        ===        =====       =======      =====

   Fair value stock-based compensation: The Partnership has calculated the pro forma net loss under SFAS No. 123 using a multiple option valuation approach and certain weighted-average assumptions deemed reasonable by management. These assumptions include a risk-free interest rate ranging from 4.5% to 4.6%, an expected life of two to five years, a partnership unit volatility of 0.0% and no partnership distributions over the expected life. Had compensation expense for the stock option plans been recognized under SFAS No. 123, the Partnership's net loss would have been adjusted to the pro forma amount for the years ended December 31 as follows (in thousands):

                                                              1997      1998
                                                            --------  --------
      Net loss as reported................................  $(13,435) $(11,989)
                                                            ========  ========
      Pro forma net loss under SFAS No. 123...............  $(13,599) $(12,225)
                                                            ========  ========

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

   Put options: A general partner and certain of the Class A limited partners can require the Partnership to purchase limited partnership units held by them at fair market value. However, such right may not be exercised if the purchase of units would have a material adverse effect on the Partnership or would be in contravention of any then-existing agreement to which the Partnership is a party. These partners have not elected to exercise their redemption rights as of December 31, 1998.

   Allocation of profits and losses: Losses are allocated among the general partners and Class A and B limited partners based upon the total of the interests held by each individual, including the put/call units under option, as a percentage of the total of all such interests.

NOTE 13: ENTERPRISE-WIDE INFORMATION

   Management organizes its business around its independent and owned affiliates. These operating segments have been aggregated as each segment has similar economic characteristics and the nature of the segments, its production processes, customers and distribution methods are similar. Information related to the Partnership's products and services revenue is summarized for the years ended December 31, as follows (in thousands):

                                                         1996    1997    1998
                                                        ------- ------- -------
Revenues:
  Broadcast music...................................... $42,242 $43,761 $47,916
  On-premise music.....................................   4,368   4,035   4,157
  Other broadcast services.............................   1,530   1,546   1,746
  Audio marketing......................................   2,480   3,248   4,418
  On-premise video.....................................   2,108   4,126   2,973
  In-store advertising.................................     717     949     745
  Internet music server................................      22     359   1,678
  Other................................................   1,118   1,327   2,323
                                                        ------- ------- -------
    Total music and other business services............  54,585  59,351  65,956
  Equipment............................................  21,873  21,026  22,021
  Installation, service, and repair....................  10,353  10,827  11,771
                                                        ------- ------- -------
    Total equipment and related services...............  32,226  31,853  33,792
                                                        ------- ------- -------
Total revenue.......................................... $86,811 $91,204 $99,748
                                                        ======= ======= =======

NOTE 14: SUBSEQUENT EVENTS

   On January 29, 1999, the Partnership entered into a definite merger agreement to be acquired by Audio Communications Network Holdings, LLC (ACN). Under the terms of the agreement which was effective March 18, 1999, the Partnership merged into a subsidiary of ACN for total consideration of approximately $245,000,000. The current partners retained a minor ownership interest in the merged entity. The accounts of EAIC Corp. were not part of the merger.

   Upon change of control of the Partnership, all outstanding options to purchase partnership units became immediately vested and exercisable unless the performance criteria was not achievable. The accelerated vesting of certain options resulted in a significant charge as performance criteria for these options became achievable.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $75,000,000


                               Muzak Holdings LLC
                          Muzak Holdings Finance Corp.

                  Series B 13% Senior Discount Notes due 2010

                            -----------------------

                                   PROSPECTUS

                            -----------------------

                                CIBC Oppenheimer

                              Goldman, Sachs & Co.

                      Subject to completion,       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Muzak Holdings LLC. Muzak Holdings LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act (the "Act") provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

   Section 3.6 of Muzak Holdings LLC's Limited Liability Company Agreement provides, among other things, that directors and officers of Muzak Holdings LLC shall be not be liable, responsible or accountable for damages or otherwise to Muzak Holdings LLC, or to the members. Section 3.6 also provides that each director and each officer of Muzak Holdings LLC shall be indemnified and held harmless by Muzak Holdings LLC, including advancement of reasonable attorney's fees and other expenses, but only to the extent that Muzak Holdings LLC's assets are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of Muzak Holdings LLC affairs (but excluding those caused by the gross negligence or willful misconduct of such director or officer), to the fullest extent allowed by law.

   Section 3.6 of Muzak Holdings LLC's Limited Liability Company Agreement also provides that, the rights of indemnification will be in addition to any rights to which such directors or officers may otherwise be entitled by contract or as a matter of law and shall extend to his heirs, personal representatives and assigns.

   Muzak Holdings Finance Corp. Muzak Holdings Finance Corp. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses, such as attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

   Article Eight of Muzak Holdings Finance Corp.'s Certificate of Incorporation ("Article Eight") provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of

Muzak Holdings Finance Corp. or is or was serving at the request of Muzak Holdings Finance Corp. as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by Muzak Holdings Finance Corp. to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted Muzak Holdings Finance Corp. to provide prior to such amendment). The indemnity may include all expense, liability and loss, including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding, and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as otherwise provided in Article Eight, Muzak Holdings Finance Corp. shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of Muzak Holdings Finance Corp. Article Eight also provides that Muzak Holdings Finance Corp. may, by action of the Board of Directors, provide indemnification its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section145.

   Article Eight further provides that Muzak Holdings Finance Corp. may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Muzak Holdings Finance Corp. or was serving at the request of Muzak Holdings Finance Corp. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not Muzak Holdings Finance Corp. would have the power to indemnify such person against such liability under Article Eight.

Item 21. Exhibits and Financial Statement Schedules.

     (a) Exhibits.

 Exhibit
 Number                                  Exhibit
 ------- ----------------------------------------------------------------------
  2.1    Agreement and Plan of Merger, dated as of January 29, 1999 among ACN
         Holdings, LLC, Audio Communications Network, LLC, Muzak Limited
         Partnership, MLP Acquisition L.P. and Muzak Holdings Corp.(1)
  2.2    First Amendment to the Agreement and Plan of Merger dated as of March
         17, 1999 by and among Muzak Holdings LLC (f/k/a ACN Holdings, LLC),
         Audio Communications Network, LLC, Muzak Limited Partnership, MLP
         Acquisition, L.P. and Muzak Holdings Corp.(1)
  2.3    Contribution Agreement between Capstar Broadcasting Corporation and
         ACN Holdings, LLC dated as of February 19, 1999.
  2.4    First Amendment, dated as of March 18, 1999, to the Contribution
         Agreement dated as of February 19, 1999 between Capstar Broadcasting
         Corporation and Muzak Holdings LLC (f/k/a ACN Holdings, LLC).
  3.1    Certificate of Formation of ACN Holdings, LLC.
         Certificate of Amendment to the Certificate of Formation of ACN
  3.2    Holdings, LLC.
  3.3    Certificate of Incorporation of ACN Holdings, Inc.
         Certificate of Amendment of Certificate of Incorporation of ACN
  3.4    Holdings, Inc.
  3.5    [intentionally omitted]
  3.6    Amended and Restated Limited Liability Company Agreement of Muzak
         Holdings LLC, dated as of March 18, 1999.
  3.7    By-laws of ACN Holdings, Inc.
  4.1    Indenture, dated as of March 18, 1999 by and among Muzak Holdings LLC and Muzak Holdings Finance Corp., as Issuers and State Street Bank and
         Trust Company, as Trustee.
         Form of Series A 13% Senior Discount Notes due 2010 (included in
  4.2    Exhibit 4.1 above as Exhibit A).
  4.3    Registration Rights Agreement, dated as of March 18, 1999, Muzak
         Holdings LLC and Muzak Holdings Finance Corp., as Issuers and CIBC
         Oppenheimer Corp. and Goldman, Sachs & Co. as Initial Purchasers.
  4.4    Purchase Agreement, dated as of March 12, 1999, by and among ACN
         Holdings, LLC and Muzak Holdings Finance Corp., as Issuers and CIBC
         Oppenheimer Corp. and Goldman, Sachs & Co. as Initial Purchasers.
 *5.1    Opinion of Kirkland & Ellis.
 10.1    Credit and Guaranty Agreement, dated as of March 18, 1999 among Audio
         Communications Network, LLC, as Borrower, Muzak Holdings LLC and
         certain subsidiaries of Audio Communications Network, LLC, as
         Guarantors, various lenders, Goldman Sachs Credit Partners L.P., as
         Syndication Agent, and Goldman Sachs Credit Partners L.P. and CIBC
         Oppenheimer Oppenheimer Corp. as Co-Lead Arrangers.(1)
 10.2    Pledge and Security Agreement, dated as of March 18, 1999, among Audio
         Communications Network, LLC, Muzak Holdings LLC, and certain present and future domestic subsidiaries of Audio Communications Network, LLC, as Grantors, and Canadian Imperial Bank of Commerce, as agent of
         Lenders and Lender Counterparties and Indemnitees as Administrative
         Agent.(1)
 10.3    Indenture relating to the Senior Subordinated Notes, dated as of March
         18, 1999, by and among Audio Communications Network LLC and Muzak
         Finance Corp., as Issuers, Muzak Capital Corporation, MLP
         Environmental Music, LLC, Business Sound, Inc. and ACN Holdings LLC,
         as Guarantors and State Street Bank and Trust Company, as Trustee.(1)
 10.4    Amended and Restated Members Agreement, dated as of March 18, 1999, by and among Muzak Holdings LLC, MEM Holdings LLC, David Unger, Joseph
         Koff, William Boyd and Music Holdings Corp.(1)

 Exhibit
 Number                                  Exhibit
 -------                                 -------
         Management and Consulting Services Agreement dated as of October 6,
  10.5   1998 by and between
         ABRY Partners, Inc. and ACN Operating, LLC.(1)
 *10.6   Form of Employment Agreement by and between Muzak LLC and each of the
         Named Executives other than William A. Boyd and David Unger.
  10.7   Executive Employment Agreement, dated as of March 18, 1999, among
         Muzak Holdings LLC, Muzak LLC and WilliamA. Boyd.(1)
  10.8   Executive Employment Agreement dated as of October 6, 1998, by and among ACN Operating, LLC, Audio Communications Network, LLC and David
         Unger.(1)
  10.9   First Amendment to the Executive Employment Agreement dated as of
         March 18, 1999 to the certain Executive Employment Agreement dated as of October 6, 1998, by and between Audio Communications Network, LLC
         f/k/a ACN Operating, LLC and David Unger.(1)
  10.10  Securities Repurchase Agreement dated as of October 6, 1998 by and among ACN Holdings, LLC, David Unger and ABRY Broadcast Partners III,
         L.P.
  10.11  Securityholders Agreement dated as of March 18, 1999 by and among
         Muzak Holdings LLC (f/k/a ACN Holdings, LLC), MEM Holdings, LLC and
         Capstar Broadcasting Corporation.
  10.12  Investor Securities Purchase Agreement dated as of October 6, 1998 by and among ACN Holdings, LLC and the investors named therein.
 *10.13  Form of Incentive Unit Agreement by and among Muzak Holdings LLC, each of the Named Executives and ABRY Broadcast Partners III, L.P.
 *12.1   Statement regarding computation of ratio of earnings to fixed charges.
  21.1   Subsidiaries of Muzak Holdings LLC and Muzak Holdings Finance Corp.
  23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants.
  23.2   Consent of Deloitte & Touche LLP, Independent Auditors.
 *23.4   Consent of Kirkland & Ellis (included in Exhibit 5.1 above).
         Power of Attorney (included in signature page to the Registration
  24.1   Statement).
         Statement of Eligibility of Trustee on Form T-1 with respect to the
 *25.1   New Notes.
         Statement of Eligibility of Trustee on Form T-1 with respect to the
 *25.2   guarantees of the New Notes.
 *27.1   Financial Data Schedule.
 *99.1   Form of Letter of Transmittal.
 *99.2   Form of Notice of Guaranteed Delivery.
 *99.3   Form of Tender Instructions.

--------
* To be filed by Amendment.
(1) Filed as an Exhibit to the Registration Statement on Form S-4 (File No.
    333-     ) filed by Muzak LLC on May   , 1999.

     (b) Financial Statement Schedules.

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22. Undertakings.

     (a) The undersigned registrants hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i)To include any prospectus required by Section10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (5) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Muzak Holdings LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle,
State of Washington, on the    day of May, 1999.

                                          MUZAK HOLDINGS LLC

                                          By:/s/ William A. Boyd
                                            _________________________________
                                            Name: William A. Boyd
                                            Title: Chief Executive Officer and
                                             President

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brad D. Bodenman and Royce Yudkoff, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                     * * *

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the
capacities indicated on the    day of May, 1999.


                  Signature                               Capacity
                  ---------                               --------
             /s/ William A. Boyd             Director, President and Chief
                                             Executive Officer
 ___________________________________________
               William A. Boyd               (Principal Executive Officer)
            /s/ Brad D. Bodenman             Chief Financial Officer
                                             (Principal Financial Officer
 ___________________________________________
              Brad D. Bodenman               and Principal Accounting Officer)
               /s/ Peni Garber               Director
 ___________________________________________
                 Peni Garber
             /s/ David W. Unger              Director
 ___________________________________________
               David W. Unger
              /s/ Royce Yudkoff              Director
 ___________________________________________
                Royce Yudkoff

                  Signature                         Capacity
                  ---------                         --------
                                             Chairman of the Board
 ___________________________________________
                Steven Hicks
                                             Director
 ___________________________________________
             D. Geoff Armstrong
              /s/ Andrew Banks               Director
 ___________________________________________
                Andrew Banks

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Muzak Holdings Finance Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of
Seattle, State of Washington, on the    day of May, 1999.

                                          MUZAK HOLDINGS FINANCE CORP.

                                          By:/s/ William A. Boyd
                                            _________________________________
                                            Name: William A. Boyd
                                            Title: Chief Executive Officer and
                                             President

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brad D. Bodenman and Royce Yudkoff, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                     * * *

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the
capacities indicated on the    day of May, 1999.


                  Signature                               Capacity
                  ---------                               --------
             /s/ William A. Boyd             President and Chief Executive
                                             Officer
 ___________________________________________
               William A. Boyd               (Principal Executive Officer)
            /s/ Brad D. Bodenman             Chief Financial Officer
                                             (Principal Financial Officer
 ___________________________________________
              Brad D. Bodenman               and Principal Accounting Officer)
              /s/ Royce Yudkoff              Director
 ___________________________________________
                Royce Yudkoff